                                                                  Exhibit 10.41
                                                                  Page 1 of 138

                            QARUN CONCESSION. EGYPT

                                FARMOUT AGREEMENT

                                     BETWEEN

                                GNR (EGYPT) LTD.

                                       AND

                        APACHE OIL EGYPT, INC. ("FARMOR")

                                                                  Exhibit 10.41
                                                                  Page 2 of 138


INDEX

1.  DEFINITIONS AND INTERPRETATIONS.......................................  I
2.  INTERESTS.............................................................  2
3.  EARNING OF INTEREST...................................................  3
4.  CONDITIONS............................................................  4
5.  FARMOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS....................  5
6.  FARMEE'S COVENANTS, WARRANTIES AND REPRESENTATIONS....................  6
7.  CONTRACT AND JOA......................................................  7
8.  DEFAULT...............................................................  7
9.  NOTICES...............................................................  7
10. GENERAL...............................................................  8

SCHEDULES

1. Joint Operating Agreement
2. Concession Agreement
3. Amendment to Concession Agreement

                                                                  Exhibit 10.41
                                                                  Page 3 of 138

                             QARUN FARMOUT AGREEMENT

This Agreement is entered into this ______ day of _________________ 1994 between GNR (EGYPT) LTD. a Cayman Islands corporation and a subsidiary of Global Natural Resources Corporation having its principal office at 5300 Memorial, Suite 800, Houston, Texas ("Farmee") and APACHE OIL EGYPT, INC., a Delaware corporation having its principal offices at 2000 Post Oak Boulevard, Houston, Texas, U.S.A. ("Farmor").

WHEREAS:

A. Farmor and Phoenix Resources Company of Qarun are the Contractor parties under the Contract and are parties to the JOA

B. Farmor wishes to assign and Farmee wishes to earn assignment of a 25% undivided Participating Interest in the Contract from the Effective Date by paying the sums and bearing the expenses specified herein.

C. In consideration of such assignments, Farmee has agreed to accept the duties, rights and obligations specified herein.

In consideration of the foregoing recitals and the covenants and conditions set forth in this Agreement, the Parties agree as follows:

1.   DEFINITIONS AND INTERPRETATIONS

     1.1 DEFINITIONS

         In this Agreement, unless the contrary intention appears:

         Words and phrases used herein which have capitalized first letters shall have the same meanings as that given to those words and phrases in the JOA unless otherwise defined in this Agreement;

         "CONTRACT" means Concession Agreement relating to the Qarun Concession, Egypt, executed May 17, 1993 and approved by ARE Law No. 113 of 1993, made between the ARE, EGPC, Phoenix and Farmor, as amended on June 16, 1994, pursuant to ARE Law No. 35 of 1994. Copies of the Contract and the Amendment are in Schedules A and B

                                                                  Exhibit 10.41
                                                                  Page 4 of 138

         hereto, respectively.

         "EFFECTIVE DATE" means with effect from 00 hours Central Daylight time on June 1 1994;

         "FARMEE" means Global Natural Resources Corporation and/or its subsidiary formed for the purpose of this farmout and where the context requires, includes its successors and permitted assigns: "FARMOUT INTEREST" means the right title and interest in:

         (a) an undivided Participating Interest of 25% of the rights of the Contractor under the Contract:

         (b) all rights and entitlements in the Contract enjoyed by the Contractor pursuant to the Contract to the extent of the Participating Interest assigned; and

         (c) the right, title and benefit of Farmor in the JOA to the extent of the Participating Interest assigned:

         "JOA" means the Joint Operating Agreement for the Contract a copy of which is in Schedule C hereto dated as of January 1, 1993 as amended from time to time;

         "JOINT VENTURERS" means the entities mentioned in Recital A;

         "PARTY" means a party to this Agreement.

         "PHOENIX" means Phoenix Resources Company of Qarun.

     1.2 INTERPRETATIONS

         In this Agreement, unless the context otherwise requires:

         (a)  references to currency are to US Dollars:

         (b) references to recitals, Clauses or Schedules are to recitals, clauses or schedules of this Agreement;

         (c)  references to singular include the plural and vice versa;

         (d)  headings are for ease of reference only and do not affect the

                                                                  Exhibit 10.41
                                                                  Page 5 of 138

               meaning or construction of this Agreement; and

          (e) references to agreements, deeds or other instruments (including the Contract) include amendments or variations thereto made from time to time.

2.   INTERESTS

     2.1 The present Participating Interests of the Joint Venturers are as follows:

                Farmor                  50%
                Phoenix                 50%

     2.2 Subject to the satisfaction of the conditions in Clause 4.1 and 4.2, for the consideration expressed herein, Farmor hereby transfers to Farmee the Farmout Interest with effect from the Effective Date. The Participating Interests of the parties thereafter shall be as follows:

                Phoenix                 50%
                Farmor                  25%
                Farmee                  25%
                                        ---
                                       100%

3.  EARNING OF INTEREST

    3.1 In consideration of Farmor's agreement to transfer the Farmout Interest, Farmee shall from the Effective Date pay or reimburse as follows:

           (a) bear and pay all the Farmor's Share of Joint Account Expenditures relating to the site preparation for and drilling, re-drilling if necessary, logging, coring, testing, completion through the Christmas tree or abandonment of the first exploration well to be drilled in the Contract Area, namely the El Sagha #1 well located at Shotpoint 450 on Line 9402-HI57-05 ("Well Costs"), all in a manner to satisfy the requirements of the Contract and of EGPC; the amount paid pursuant to this subclause 3.1(a) shall not exceed $750,000; and

           (b) reimburse Farmor for part of the expenditures incurred by Farmor in respect of the Contract Area prior to the Effective Date, namely $884,609 (which does not include any sum for Well Costs), within ten (10) days of receipt of invoice from Farmor; and

           (c) reimburse Farmor within ten (10) days os signature for the entire amount of any

                                                                  Exhibit 10.41
                                                                  Page 6 of 138

               cash calls or invoices paid by Farmor to Phoenix in respect of Well Costs as defined in Clause 3.1(a) above; and

           (d) to the extent that after the Effective Date Farmor has paid its pre-Farmout 50% share of Join Account Expenditures other than Well Costs ("Non-Well Costs"), reimburse Farmor for half of such Non-Well Costs so paid, within ten (10) days of signature; and

           (e) pay Farmee's Farmout Interest share of Join Account Expenditures in respect of the Farmout Interest.

           If Phoenix doesn't agree to issue invoices or cash calls directly to Farmee, Farmee shall provide funds to Farmor to meet ongoing Joint Account Expenditures payable by Farmee pursuant to this Clause 3.1, two (2) clear business days prior to the due date of any such cash call or invoice.

    3.2 Subject to Farmee currently performing its obligations as set out in Clause 3.1 above, Farmor shall

           (a) in respect of JOA decisions affecting Well Costs, vote Farmor's Participating Interest pursuant to the JOA in accordance with the wishes of Farmee whenever these wishes are communicated in writing to Farmor in advance of the time for making each decision under the JOA. Farmor's obligation to vote in accordance with the wishes of Farmee shall cease on the earlier of (i) the time when $3,000,000 has been spent on 100% of Well Costs or (ii) the time when it is likely that a figure of $3,000,000 expenditure on Well Costs will be reached during the operation as to which a JOA decision is called for by Operator.

           (b) pay to Farmee following the end of each quarter, out of Farmer's share of Cost Recovery Petroleum but from no other source, one--half (50%) of the value (in accordance with the Contract) of such Cost Recovery Petroleum actually received by Farmor until the amount so paid equals share of Well Costs actually paid by Farmee pursuant to Clauses 3.1(a) and 3.1(c) of this Agreement. Any taxes due because of the above payment by Farmor to Farmee shall be borne by Farmee.

4.  CONDITIONS

    4.1 This Agreement is conditional upon the consent of Phoenix given in writing pursuant to Section 14.2 of the JOA within 20 days from the date hereof or such later date as the Parties may agree.

                                                                  Exhibit 10.41
                                                                  Page 7 of 138

    4.2 The assignment of the Participating interest hereunder is conditional upon execution by Farmee, to the extent of the Farmout Interest, of written instruments of assumption to comply with Article 14 of the JOA.

    4.3 The assignment of the Farmout interest is subject to the approval of EGPC and execution by Farmee of assignment documentation required by the Contract. Until EGPC's approval is given ("Consent Date"), Farmor shall be deemed to have held such separate interest being assigned in trust for the benefit of Farmee from the Effective Date until The Consent Date. However, if such approval has not been given or is denied by 1 January 1995, Farmee shall have the option, exercisable within 10 days thereafter, to terminate this Agreement upon written notice to Farmor, If Farmee so terminates this Agreement, then Farmee shall have no obligations hereunder except as set forth in Clause 10.3 of this Agreement and Farmor shall reimburse Farmee for all amounts paid by Farmee pursuant to this Agreement.

    4.4 Farmor shall use its best efforts to obtain such consent and approval as rapidly as practicable. Approval fees, if any, shall be paid by Farmee.

    4.5 Notwithstanding the provisions of Clauses 4.1, 4.2 and 4.3, it is the intention of the Parties that Clauses 2.2 and 3.1 shall take effect and bind the Parties on and from the Effective Date

5.. FARMOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

    5.1 Farmor represents and warrants to and for the benefit of Farmee that:

          (a) it has full power and authority to make this Agreement and to perform and observe the terms and conditions hereof; this Agreement has been duly executed by it and, to the best of its knowledge, information and belief, having made all reasonable and appropriate inquiries, is a legal, valid and binding agreement enforceable against it in accordance with the terms hereof;

          (b) it is not in liquidation nor has passed any resolution for winding up, no receiver or receiver and manager has been appointed to all or any part of its property or undertaking, no petition has been presented for its winding up and no writ of execution has been issued against it or any of its property;

          (c) it is not in material breach of any agreement, (including, but not by way of limitation, the JOA) to which it is a party affecting the Farmout Interest and the making and performance of this Agreement will not constitute a breach of any such agreement;

                                                                  Exhibit 10.41
                                                                  Page 8 of 138

          (d) the Contract is in good standing and in force and effect and, to the best of its knowledge, no act, event or omission has occurred which will result in the same being terminated or forfeited and it is not in breach of any of the terms thereof;

          (e) to the best of its knowledge, there are not any actions, suits or other proceeding pending or threatened against Farmor in or by any court or administrative or other tribunal which might call into question the title of Farmor to the Farmout Interest transferred by it pursuant to Clause 2.2 of this Agreement or its right to complete the transfer thereof in accordance with this Agreement or which might otherwise prejudice the rights and interests of Farmee under this Agreement;

          (f) the Farmout Interest is not subject to any encumbrance or third party interest of any nature whatsoever, other than:

              (1) as provided in the Contract and the JOA;

              (2) as provided by the laws of the Arab Republic of Egypt in force from time to time; and

          (g) the JOA is in good standing and in full force and effect and, to the best of its knowledge, no act, event or omission has occurred which might result in it being terminated.

6.  FARMEE'S COVENANTS. WARRANTIES AND REPRESENTATIONS

    6.1   Farmee hereby covenants, represents and warrants to Farmor that:

          (a) it has full power and authority to enter into and complete its obligations under this Agreement;

          (b) it agrees to enter into the written instruments of assumption required by the JOA and any written assignment documents reasonably required by the Contract or EGPC; and

          (c) upon the Farmout Interest being earned by Farmee, Farmee shall bear the Participating Interest of the Contract obligations equivalent to the Farmout Interest acquired by Farmee in the Contract.

    6.2   Farmee acknowledges that:

          (a) it has entered into this Agreement in reliance of its own evaluation of the Contract

                                                                  Exhibit 10.41
                                                                  Page 9 of 138

              data and information and not upon any statement, condition or representation made or alleged to have been made by Farmor, except as set out in this Agreement. Farmee acknowledges that it has examined the Contract (as amended) being the instrument establishing the Farmor's title to the Farmout Interest;

          (b) the Farmee will not be entitled to and the Farmor does not purport, promise or agree to convey to the Farmee any better right, title, estate or interest in or to the Contract than that which the Farmor now has by virtue of the Contract.

7.  CONTRACT AND JOA

    7.1 Subject to the execution of written instruments of assumption as referred to in Clause 6.1 (b), Farmee shall become a Party to the JOA and be bound by the JOA with effect from the Effective Date. Subject to execution of written documents of assignment as required by the Contract, Farmee shall succeed to the rights of Contractor to the extent of its Farmout Interest.

    7.2 Without limiting the generality of Clause 7.1, the Farmee shall to the extent of its 25% Participating Interest:

          (a) be bound by the conditions and obligations which the Farmor would otherwise be required to observe and perform under the Contract and the JOA; and

          (b) be entitled to all the rights and benefits which the Farmor would otherwise have under or by virtue of the Contract and the JOA.

                                                                  Exhibit 10.41
                                                                  Page 10 of 138
8.  DEFAULT

    8.1 If Farmee fails to comply with the payment obligations provided for in Clause 3.1(a) in accordance with the JOA or Clause 3.1(b) or (c) on the due dates therein, and fails to rectify the default within a further seven (7) days after written notice from Farmor, without prejudice to the undertaking and obligation of Farmee to make the payments due pursuant to this Agreement and without prejudice to any rights and remedies of Farmor, than at the option of the Farmor, which option shall be exercised within the further period of ten (10) days;

          (a) the Farmout Interest shall be deemed to be reassigned to Farmor without reimbursement of any costs or expenses incurred by Farmee;

          (b) actual and reasonable costs of the reassignment shall be borne by Farmee;

          (c) Farmee shall cease to be a Party to the JOA and to be part of Contractor under the Contract, and shall perform all such acts to revest in Farmor legal and equitable title to the Farmout Interest subject only to burdens (if any) which affected it as of the Effective Date; provided however that any Farmee payments in default under the JOA shall continue to be due and owning to Phoenix and/or Farmor as provided in the JOA;

          (d) Farmee shall return to Farmor all notices, data, records and information delivered pursuant to the JOA or the Confidentiality Agreement entered into by Farmee and Farmor on January 27, 1994.

9.  NOTICES

    9.1 Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in English and delivered in person or by courier service or by any electronic means of transmitting written communications which provides confirmation of receipt of complete transmission, and addressed to such Parties as designed below. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received. "Received" for purposes of this Clause with respect to written notice delivered pursuant to this Agreement shall be actual delivery of the notice to the address of the Party to be notified specified in accordance with this Clause.

                                                                  Exhibit 10.41
                                                                  Page 11 of 138

          If the time of receipt is not before 5:00 p.m. (local time in the place of receipt) on a day during which business generally is conducted in the place to which such communication is sent, it shall be deemed to have been received at the commencement of business on the next such day in that place.

          Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

          To Farmor:

              APACHE OIL EGYPT, INC.
              2000 Post Oak Boulevard
              Houston, Texas  77056-4400
              Facsimile:(713) 296-6450
              Telephone:(713) 296-6000
              Attention:Exploration Manager

          To Farmee:

              GNR (EGYPT) LTD.
              c/o Global Natural Resources, Inc.
              5300 Memorial, Suite 800
              Houston, Texas  77007-8295
              Facsimile:(713) 880-2106
              Telephone (713) 880-5464
              Attention:Gerald R. Colley

10.  GENERAL

    10.1 This Agreement may be executed in any number of counterparts and shall become operative when a counterpart signed by one Party has been delivered to each other Party, which delivery may occur by facsimile transmission. All counterparts taken together shall be deemed to constitute one and the same Agreement.

    10.2 Each Party shall execute and do all acts and things as shall be necessary or desirable in order to implement and give full effect to the provisions, intentions and purposes of this Agreement and in particular, to execute any assignment, transfer or other instrument required to be executed under the provisions of the applicable laws and regulations in order to vest in the Parties their respective Participating Interests in the Contract.

                                                                  Exhibit 10.41
                                                                  Page 12 of 138

    10.3 Nothing herein contained shall be construed as creating a partnership, trust (except the trust as set forth in Clause 4.3) or association. The liability of the Parties shall be separate and proportional and not joint. Each party shall be responsible only for its obligations and its share of costs as provided herein. Each Party to this Agreement who is subject to the internal revenue laws of the United States of America agrees to elect to be excluded from the application of sub-chapter K of Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended.

    10.4 Farmee shall not have the right to assign its interest in this Agreement without the consent of Farmor except to an Affiliate subject to Section 14.1 of the JOA nor shall it have the right to withdraw from this Agreement or the JOA except as provided in the JOA.

    10.5 With the exception of the Confidentiality Agreement between Farmor and Farmee dated January 27, 1994, this Agreement constitutes the entire agreement of the Parties in respect to the subject matter hereof and may be amended or varied only by further agreement in writing signed by each of the Parties and express to be an amendment or variation to this Agreement.

    10.6 No waiver or any breach of this Agreement or any right, remedy, power, authority, obligation or liability hereunder shall be effective unless it is given in writing by the Party so waiving. No waiver shall be deemed to be a waiver of a subsequent or other breach of this Agreement, or of any right, remedy, power, authority, obligation or liability in respect thereof.

    10.7 If a provision of this Agreement shall be held illegal or unenforceable by any court or administrative body having jurisdiction, such determination shall not affect the remaining parts of this Agreement which shall remain in force and effect as if the illegal or unenforceable provision had not been included.

    10.8 This Agreement shall inure to the benefit of, shall bind, and shall be enforceable by, each Party and its respective successors and assigns.

    10.9 Should there be any inconsistency between the provisions of this Agreement and those of the JOA, then the provisions of this Agreement shall prevail as between the Parties.

    10.10 All disputes arising in connection with this Agreement and not resolved amicably shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the Rules. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the

                                                                  Exhibit 10.41
                                                                  Page 13 of 138

          award and an order of enforcement as the case may be. The place of arbitration shall be Calgary, Alberta, Canada.

    10.11 This Agreement shall be governed by and construed in accordance with the laws for the time being of the State of Texas, U.S.A. (except for any rule of law of Texas which would make the law of another jurisdiction applicable) and the Parties hereby submit to the jurisdiction of the courts of that State and all courts competent to hear appeals therefrom.

                                                                  Exhibit 10.41
                                                                  Page 14 of 138


IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

Executed by APACHE OIL EGYPT, INC.

By:
    ------------------------------

Its:
     -----------------------------
Date:
      ----------------------------

Executed by GNR (EGYPT) LTD.

By:
    ------------------------------
Its:
     -----------------------------
Date:
      ----------------------------

                                                                  Exhibit 10.41
                                                                  Page 15 of 138












                            JOINT OPERATING AGREEMENT

                                QARUN CONCESSION

                             ARAB REPUBLIC OF EGYPT






ATTENTION: THE PROVISIONS OF THIS AGREEMENT ARE SUBJECT TO ARBITRATION UNDER THE TEXAS GENERAL ARBITRATION ACT

                                                                  Exhibit 10.41
                                                                  Page 16 of 138


                                                                            Page

ARTICLE 1:  DEFINITIONS.................................................     1

ARTICLE 2:  EFFECTIVE DATE, DURATION AND TERMINATION....................     4
      2.1   Effective Date and Duration.................................     4
      2.2   Operating Company...........................................     4
      2.3   Termination.................................................     4

ARTICLE 3:  PARTICIPATING INTERESTS OF THE PARTIES......................     5
      3.1   Participating Interests.....................................     5
      3.2   Transfer of Participating Interest..........................     5

ARTICLE 4:  OPERATOR....................................................     5
      4.1   Initial Operator............................................     5
      4.2   Voluntary Resignation.......................................     5
      4.3   Removal of Operator.........................................     5
      4.4   Election of Successor.......................................     6
      4.5   Transfer of Responsibilities................................     7

ARTICLE 5:  AUTHORITY AND DUTIES OF THE OPERATOR........................     7
      5.1   Rights......................................................     7
      5.2   Responsibility..............................................     7
      5.3   Liens and Encumbrances......................................     8
      5.4   Receipts....................................................     8
      5.5   Employees and Contractors...................................     8
      5.6   Representation of the Parties...............................     9
      5.7   Records.....................................................     9
      5.8   Reports.....................................................     9
      5.9   Consultation and Information................................     9
      5.10  Expenditures and Actions....................................    10
      5.11  Disposal and Abandonment....................................    10

ARTICLE 6:  RIGHTS OF THE PARTIES.......................................    10
      6.1   Reservation of Rights.......................................    10
      6.2   Inspection Rights...........................................    10
      6.3   Access Rights...............................................    10

ARTICLE 7:  INSURANCE AND LITIGATION....................................    11
      7.1   Insurance...................................................    11
      7.2   Litigation..................................................    12

ARTICLE 8:  THE MANAGEMENT COMMITTEE....................................    12

                                                                  Exhibit 10.41
                                                                  Page 17 of 138

                                                                           Page
      8.1   Establishment and Powers....................................    12
      8.2   Representation..............................................    12
      8.3   Chairman....................................................    13
      8.4   Meetings....................................................    13
      8.5   Minutes.....................................................    13
      8.6   Action Without a Meeting....................................    14
      8.7   Subcommittee................................................    14
      8.8   Voting Procedure............................................    14

ARTICLE 9:  EXPLORATION, DEVELOPMENT AND PRODUCTION
            PROGRAMS AND BUDGETS........................................    15
      9.1   Programs and Budgets........................................    15
      9.2   Authorizations for Expenditure..............................    16
      9.3   Review and Amendments.......................................    16
      9.4   Costs and Expenses..........................................    17

ARTICLE 10: PURCHASE OF PETROLEUM.......................................    17

ARTICLE 11: DEFAULT IN PAYMENT..........................................    18
      11.1  Failure to Pay..............................................    18
      11.2  Remedy of Default...........................................    18
      11.3  Continuation of Default.....................................    18

ARTICLE 12: SOLE RISK OPERATIONS........................................    19

ARTICLE 13: SURRENDER AND WITHDRAWAL....................................    21
      13.1  Joint Decision to Surrender.................................    21
      13.2  Restriction.................................................    21
      13.3  Right ......................................................    21
      13.4  Conditions..................................................    22

ARTICLE 14: ASSIGNMENT AND ENCUMBRANCE..................................    23
      14.1  Restriction.................................................    23
      14.2  Effective Date..............................................    23
      14.3  Continuing Obligations......................................    23
      14.4  Consent.....................................................    23
      14.5  Costs ......................................................    23
      14.6  Encumbrances................................................    23

ARTICLE 15: CONFIDENTIALITY.............................................    24
      15.1  Confidential Data and Information...........................    24

                                                                  Exhibit 10.41
                                                                  Page 18 of 138

                                                                          Page
ARTICLE 16: COVENANT, UNDERTAKING AND RELATIONSHIP......................    25
      16.1  Covenant and Undertaking....................................    25
      16.2  Relationship................................................    25

ARTICLE 17: PUBLIC ANNOUNCEMENTS........................................    25
      17.1  Public Announcements by Operator............................    25
      17.2  Public Announcements by Parties.............................    26

ARTICLE 18: FORCE MAJEURE...............................................    26

ARTICLE 19: ARBITRATION.................................................    26
      19.1  Texas Courts................................................    26
      19.2  Arbitration.................................................    26

ARTICLE 20: NOTICES.....................................................    27

ARTICLE 21: APPLICABLE LAW..............................................    27

ARTICLE 22: HEADINGS, NUMBER AND GENDER.................................    28

ARTICLE 23: AMENDMENT...................................................    28

ARTICLE 24: EXHIBITS....................................................    28

ARTICLE 25: WAIVER......................................................    28

ARTICLE 26: CONFLICT WITH CONCESSION AGREEMENT..........................    28

SCHEDULE A:

ARTICLE I   ACCOUNTING PROCEDURE........................................    30
      1.1   Definitions.................................................    30


1.2   Supremacy of Agreement............................................    30
      1.3   Intent......................................................    30
      1.4   Accounting Records..........................................    30
      1.5   Statement and Reports.......................................    31
      1.6   Advances....................................................    31
      1.7   Adjustments.................................................    31

                                                                  Exhibit 10.41
                                                                  Page 19 of 138

                                                                           Page
      1.8   Joint Interest Audits.......................................    32
      1.9   Modifications and Revisions.................................    32

ARTICLE II  CHARGEABLE COSTS AND CREDITS TO THE JOINT ACCOUNT...........    33
      2.1   General.....................................................    33
      2.2   Labor Related Costs.........................................    33
      2.3   Employee Benefits...........................................    34
      2.4   Material....................................................    34
      2.5   Transportation..............................................    34
      2.6   Services and Facilities.....................................    34
      2.7   Damages and Losses to Equipment.............................    35
      2.8   Litigation Expenses.........................................    35
      2.9   Taxes ......................................................    35
      2.10  Insurance Premiums..........................................    35
      2.11  Professional and Administrative Service Expenses............    35
      2.12  Scientific or Technical Services and Employees..............    35
      2.13  Supervision, Office and Field Expenses......................    36
      2.14  Parent Company Overhead.....................................    36
      2.15  Credit to the Account.......................................    37
      2.16  Costs Under Concession Agreement............................    37
      2.17  Miscellaneous...............................................    37

ARTICLE III BASIS OF CHARGES TO THE JOINT ACCOUNT FOR MATERIAL..........    37
      3.1   General.....................................................    37
      3.2   Purchases...................................................    37
      3.3   Materials Furnished.........................................    37
      3.4   Warranty of Material........................................    38

ARTICLE IV  DISPOSAL OF SURPLUS MATERIAL................................    38
      4.1   Purchases and Disposals by Operator.........................    38
      4.2   Purchases by Any Venturer or Sales to Non-Owner.............    38
      4.3   Division in Kind............................................    39

ARTICLE V   BASIS OF PRICING SURPLUS MATERIAL TRANSFERRED FROM
            THE JOINT ACCOUNT...........................................    39
      5.1   General.....................................................    39
      5.2   Price of New Material Defined...............................    39
      5.3   New Material................................................    39
      5.4   Good Used Material..........................................    39
      5.5   Other Used Material.........................................    39
      5.6   Bad Order Material..........................................    39
      5.7   Junk Material...............................................    39

                                                                  Exhibit 10.41
                                                                  Page 20 of 138

                                                                          Page
ARTICLE VI  INVENTORIES OF MATERIAL.....................................    39
      6.1   General.....................................................    39
      6.2   Periodic Inventories........................................    39
      6.3   Change of Operator..........................................    40
      6.4   Special Inventories.........................................    40
      6.5   Reconciliation..............................................    40

                                                                  Exhibit 10.41
                                                                  Page 21 of 138


                            JOINT OPERATING AGREEMENT

                                QARUN CONCESSION

                             ARAB REPUBLIC OF EGYPT

      This Joint Operating Agreement is made and entered into as of the 1st day of January, 1993, by and between PHOENIX RESOURCES COMPANY OF QARUN, a body corporate organized and existing under the laws of the State of Delaware, United States of America and APACHE OIL EGYPT, INC., a body corporate organized and existing under the laws of the State of Delaware, United States of America.

WITNESSETH:

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Particles hereby agree as follows:

                             ARTICLE 1: DEFINITIONS

      For the purpose of this Agreement and whenever used herein the following expressions shall have the meanings respectively set forth below:

Accounting Procedure means the accounting procedure attached hereto and marked as Schedule A.

Advance means each payment of cash required to be made pursuant to a Cash Call.

Affiliate means a company or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a party to this Agreement. Control shall mean ownership of more than fifty percent (50%) of the voting stock of such company.

Agreement means this Joint Operating Agreement and the Exhibits attached hereto as same may be amended from time to time.

Appraisal Well(s) shall mean a well which is designed to be drilled to and completed in a trapping unit within which an Exploration Well has theretofore been completed and which is further designed to confirm whether or not an earlier discovery resulting from the drilling, testing or completion of such aforesaid Exploration Well is a Commercial Discovery.

Budget means the estimated expenditure necessary to carry out a Program.

Calendar Quarter shall mean each of the three month periods beginning on January 1, April 1, July 1 and October 1 of each Calendar Year, as the case may be.

                                                                  Exhibit 10.41
                                                                  Page 22 of 138


Calendar Year means a period of one year beginning with January 1 and ending December 31 of any year of a Gregorian calendar.

Cash Call means any request for payment of cash made, as provided in Article 9.4.2, by the Operator to the Parties in connection with the Joint Operations or, where the context so requires, to the Sole Risk Party in connection with any Sole Risk Project.

Chairman means the representative on the Management Committee designated as such under Article 8.3.

Commercial Discovery shall have the same meaning as defined in Article III(c) of the Concession Agreement.

Commercial Production means the projected level of production from an area in quantities which, on the basis of quality, place and depth of location, the required investment and prices in effect, economically support the development and exploitation of the area in accordance with the provisions of the Concession Agreement and this Agreement.

Commercial Well shall have the same meaning as defined in Article I(h)(1) and
(h)(2) of the Concession Agreement.

Concession Agreement means the Concession Agreement for Petroleum Exploration and Exploitation to be made by and between the Arab Republic of Egypt, the Egyptian General Petroleum Corporation (EGPC), Phoenix Resources Company of Qarun and Apache Oil Egypt, Inc. for the areas designated as the Qarun Area.

Contract Area means the total area subject of the Concession Agreement from time to time.

Contractor shall mean all those Parties, other than EGPC and the Government, who are currently or will become parties to the Concession Agreement by way of an approved assignment.

Cost Recovery Petroleum shall have the same meaning as set forth in Article VII(a)(1) of the Concession Agreement.

Defaulting Party shall have the meaning set forth in Article 11.1.

Development shall have the same meaning set forth in Article I(a) of the Concession Agreement.

EGPC shall mean the Egyptian General Petroleum Corporation.

Exploration shall have the same meaning set forth in Article I(b) of the Concession Agreement.

Exploration Well(s) or Exploratory Well(s) shall mean the first well drilled on any trapping unit by

                                                                  Exhibit 10.41
                                                                  Page 23 of 138
any Party.

Financial Year means the Government's financial year according to the laws and regulations of the Arab Republic of Egypt, which is currently a period of twelve
(12) months beginning with July 1 and ending June 30, according to the Gregorian calendar.

Government means the government of the Arab Republic of Egypt.

Interest Rate means the London InterBank Offered Rate and shall be equal to the average (plus two percentage points) of the rates offered by Morgan Guaranty Trust Company, London Branch and Chemical Bank, London Branch, to prime banks in the London interbank market at approximately 11:00 a.m. GMT for delivery two banking days following such offer for deposits in United States dollars in an amount equal to the amount to which such rate applies for a period of 90 days. The Interest Rate shall be determined as of the first day of a calendar quarter for the remainder of that calendar quarter and the applicable Interest Rate shall be the London InterBank Offered Rate quoted two banking days before the first day of the calendar quarter.

      Wherever the Interest Rate is to be applied, it shall be compounded on a quarterly basis, which compounding shall occur on the last day of each calendar quarter. In no event shall the Interest Rate exceed the highest rate permitted under applicable law. For the purpose of this definition the term "calendar quarter" shall mean a period of three months commencing with the months of January, April, July and October, respectively.

Joint Account means the set of accounts maintained by the Operator in accordance with the provisions of the Concession Agreement, this Agreement and of the Accounting Procedure in which the Operator shall record all charges, expenditures and credits made by it or a Non-Operator in carrying out the Joint Operations hereunder which are chargeable or creditable to the Parties as provided herein.

Joint Operations means all operations conducted in accordance with this Agreement by or on behalf of all the Parties.

Joint Petroleum means all Petroleum saved under the Joint Operations.

Joint Property means all property acquired or held for use in connection with the Joint Operations.

Management Committee shall mean that committee comprising the representatives of the Parties which is established pursuant to Article 8 of this Agreement.

Measuring Point means the point where pursuant to the Concession Agreement, production of Petroleum is measured for the purposes of distribution to EGPC.

No Risk Party shall mean any Party that does not participate and does not bear any risk, cost and

                                                                  Exhibit 10.41
                                                                  Page 24 of 138

expense in a Sole Risk Operation which is conducted under the provisions of Article 12 of this Agreement.

Non-Operator means any of the Parties other than the Operator.

Oil shall have the same meaning as given for Oil in the Concession Agreement.

Operating Company shall mean that Egyptian corporation formed under the provisions of Article VI of the Concession Agreement.

Operator means the Party appointed to conduct operations as provided in Article 4 of this Agreement.

Participating Interest means for each of the Parties the undivided percentage interest held from time to time by it under this Agreement in the Concession Agreement.

Party or Parties means any signatory to this Agreement or amendment thereof.

Petroleum shall have the same meaning set forth in Article I(c) of the Concession Agreement.

Profit Petroleum shall have the same meaning as the Petroleum available for "Production Sharing" under Article VII(b) of the Concession Agreement.

Program means any plan, project or group of projects for the conduct of Joint Operations as proposed and approved by the Management Committee in accordance with Article VIII of this Agreement.

Sole Risk Development Well(s) shall mean a well drilled and paid for only by the Sole Risk Party during Sole Risk Operations for development pursuant to the provisions of Article 12.1.3 and 12.4.4 of this Agreement.

Sole Risk Party shall mean a Party on whose behalf and at whose risk, cost and expense a Sole Risk Operation is conducted under the provisions of Article 12 of this Agreement.

Willful Misconduct means, in relation to the Operator, an intentional and conscious or reckless disregard of:

      (a)  any material provision of this Agreement; or

      (b) any Program, except to the extent reasonably required to meet emergency conditions, including, but not limited to, safeguarding of life, property and Joint Operations; but shall not include any error of judgment or mistake made by any director, employee, agent or contractor of the Operator in the good-faith exercise of any function, authority or discretion conferred upon the Operator.

                                                                  Exhibit 10.41
                                                                  Page 25 of 138


Working Day means a day on which banks in the State of Texas normally are open for business.

Those terms defined in the Concession Agreement and used in this Agreement shall have the same meaning as given in the Concession Agreement.

             ARTICLE 2: EFFECTIVE DATE, DURATION AND TERMINATION

2.1 Effective Date and Duration. This Agreement shall be deemed to have commenced on January 1, 1993 and shall, except as provided herein, continue for so long as the Concession Agreement remains in force and effect as to any of the Contract Area and until all Joint Property has been disposed of and final settlement has been made between the Parties, in accordance with their respective rights and obligations hereunder.

2.2 Operating Company. The Parties hereto recognize that in the event a Commercial Discovery is made by the parties hereto, an Operating Company with joint EGPC and Contractor ownership will come into existence in accordance with
Article VI of the Concession Agreement. The parties hereto further recognize the necessity for the Operator to maintain staff presence in Egypt after the formation of the Operating Company for the purposes of conducting exploration activities in the Contract Area not otherwise conducted by the Operating Company, organizing the staffing of the Operating Company, representing Contractors in the Operating Company and conducting other activities pertinent to the Contract Area and to the administration of this Agreement.

2.3 Termination. Subject to the provisions of Article 15, this Agreement shall be terminated by:

      (a)  consent of all the Parties, or

      (b) the vesting in one Party of all the interests to which this Agreement may be applicable, or

      (c)  the surrender by the Parties of the entire Contract Area, or

      (d)  the termination of the Concession Agreement by the Government.

      Provided that notwithstanding the occurrence of any condition set forth in
(a), (b), (c) or (d) above, this Agreement shall continue in existence to the extent required for disposition of Joint Property and final settlement among the Parties. Termination of this Agreement shall not relieve any party from any liability which has accrued or attached prior to the date of such termination.

              ARTICLE 3: PARTICIPATING INTERESTS OF THE PARTIES

3.1 Participating Interests. The Participating Interests of the Parties hereunder are as follows:

            50.0 percent.................................Apache Oil Egypt, Inc.

                                                                  Exhibit 10.41
                                                                  Page 26 of 138


            50.0 percent.....................Phoenix Resources Company of Qarun

            100.0 percent

      Except as otherwise provided in the Concession Agreement or this Agreement, all assets (regardless of the nature thereof) acquired for, in connection with, or by reason of Joint Operations shall be owned jointly by the Parties, regardless of in whose name acquired and/or held, in accordance with their respective Participating Interests. All rights and obligations under the Concession Agreement shall be shared by the Parties in accordance with their respective Participating Interests, except as otherwise provided in this Agreement.

3.2 Transfer of Participating Interest. In the event a Party shall transfer all or a portion of its Participating Interest in accordance with the terms and provisions of this Agreement and the Concession Agreement, the Parties shall enter into an amendment to this Agreement revising the Participating Interests of the Parties in accordance with such transfer.

                               ARTICLE 4: OPERATOR

4.1   Initial Operator.

4.1.1 Phoenix Resources Company of Qarun is hereby appointed Operator and agrees to so act as the Operator under this Agreement.

4.1.2 Operator shall be entitled to appoint (subject to the terms of the Concession Agreement) any Affiliate possessing the necessary financial capability and technical expertise as Operator in lieu of itself without invoking the provisions of Article 4.3.1 hereunder, provided that such Affiliate shall do all such acts and execute all such documents as may be necessary to ensure that the Affiliate shall be bound by the provisions of this Agreement with respect to the duties of Operator.

4.2 Voluntary Resignation. Operator shall have the right to resign at the end of any month by giving not less than one hundred eighty (180) days advance written notice to the Parties, or such shorter period of notice as the Management Committee may agree.

4.3   Removal of Operator.

4.3.1 The Operator may be removed by written notice of the unanimous agreement of the Non-Operators, other than an Affiliate of the Operator, if:

      (a) a petition is presented to, and agreed to be heard by, a court of competent jurisdiction, or an order is made or an effective resolution is passed for the dissolution, liquidation or winding up of the Operator; or

      (b) the Operator becomes insolvent or makes an assignment for the benefit of creditors or

                                                                  Exhibit 10.41
                                                                  Page 27 of 138


      is deemed to be unable to pay its debts as the same become due; or

      (c) an Affiliate of Operator becomes insolvent or makes an assignment for the benefit of creditors or is deemed to be unable to pay its debts as the same become due and such insolvency, assignment or inability materially interferes with the ability of the Operator to perform its obligations hereunder; or

      (d) a receiver is appointed or an encumbrances takes possession of the whole or a material part of the assets or undertaking of the Operator; or

      (e) the Operator ceases or threatens to cease to carry on its business or a major part thereof, or a distress, execution or other process is levied or enforced or sued out upon or against any significant part of the chattels or property of the Operator and is not discharged within thirty
      (30) days; or

      (f) Operator disposes of all or a portion of its Participating Interest, other than to an Affiliate, resulting in Operator and its Affiliates owning in the aggregate less than a twelve and one-half percent Participating Interest; or

      (g) Operator refuses or is unable to carry out its obligations under this Agreement; or

      (h) if Operator is proven culpable of gross negligence or willful misconduct in the discharge of its obligations hereunder.

      At such time as the Management Committee has selected a Party to assume the position of Operator, the Chairman of the Management Committee shall promptly advise the Operator of such successor.

4.3.2 The Operator shall have no claim against the Parties as a consequence of the resignation or removal of the Operator, but such resignation or removal shall be without prejudice to any rights, obligations or liabilities which accrued during the period when the Party acted as Operator. If the Operator resigns or is removed, it shall be entitled to charge to the Joint Account such costs and expenses incurred in connection with the change of operatorship as may be approved by the Management Committee (such approval not to be unreasonably withheld).

4.4 Election of Successor. As soon as practicable after notice is duly given as to the resignation of the Operator under Article 4.2 or the removal of the Operator under Article 4.3, one of the Non-Operators shall, subject to its acceptance of the position under the terms of this Agreement and subject to the terms of the Concession Agreement and the Parties giving notice to the Government of the resignation or removal of Operator, be selected by the Management Committee to assume the position of the Operator upon the effective date of the resignation or removal, provided that, in the case of a removal of the Operator, if the Party that is the Operator or any Party that is an Affiliate of the Operator either fails to vote or votes for itself or any of its Affiliates as successor to the

                                                                  Exhibit 10.41
                                                                  Page 28 of 138

operatorship, those votes shall be ignored and the percentage figure set out in
Article 8.8.2 shall apply to the total votes available to the remaining Parties.

4.5   Transfer of Responsibilities.

4.5.1 Upon the effective date of such resignation or removal, the Operator shall hand or deliver to, or relinquish custody in favor of, the Non-Operator selected to succeed it as aforesaid or, if no such selection shall have been made, the Non-Operator having the largest Participating Interest, all funds relating to the Joint Account, all Joint Property and all books, records and inventories relating to the Joint Operations other than those books, records and inventories maintained by the Operator as the owner of a Participating Interest. The Operator shall further use its best endeavors to transfer to the aforesaid Non-Operator, effective as of the effective date of such resignation or removal, its rights as the Operator under all contracts exclusively relating to the Joint Operations and the aforesaid Non-Operator shall assume all obligations of the Operator thereunder. Pending such transfer and in relation to all other contracts relating to the Joint Operations (to the extent such so relate), the Operator shall hold its rights and interests as the Operator from such effective date for the account and to the order of the aforesaid Non-Operator and the Parties shall, from such effective date, indemnify and hold harmless the Operator from all obligations thereunder.

4.5.2 As soon as practicable after the effective date of such resignation or removal, the Parties shall audit the Joint Account and conduct an inventory of all Joint Property and all Joint Petroleum and such inventory shall be used in the return of and the accounting for the said Joint Property and Joint Petroleum by the Operator which has resigned or has been removed. All costs and expenses incurred in connection with such audit and inventory shall be for the Joint Account.

               ARTICLE 5: AUTHORITY AND DUTIES OF THE OPERATOR

5.1   Rights.

5.1.1 Subject to this Agreement, the Operator has the right (which, except as provided in Articles 4.1.2, shall not be capable of assignment either in whole or in part) and is obligated to conduct the Joint Operations by itself, its agents or its contractors under the overall supervision and control of the Management Committee.

5.1.2 If the Operator does not conduct any of the Joint Operations itself, it shall nonetheless remain responsible for such operations as the Operator and to the extent provided under this Agreement.

5.2   Responsibility.

5.2.1 The responsibilities of the Operator shall include, but not be limited to:

      (i) the preparation of Programs, Budgets and AFEs pursuant to the provisions of this Agreement;

                                                                  Exhibit 10.41
                                                                  Page 29 of 138

      (ii) the implementation of such Programs and Budgets as shall have been approved by the Management Committee;

      (iii) the providing to each of the Parties of reports, data and information concerning the Joint Operations pursuant to the provisions of this Agreement;

      (iv) the planning for and obtaining of all requisite services and material;

      (v) the direction and control of statistical and accounting services;
      and

      (vi) generally the carrying out of all technical and advisory services required for the efficient performance of the Joint Operations.

5.2.2 The Operator shall use its reasonable efforts to conduct the Joint Operations in a proper and workmanlike manner in accordance with methods and practices customarily used in good and prudent oil and gas field practice and with that degree of diligence and prudence reasonably and ordinarily exercised by experienced operators engaged in a similar activity under similar circumstances and conditions. The Operator shall further do or cause to be done, with due diligence, all such acts and things within its control as may be necessary to keep and maintain the Concession Agreement in force and effect and shall conduct the Joint Operations in compliance with the requirements of the Concession Agreement.

5.2.3 Notwithstanding the provisions of Article 5.2.2, the Operator or its Affiliates shall not be liable to any of the Parties or their Affiliates for damages unless such damages result from (i) the Willful Misconduct of Operator's corporate officers or permanent, management employees having overall control and supervision of operations under this Agreement, or (ii) its failure to obtain or maintain any insurance which it is required to obtain and maintain under Article 7.1.1, unless the Operator has used all reasonable endeavors to obtain or maintain any such insurance but has been unable to do so and has promptly notified the Parties participating or proposing to participate therein. Permanent, management employees having overall control and supervision shall mean the person who has knowledge of overall Joint Operations sufficient to prescribe adequate controls and safety measures for Joint Operations and direct responsibility for the manner in which Joint Operations are conducted.

      In no case (unless willful) shall the Operator or its Affiliates be liable to the Parties for loss or spillage of Petroleum. In no case shall the Operator or its Affiliates be liable to the Parties for any consequential loss or damage, including, but not limited to, inability to produce Petroleum, lost production or lost profits.

5.3 Liens and Encumbrances. The Operator shall, insofar as it may be reasonably within its control, keep all Joint Property free from all liens, charges and encumbrances which might arise by reason of the conduct of the Joint Operations.

                                                                  Exhibit 10.41
                                                                  Page 30 of 138


5.4 Receipts. All amounts received by the Operator for the benefit of the Parties from Joint Operations hereunder shall be distributed or credited, as soon as practicable after receipt, to the Parties in proportion to their respective Participating Interests unless otherwise specifically provided herein.

5.5   Employees and Contractors.

5.5.1 The number of employees of the Operator employed in connection with the Joint Operations shall be determined by the Operator in accordance with standard oil field practices, the Budget, the Concession Agreement and this Agreement. Operator shall determine their selection, hours of work and remuneration.

5.5.2 In the case of all proposed contracts for seismic acquisition or processing; and for any other contract for the Joint Operations where the cost thereof will or is likely to exceed five hundred thousand U.S. dollars or such other amount as may from time to time be determined by the Management Committee, having regard (inter alia) to the nature of the Joint Operations, the Operator shall, unless otherwise agreed by the Management Committee or except in the circumstances referred to in Article 5.10.2:

      (i) obtain competitive sealed bid tenders; and

      (ii) after the expiration of the period allowed for tender, and the bids have been opened, report a summary of the bids received to the Non-Operators.

5.5.3 Without prejudice to the provisions of Article 5.5.2, it is expressly acknowledged that if any Party (or any of its Affiliates) wishes to carry out work or to provide services which are to be the subject of any contract which falls within Article 5.5.2, the Management Committee may waive the requirements of that Article if it is satisfied with the terms and conditions of the proposed contract with such Party (or any of its Affiliates).

5.6 Representation of the Parties. The Operator shall represent the Parties regarding all matters or dealings with the Government and all other governmental authorities or third parties insofar as the same relate to the Joint Operations, provided that there is reserved to each Party the unfettered right to deal with the governmental authorities in respect of matters relating solely to its own Participating Interest. Any Non-Operator meeting with the Government or any other Governmental authority (except for minor incidental contacts and matters unrelated to this Agreement), shall advise Operator of such meeting sufficient time in advance for Operator to conveniently attend, it being the general intent that the Operator shall, unless otherwise requested by the Government or such other authority, be the spokesman in all matters relating to this Agreement.

5.7 Records. The Operator shall prepare and maintain proper books, records and inventories of the Joint Operations, which shall be kept in compliance with and subject to the Accounting Procedure and with due regard to the requirements of the Concession Agreement.

                                                                  Exhibit 10.41
                                                                  Page 31 of 138

5.8   Reports.  The Operator shall:

      (i) promptly provide at joint expense each Party with daily drilling reports and monthly production reports and such other reports as the Management Committee may decide and, at the sole cost of the Party requesting the same, such additional reports as such Party may reasonably request; and

      (ii) timely make all reports concerning the Joint Operations to the appropriate Governmental authorities as required under the Concession Agreement and applicable laws and, concurrently therewith, furnish copies of all such reports to all Parties.

5.9   Consultation and Information.

5.9.1 The Operator shall freely consult with the Parties and keep them informed of matters concerning the Joint Operations.

5.9.2 Without prejudice to the generality of Article 5.9.1, the Operator shall:

      (i) inform each Party of all geophysical and geological surveys, well logging, coring, testing and such other Joint Operations as the Management Committee may decide with such advance notice as is practicable in the circumstances, so that each Party may, subject to Article 6.3, have one or more representatives present on location during the conduct of such operations; and

      (ii) provide each Party at joint expense with copies of all seismic lines, well logs, core data and upon request, with autopositive clear films of base maps and sepia mylar films of seismic lines and well logs and with copies of such engineering, geological, geophysical, geochemical reports, Operator's final maps, field maps (if field work done), geological reports and satellite imagery, technical and other data and information relating to the Joint Operations as the Management Committee may decide and, at the sole cost of the Party requesting same, such additional data and information as such Party may reasonably request;

      (iii) hold annual (or at any other time requested by any Party) meetings of a technical committee (to consist of one representative appointed by each Party) to review current and future operations under the Agreement.

5.10  Expenditures and Actions.

5.10.1 The Operator is authorized to make such expenditures, incur such commitments for the expenditures and take such actions as may be authorized by the Management Committee in accordance with Article 9 or as are authorized under
Article 5.10.2.

5.10.2 The Operator is authorized to make any expenditure or incur commitments for expenditures

                                                                  Exhibit 10.41
                                                                  Page 32 of 138


or take any actions it deems necessary in the case of the safeguarding of lives or property or the prevention of pollution or other environmental damage. The Operator shall promptly notify all the Parties of any such circumstances and the amount of expenditures and commitments for expenditures so made and incurred and actions so taken.

5.11  Disposal and Abandonment.

5.11.1 If the Operator shall consider that any item of the Joint Property is no longer needed or suitable for the Joint Operations, the Operator shall, subject to the provisions of the Concession Agreement and Accounting Procedure, dispose of the same.

5.11.2 If the Parties shall decide to abandon the Joint Operations, or any part thereof, the Operator shall, subject to the Concession Agreement, dispose of as much of the Joint Property as the Management Committee directs can economically and reasonably be recovered or as may be required or permitted to be recovered under the Concession Agreement or any other applicable law, and the net costs or net proceeds therefrom shall be charged or credited to the Joint Account.

                        ARTICLE 6: RIGHTS OF THE PARTIES

6.1 Reservation of Rights. Except as otherwise provided in this Agreement, each Party reserves all its rights under the Concession Agreement.

6.2 Inspection Rights. In addition to each Party's right to audit, each Party shall have the right to have its authorized representatives inspect, at all reasonable times during usual business hours, all books, records and inventories of any kind or nature maintained by or on behalf of the Operator or its Affiliates and relating to the Joint Operations other than those books, records and inventories maintained by the Operator as the owner of a Participating Interest, provided that such Party gives the Operator not less than fourteen
(14) days prior notice in writing of the date upon which it desires to make such inspection and identifies the person or persons to conduct such inspection.

6.3   Access Rights.

6.3.1 Each Party shall have the right, consistent with a policy to be established by the Management Committee, at all reasonable times and at its sole risk and expense, of access for its authorized representatives to the Contract Area and/or the Joint Operations, provided such Party gives the Operator reasonable prior notice in writing of the date such access is required and identifies the representative or representatives to whom such access is to be granted. If a Party wishes access to be given to more than one representative at a time, the Operator shall not be required to grant such access for the additional representatives if, and to the extent that, the granting of such access will interfere with the conduct of the Joint Operations.

                       ARTICLE 7: INSURANCE AND LITIGATION

                                                                  Exhibit 10.41
                                                                  Page 33 of 138


7.1   Insurance.

7.1.1 The Operator shall obtain and maintain, in respect of the Joint Operations and the Joint Property, all insurance required under the laws of Egypt, the Concession Agreement or any other applicable law and such other insurance as the Management Committee may from time to time determine, provided that, in respect of such other insurance, any Party may elect not to participate if such Party gives notice to that effect to the Operator and does nothing that may interfere with the Operator's negotiations for such insurance for the other parties; provided, an election by a Party not to participate in one or more other insurance policies shall be effective only after such Party has furnished the Operator such evidence as the Operator may reasonably require to establish that such Party has in full force and effect such insurance or evidence that other financial responsibility is being maintained. However, no Party may elect not to participate in the insurance maintained by Operator if such insurance is required by the Concession Agreement unless the Party choosing to elect out of such insurance has privately placed insurance that meets the requirements of the Concession Agreement, EGPC and other appropriate government authorities. Notwithstanding the foregoing, no Party shall have the option to not participate in insurance coverage which EGPC requires the Operator to maintain. The cost of insurance in which all the Parties are participating shall be for the Joint Account, and the cost of insurance in which less than all the Parties are participating shall be charged to such Parties individually. The Operator shall, in respect of any insurance obtained in accordance with this Article 7.1.1:

      (i) promptly inform the Parties participating therein when it is taken out and supply them with copies of the relevant policies when the same are issued;

      (ii) arrange for the Parties participating therein, according to their respective Participating Interests in such insurance, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of the Parties; and

      (iii) duly file all claims and take all necessary and proper steps to collect any proceeds and, if all the Parties are participating therein, credit them to the Joint Account or, if less than all the Parties are participating therein, credit them to the participating Parties.

      Subject to the terms of this Article 7.1.1, any of the Parties may obtain such insurance as it deems advisable for its own account at its own expense.

7.1.2 The Operator shall take all reasonable steps to ensure that all contractors (including subcontractors) performing work in respect of the Joint Operations and the Joint Property obtain and maintain all insurance required under the laws of Egypt, the Concession Agreement, or any other applicable law and obtain from their insurers a waiver of subrogation in favor of the Parties.

7.1.3 Without regard to Article 7.1.1, if required by law or Government requirement, Operator is authorized to purchase and maintain, with cost and benefit for Joint Operations, a reasonable amount of insurance in Egypt for damages to joint assets and liabilities arising from their use.

                                                                  Exhibit 10.41
                                                                  Page 34 of 138


7.2   Litigation.

7.2.1 The Operator shall promptly notify the Parties of any claim, litigation, lien, demand or judgment relating to the Joint Operations where the total amount in dispute and/or the total amount of damages, together with any costs, are estimated to exceed ten thousand U.S. dollars, or such other amount as may from time to time be determined by the Management Committee, and the Operator shall have the authority to prosecute, defend or settle any claim, litigation, lien, demand or judgment relating to the Joint Operations (other than as between the Parties), provided that where the total amount in dispute and/or the total amount of damages, together with any costs, are estimated to exceed fifty thousand U.S. dollars, or such other amount as may from time to time be determined by the Management Committee, the Operator shall have no authority without the prior approval of the Management Committee. Notwithstanding the requirements of this Article 7.2.1 immediate notification is required regardless of estimated amount of damage in the case of spill or pollution.

7.2.2 Notwithstanding Article 7.2.1, each Party shall have the right to participate in any such prosecution, defense or settlement at its sole cost and expense. Each Party shall furnish promptly to each other Party copies of all legal process and related documents served by or upon such Party and relating to the Joint Operations.

                       ARTICLE 8: THE MANAGEMENT COMMITTEE

8.1 Establishment and Powers. For the purposes of directing Joint Operations under this Agreement, there is hereby established a Management Committee, which shall exercise overall supervision and control of all matters pertaining to the Joint Operations.

      Without limiting the generality of the foregoing, but subject as otherwise provided in this Agreement, the powers and duties of the Management Committee shall include:

      (i) the consideration and determination of all matters relating to general policies, procedures and methods of operation hereunder;

      (ii) the approval of any public announcement or statement regarding this Agreement or the Joint Operations;

      (iii) the consideration, revision and approval or disapproval, of all proposed Programs and Budgets prepared and submitted to it pursuant to the provisions of this Agreement;

      (iv) the determination of the timing and location of all wells drilled under the Joint Operations and any change in the use or status of a well;

      (v) the determination of the positions which the Operator will take regarding any matters or dealings with the Government or governmental authorities or third parties insofar as the same relate to the Joint Operations; and

                                                                  Exhibit 10.41
                                                                  Page 35 of 138

      (vi) the consideration and, if so required, the determination of any other matter relating to the Joint Operations which may be referred to it by the Parties, or any of them (other than any proposal to amend this Agreement), or which is otherwise designated under this Agreement for reference to it.

8.2 Representation. The Management Committee shall consist of one representative appointed by each of the Parties, provided always that more than one of the Parties may appoint the same representative who shall represent them separately. Each Party shall, as soon as possible after the date of this Agreement, give notice to all the other Parties of the name of its representative and of an alternate on the Management Committee. Such representative may be replaced, from time to time, by like notice. Representative may bring to meetings of the Management Committee such advisors as they consider necessary, but such advisors shall not be entitled to vote at the said meetings. The representative of a Party or, in the absence of the representative, his alternate, shall be deemed authorized to represent and bind such Party with respect to any matter which is within the powers of the Management Committee.

8.3 Chairman. The representative of the Party that is the Operator shall be the Chairman of the Management Committee.

8.4   Meetings.

8.4.1 The Management Committee shall meet at least annually for the purpose of determining Programs and Budgets in accordance with Article 9 hereof (and at such other intervals as may be agreed by the Management Committee). The Operator shall call such meetings and shall give at least twenty (20) days advance notice of the time and date of each meeting, together with an agenda and all available data and information relating to the matters to be considered at that meeting. By notice to all other Parties, any Party can advise of additional matters that such Party desires to be considered at the meeting, and provided such notice is given at least ten (10) days before the date of the meeting, those matters will be added to the agenda for the meeting.

8.4.2 The Management Committee shall hold a special meeting upon the request of any of the Parties. Such request shall be made by notice to all the other Parties and state the matters to be considered at that meeting. Upon receiving such request, the Operator shall, without delay, call a special meeting for a date not less than ten (10) nor more than twenty (20) days after receipt of the request.

8.4.3 For any meeting of the Management Committee, the period of notice stipulated above may be waived with the consent of all the Parties.

8.4.4 Any Party not represented at a meeting may vote on any matter on the agenda for such meeting by either:

      (i)         appointing a proxy in writing; or

                                                                  Exhibit 10.41
                                                                  Page 36 of 138

      (ii) giving notice of such vote to the Operator prior to the submission of such matter for vote at such meeting.

8.4.5 All Management Committee meetings shall be held at the offices of the Operator in Cairo, Egypt unless the Parties unanimously agree on another place for specific meetings.

8.5 Minutes. The Chairman of the Management Committee shall appoint a secretary for the Management Committee, who will prepare the minutes of each meeting and provide each Party with a copy thereof as soon as possible but not more than twenty-eight (28) days after the end of the meeting. Each Party shall notify all the other Parties of its approval or disapproval of the minutes within fourteen
(14) days of receipt thereof. A Party who fails to do so will be deemed to have approved the minutes. The approval or disapproval of minutes as aforesaid shall not affect the validity of decisions taken by the Management Committee in the meeting to which such minutes relate.

8.6   Action Without a Meeting.

8.6.1 If all Parties agree, the Parties may vote on and determine by notice to the Operator any proposal that is submitted to them by the Operator by telephone or telex, confirmed by letter or facsimile transmission sent by Operator not later than three business days thereafter and which they could consider at a meeting of the Management Committee if duly held for that purpose. If such procedure is adopted, each Party shall cast its vote within ten business days after the written proposal is received by it, except that when the Parties are requested to vote on and determine any proposal relating to the deepening, plugging back or abandonment of a well on which drilling equipment is then located or when the matter presented for consideration by its nature requires determination in less than ten business days, and such fact and lesser period are so stated in the notice submitting the proposal, the Parties shall cast their votes by telephone or telex (confirmed by letter sent by each Party not later than three business days after casting its vote) within such lesser period, which shall not be less than forty-eight (48) hours after receipt of the proposal. Failure by a Party to cast its vote within the relevant period shall be regarded as a vote by that Party against the proposal.

8.6.2 The Operator will give prompt notice of the results of any such voting to the Parties, and any decision so taken shall be binding on the Parties.

8.7 Subcommittee. The Management Committee may establish such advisory subcommittees as it considers desirable from time to time. Each subcommittee established shall be given written terms of reference and shall be subject to such procedures as the Management Committee may determine. The meetings of subcommittees will, as far as possible, be arranged so that the minutes of such meetings can be presented to the Parties in sufficient time for consideration before the next following regular meeting of the Management Committee.

8.8   Voting Procedure.

                                                                  Exhibit 10.41
                                                                  Page 37 of 138


8.8.1 Each Party shall have a voting interest equal to its Participating
Interest.

8.8.2 Except as otherwise provided, decisions of the Management Committee shall require the affirmative vote of representatives representing two or more non-affiliated Parties holding total Participating Interests of not less than 66-2/3% and such decisions shall be binding on all the Parties as to any matter included in the agenda of which the Parties have been notified, as herein provided, as well as other matters which the representatives representing two or more non-affiliated Parties holding total Participating Interests of not less than 66-2/3% have agreed to consider at such meeting. Subject to the other terms and provisions of this Agreement, Joint Operations which have been approved by the Management Committee shall be conducted at the expense of the Parties as elsewhere herein provided.

8.8.3 All the Parties shall be bound by each decision of the Management Committee and each other decision of the Parties duly made in accordance with the provisions of this Agreement.

8.8.4 In the event that a Party is subject to loss of voting rights pursuant to
Article 11, decisions of the Management Committee or Parties as aforesaid shall be made by vote of those Parties entitled to vote, and the interest of the Party that is subject to loss of voting rights shall be voted by the other Parties in proportion to their Participating Interests.

8.8.5 If the Parties are unable to reach a decision under Article 8.8.3 with respect to an obligatory commitment under the Concession Agreement, the recommendation of the Operator with respect to such obligation shall be deemed to be so approved.

                   ARTICLE 9: EXPLORATION, DEVELOPMENT AND

                         PRODUCTION PROGRAMS AND BUDGETS

9.1   Programs and Budgets.

9.1.1 The Operator shall, in each Financial Year, submit to the Parties, not later than five months prior to the beginning of the Financial Year:

      (i) a proposed Exploration, Development and production Program and Budget for the next Financial Year, or

      (ii) its reasons for not wishing to proceed with further Exploration or Development in the Contract Area.

9.1.2 In the event of a Commercial Discovery, as defined in the Concession Agreement, the Operator shall, if the Management Committee so decides and as soon as practicable after such decision, submit to the Parties a proposed Program and Budget for the development of such Commercial Discovery.

                                                                  Exhibit 10.41
                                                                  Page 38 of 138

9.1.3 Each proposed Exploration, Development and production Program and Budget shall show:

      (i) the projects and other work to be undertaken, including but not limited to the timing, location and projected costs of each phase thereof, including the wells to be drilled;

      (ii) the information required under the provisions of the Accounting Procedure;

      (iii) details of all projected direct charges, including whenever practicable, the number of employees and contract personnel required and the hours and hourly rates therefor;

      (iv) Operator's best estimate of applicable indirect overhead or administrative charges; and

      (v) such other information as the Management Committee may have required the Operator to provide.

9.1.4 Each proposed Program and Budget shall be subject to consideration, revision and approval by the Management Committee. The Management Committee shall in each case consider the Program and Budget and make such revisions thereto as may be agreed as soon as practicable, but in the case of a Program and Budget for exploration not later than four months prior to the beginning of the Financial Year. The Management Committee shall approve the Programs and Budgets for each Financial Year which are sufficient to satisfy the work obligations and minimum expenditures under the Concession Agreement unless the Parties unanimously agree otherwise.

9.1.5 Subject to Article 9.1.4, the Management Committee shall approve each such Program and Budget not later than thirty (30) days after submittal thereof by Operator; and such approval shall, subject to Article 9.3, authorize and oblige the Operator to conduct and carry out the projects and other work and operations provided for in such Program and Budget.

      Any proposed Budget and Program of Joint Operations which the Operator is required to submit to EGPC pursuant to the provisions of the Concession Agreement shall be submitted by the Operator to the Management Committee for its consideration at least thirty (30) days prior to the date submission of same to EGPC is required. At least fifteen (15) days prior to the date for submission, the Management Committee shall approve a specific Program and Budget to be submitted to EGPC. Should EGPC ultimately disapprove any portion of the Budget as approved by the Management Committee, then to the extent funds have not already been expended (or which must be expended to meet existing contractual obligations) with reference to such disapproved portion, the approved Budget and Program shall be deemed amended to delete such portion of the Budget not approved by EGPC.

9.2 Authorization for Expenditure. Operator shall, not less than thirty (30) days prior to the date of commencement of any seismic processing, reprocessing or acquisition project, regardless of the expected cost, and any other project included in an approved Program and Budget, the estimated cost of which is in excess of five hundred thousand U.S. dollars, submit an authority for expenditure ("AFE") to each Party participating in such project. Such AFE during the exploratory phase will

                                                                  Exhibit 10.41
                                                                  Page 39 of 138


require participating parties approval according to Article 8; however, once a discovery is made and the Joint Venture Company comes into existence, such AFE shall be only for information. An AFE shall include the information set out in, and be prepared in accordance with, the Accounting Procedure. Such AFE shall be only for information and shall not require the approval of the Participating Parties for the Operator to have authority to proceed with the project.

9.3   Review and Amendments.

9.3.1 At any time any Party may, by notice to the other Parties, propose that an approved Program and Budget be amended, and the Management Committee shall consider such proposal.

9.3.2 Upon receipt of such notice, the Operator shall prepare and submit to the Parties a revised Program and Budget incorporating such amendment and showing the matters listed under Article 9.1.3.

9.3.3 To the extent that any amendment under Article 9.3.1 or revised Program and Budget under 9.3.2 is approved by the Management Committee, the approved Program and Budget shall be deemed amended accordingly, provided always that such amendment shall not invalidate any authorized commitment or expenditure made by the Operator prior thereto, and shall give proper consideration to the requirement of EGPC concurrence.

9.3.4 The Operator shall, as and when required by the Management Committee, review an approved Program and Budget and submit to the Parties a report thereon.

9.3.5 In the event that the Operator determines that the approved charges projected for any Program and Budget are likely to be exceeded by more than 5% or that the approved charges projected for any AFE, relating to such Programs, are likely to be exceeded by more than 10% or one million U.S. dollars (whichever is the lower), Operator shall immediately advise the other Parties thereof of the reason for the over-expenditure and the amount by which the Operator believes such projected charges will be exceeded. The Parties, at the request of at least one of the Non-Operators, shall meet as soon as possible thereafter to discuss the problem.

      If the increases determined by the Operator do not exceed the agreed relevant AFE by more than 10% or one million U.S. dollars (whichever is the lower), or the agreed relevant overall Budget by more than 5%, then the Operator shall have the right to bill the said increased sums without prior reference to the Non-Operators or the prior approval of the Management Committee.

9.3.6 The Operator is authorized to make expenditures for operations in the area not included in the Program and Budget, limited, however, to a total not exceeding fifty thousand U.S. dollars; provided, however, that when such expenditures have been subsequently approved by the Management Committee, such amount shall be increased back to fifty thousand U.S. dollars, it being the intention of the Party that the Operator shall have a fixed sum available for expenditures without obtaining prior approval.

                                                                  Exhibit 10.41
                                                                  Page 40 of 138


9.4 Costs and Expenses.

9.4.1 Subject to compliance with the terms of the Concession Agreement, all costs, expenses and liabilities incurred in accordance with this Agreement shall be determined and settled in conformance with the Concession Agreement in the manner provided for in this Agreement and in the Accounting Procedure and Operator shall keep its records of costs and expenses in accordance with such Accounting Procedure. In the event of conflict between this Agreement and the said Accounting Procedure, the provisions of this Agreement shall control.

9.4.2 On or before the 20th day of each month, Operator may at its election deliver to each Party a written request that such Party advance its Participating Interest share of Budget funds which are required pursuant to this Agreement for the subsequent month. Each such request for an Advance shall specify the various currencies required, the total amount thereof, the names and addresses of the banking institution or institutions where such currencies are to be credited to Operator's account and the dates (which shall not be before the first day of the next following month) such Advances are due to be credited to Operator's account. Each Party shall furnish its respective share of Advances in the required currency (or in the U.S. dollar equivalent as determined by Operator) on or before the date requested by Operator.

9.4.3 In addition to monthly requests for Advances, Operator may from time to time make special written requests to cover any unforeseen requirements for which Operator is of the opinion that it will not have sufficient Joint Account funds on hand to make such payments. In each such case, together with the information furnished in its request for Advances under Article 9.4.2, Operator shall specify the anticipated date or dates of payment of such special requests for funds. Thereafter, the Parties shall provide the specified currencies in the same manner as prescribed in the preceding paragraph on or before the date requested by Operator.

9.4.4 Without prejudice to the audit rights of the Parties, Operator shall account for all sums advanced and shall furnish to the Parties monthly statements accurately reflecting such Advances, the commitments and expenditures made and reporting all charges and credits to the Joint Account of the Parties in accordance with the Accounting Procedure attached hereto. Statements covering each calendar month shall be sent by Operator to the Parties not later than thirty (30) days after the end of each month. Each Party shall pay to Operator within fifteen (15) days after receipt of such statement the amount, if any, shown thereon to be due from each Party.

9.4.5 Operator shall keep, in accordance with normal oil field practices, this Agreement and the Concession Agreement, accurate and itemized accounts and records of costs and expenditures arising out of operations under this Agreement and, if so determined by the vote of the Management Committee specified in
Article 8.8.3, shall cause annual audits to be made of such accounts and records at the joint expense of the Parties, by or under the direction of an independent firm of certified public accountants selected by the Management Committee.

                        ARTICLE 10: PURCHASE OF PETROLEUM

                                                                  Exhibit 10.41
                                                                  Page 41 of 138


      Subject to the provisions of Article 5.6 above, the Parties shall, prior to the commencement of Commercial Production, jointly agree on detailed purchase and lifting procedures covering nominations, payments and other matters as may be necessary and appropriate. These agreements shall be structured so that each Party has rights commensurate with its Participating Interest and without preference for or against the Operator as such.

                         ARTICLE 11: DEFAULT IN PAYMENT

11.1 Failure to Pay. Any Party ("Defaulting Party") which fails to pay in full its Participating Interest share of any Advance or invoice relating to the Contract Area by the due date as provided in this Agreement shall be considered to be in Default and:

      (i) the Operator shall as soon as practicable notify by telex all the Parties of such default;

      (ii) each Party other than the Defaulting Party ("Non-Defaulting Party") shall contribute, as hereinafter provided, a share of the amount in default in the proportion that its Participating Interest bears to the total of the Participating Interests of the Non-Defaulting Parties, and pending receipt of such additional contributions, the Operator shall make arrangements to meet any commitments falling due by borrowing the necessary finance from outside sources or by making the necessary finance available itself and all costs of any such finance shall be charged to the Non-Defaulting Parties and finance made available by the Operator shall bear interest calculated on a day-to-day basis at the Interest Rate;

      (iii) within three (3) Working Days following the date of notification by the Operator under (i) above, the Operator shall notify all the Parties of the liability of each of the Non-Defaulting Parties to contribute to the amount in default and shall make a further Cash Call accordingly to take effect on the expiry of six (6) Working Days specified in (iv) below; and

      (iv) if such default continues for more than six (6) Working Days after the date of notification by the Operator under (i) above, each of the Non-Defaulting Parties shall on the Working Day next following such sixth Working Day, pay the amount notified under (iii) above, and thereafter shall continue to pay, in addition to its Participating Interest share of subsequent Advances, the same proportion of that part of all such subsequent Advances attributable to the Defaulting Party until such time as the Defaulting Party has remedied its default in full or until forfeiture, as hereinafter provided, and failure by any Non-Defaulting Party to make such payments shall likewise and with the same results render that Party in default.

11.2 Remedy of Default. The Defaulting Party shall have the right to remedy the default at any time prior to forfeiture, as hereinafter provided, by payment in full to the Operator or, if the Non-Defaulting Parties have paid any amount under Article 11.1(iv), to the Non-Defaulting Parties, in proportion to the amounts so paid by them, of all amounts in respect of which the Defaulting Party is in default, together with interest thereon calculated on a day-to-day basis at the Interest Rate, from

                                                                  Exhibit 10.41
                                                                  Page 42 of 138


and including the due date for payment of such amounts until the actual date of payment.

11.3  Continuation of Default.

11.3.1 If a default occurs and a Non-Defaulting Party furnishes a Defaulting Party's share of costs, the Non-Defaulting Party shall have a first and prior lien on the interests of the Defaulting Party in the Concession Agreement, this Agreement, the Contract Area and the equipment thereon, and all proceeds thereof, as security for the payment of any amount due by the Defaulting Party to the Non-Defaulting Party. A Defaulting Party agrees to execute from time to time, upon request by the Non-Defaulting Party furnishing funds on behalf of a Defaulting Party, such instrument or instruments as may be necessary or desirable to grant to such Non-Defaulting Party first priority over any third party for the payment of amounts due to such Non-Defaulting Party and such other instruments as may be necessary or desirable to establish the existence and the amount of a default.

11.3.2 During the continuation of any default, the Defaulting Party shall not be entitled to be represented at meetings of the Management Committee or any subcommittee thereof, nor to vote thereat (so that the voting interest of each Non-Defaulting Party shall be in the proportion which its Participating Interest bears to the total of the Participating Interests of the Non-Defaulting Parties) and shall have no further access to any data and information relating to the Joint Operations. The Defaulting Party shall be bound by decisions of the Management Committee made during the continuation of the default.

11.3.3 If a default continues for more than sixty (60) days from the date such payment was due, then, without prejudice to any other rights of the Non-Defaulting Parties, each of the Non-Defaulting Parties shall have the right to have forfeited to it and to acquire, with effect from the date of the default, subject to any necessary consent of the Government, as beneficial owner and free of any liens, charges and encumbrances, by notice to the other Parties given within thirty (30) days after such period of sixty (60) days, the interest of the Defaulting Party in the Concession Agreement and in and under this Agreement or, if more than one Non-Defaulting Party exercises such right, its proportionate share of the interest of the Defaulting Party in the Concession Agreement and in and under this Agreement, such share being the proportion in which its Participating Interest bears to the total Participating Interests of such Non-Defaulting Parties. The Defaulting Party shall promptly join in such actions as may be necessary to obtain any necessary consent of the Government and shall execute and deliver any and all documents necessary to effect any such acquisition. If none of the Non-Defaulting Parties exercises such right, then, without prejudice to any rights of the Non-Defaulting Parties, the Parties shall be deemed to have decided to abandon the Joint Operations; and each Party, including the Defaulting Party, shall pay its Participating Interest share of the costs of abandoning the Joint Operations. The liabilities and obligations of a Defaulting Party shall include all of the liabilities and obligations of a withdrawing Party as set forth in Section 13.4.

11.3.4 The provisions of this Article 11 shall not relieve the Defaulting Party of the obligation to pay any amounts owed under this Agreement nor shall such provisions be the sole remedy of Operator and the Non-Defaulting Parties. The provisions of this Article 11 shall be in addition to any other

                                                                  Exhibit 10.41
                                                                  Page 43 of 138

remedies which Operator and the Non-Defaulting Parties may have at law or in equity.

                        ARTICLE 12: SOLE RISK OPERATIONS

12.1 Except as may be provided for in this Article, no well shall be drilled or completed, no facilities with respect to the handling of production therefrom shall be constructed, and no operations with respect thereto shall be conducted in the Contract Area other than pursuant to the requirements set forth under the provisions of Articles 8 and 9 above. Projects that may be the subject of Sole Risk Operations under this Article 12 shall only be those involving:

12.1.1 The drilling of an Exploration or Appraisal Well, or the deepening of an inactive Exploration or Appraisal Well beyond programmed depth.

12.1.2 The deepening, sidetracking and/or completion of an actively drilling Exploratory or Appraisal Well.

12.1.3    The development of a Sole Risk discovery as described below.

12.2 If the Parties are unable to agree upon any Exploratory or Appraisal Wells proposed under the provisions of Article 9 hereof for inclusion in the Exploratory Program, or if the Management Committee should fail to approve the proposed expenditure covering any Exploratory or Appraisal Well included in a proposed Exploration Program and Budget, then the Party desiring to include or retain such Exploratory or Appraisal Well in the Exploration Program and Budget, at its sole risk, cost and expense, may do so pursuant to the provisions of
Article 8 hereof, and shall be hereinafter referred to as "Sole Risk Party." Such Sole Risk Party may (subject to approval by EGPC) cause (and the No Risk Party shall cooperate therewith) any such Exploratory or Appraisal Well to be included or retained in the affected Exploration Program and Budget by agreeing to bear all costs and risk thereof promptly and diligently, but it is understood that Joint Operations shall take precedence and that no Sole Risk Operations shall be undertaken or conducted where to do so would interfere with the conduct of Joint Operations. The Operator will conduct all Sole Risk Operations unless the Operator is a No Risk Party and the majority of the participating interest in the Sole Risk Venture elects otherwise.

12.3 If the Management Committee by the required applicable vote on the drilling of an Exploratory or Appraisal Well cannot agree upon (1) the deepening thereof beyond programmed depth, (2) the sidetracking and/or completion thereof at programmed depth, or (3) the sidetracking and/or completion at a plugged-back depth (such operations as referred in Article 12.1.2 above), then the Party desiring to conduct such operations as Sole Risk Operations may, with a precedence of operations in the order stated above, cause (in the manner set forth in Article 12.2 above) any such operations as Sole Risk Operations to be included in the affected Exploration Program and Budget by agreeing to bear all costs and risks thereof. When any Exploratory or Appraisal Well has been drilled and tested as programmed, Operator shall notify the Party participating therein by telex or facsimile giving its recommendation of the next ensuing operation (which recommendation shall be

                                                                  Exhibit 10.41
                                                                  Page 44 of 138


to perform one of the three alternative operations mentioned above or to plug and abandon) and shall suspend further operations on the well for the periods specified below. Such Party may, by telex or facsimile to Operator sent within 48 hours (exclusive of Saturdays, Sundays and U.S. holidays) after such Operator's notice was received, propose an alternative operation having higher precedence. A failure to respond shall be considered a vote to adopt Operator's recommendation. If an alternate proposal is timely made, then Operator shall have 48 hours (exclusive of Saturdays, Sundays and U.S. holidays) after receipt of such notice to facsimile or telex its response to such Party. A failure to respond shall be considered a vote to adopt such alternate proposal. After the period for notice aforesaid, Operator shall conduct the applicable operation for the account of the Parties or the Sole Risk Party, as the case may be.

12.4 Should Sole Risk Operations result in the discovery of Petroleum, the Parties shall have the following obligations and/or rights:

12.4.1 If Sole Risk Operations conducted under the provisions of Articles 12.1.1 or 12.1.2 result in a discovery of Petroleum which the Sole Risk Party believes to require an Appraisal Well, then the Sole Risk Party shall propose such Appraisal Well to the Management Committee. If such Appraisal Well is approved unanimously by the Management Committee then all Parties shall fully participate in such Appraisal Well, without any right to elect to not so participate, and each No Risk Party shall immediately pay the Sole Risk Party a cash penalty equal to 600% of the No Risk Party's share of all costs of drilling, testing, completing and equipping the original Sole Risk Exploratory Well. Thereafter, operations in respect of such discovery shall proceed as if no Sole Risk Operations had been conducted. If, however, the Management Committee fails to approve unanimously such Appraisal Well, then the Sole Risk Party may nonetheless elect to drill such Appraisal Well at its Sole Risk.

12.4.2 If the Sole Risk Operations conducted under the provisions of Article
12.1.1 or 12.1.2 result in a discovery of Petroleum (which may or may not have been followed by a Sole Risk Appraisal Well), which the Sole Risk Party believes to be worthy of development, then the Sole Risk Party, with the assistance of the Operator, shall propose a development plan to the Management Committee. If such development plan is approved unanimously by the Management Committee, then all Parties shall fully participate in such development plan, without any right to elect to not so participate, and each No Risk Party shall immediately pay the Sole Risk Party a cash penalty equal to 600% of the No Risk Party's share of all costs of drilling, testing, completing and equipping of the original Sole Risk Discovery Well, plus the costs of any subsequent Sole Risk Appraisal Well, if any. If the Management Committee fails to approve unanimously such development plan, then the Sole Risk Party may nonetheless elect to implement such development plan at its Sole Risk, and the Sole Risk Party shall be entitled to 100% of the Contractors' share of profit petroleum under Article VII(b) of the Concession Agreement.

12.5 Even if there is a Sole Risk Development Area, all operating costs, as defined in the Concession Agreement, shall be paid on a Concession-wide basis in proportion to the general working interests of the Parties and shall be cost recovered on a current basis pro-rata from all cost

                                                                  Exhibit 10.41
                                                                  Page 45 of 138


recovery petroleum produced on the Concession. Recovery of amortized capital costs shall be made from the remaining portion of cost recovery petroleum produced from the Concession on a first spent, first recovered basis, regardless of whether such costs were expended in Sole Risk operations. Upon payment of the 600% penalty described in Article 12.4.1 or 12.4.2, the No Risk Party shall be come entitled to cost recover a pro rata share of the Sole Risk expenditures.

12.6 Sole Risk Operations shall include all costs of plugging and abandoning the Exploratory or Appraisal Well. However, if Sole Risk Operations involve deepening, plugging back, or completion of a currently drilling Exploratory or Appraisal Well, as provided under Article 12.3 hereof, the net value of such Joint Account property and equipment, as was on or in the well at the inception of Sole Risk Operations, shall be for the Joint Account.

12.7 All Parties shall be required to participate in the drilling of any well which is obligatory in the then current exploration period under the Concession Agreement.

                      ARTICLE 13: SURRENDER AND WITHDRAWAL

13.1 Joint Decision to Surrender. Subject to the provisions of the Concession Agreement, the Management Committee may agree at any time, by unanimous vote, to surrender all or a portion of the Contract Area.

13.2 Restriction. No Party may withdraw from the Concession Agreement or this Agreement except in accordance with the following provisions of this Article and only after satisfying the minimum work commitment which has then accrued under the Concession Agreement and any other applicable obligations under the Concession Agreement.

13.3  Right.

13.3.1 Any Party may, subject to Article 13.4, at any time withdraw from the Concession Agreement and from this Agreement if one or more other Parties are willing to accept its entire Participating Interest; and in such event, the withdrawal shall be on such terms and conditions as may be agreed between the withdrawing Party and those Parties accepting its Participating Interest, and further subject to obtaining any necessary approvals of EGPC and the Government.

13.3.2 Any Party may, subject to Articles 13.2, 13.31 and 13.4, at any time give notice to the other Parties that it wishes to withdraw from the Concession Agreement and this Agreement. Within thirty (30) days after receipt of such notice, any other Party may similarly give notice that it wishes to withdraw from the Concession Agreement and this Agreement. If all the other Parties give such notice, no assignment shall take place, and the Parties shall be deemed to have decided to abandon Joint Operations in the Contract Area, and the Concession Agreement shall be surrendered on the earliest possible date. If less than all the other Parties give such notice, the withdrawing Parties shall withdraw from the Concession Agreement and this Agreement on the earliest possible date and shall assign their respective interests in the Concession Agreement and under this Agreement to the

                                                                  Exhibit 10.41
                                                                  Page 46 of 138


non-withdrawing Parties without any compensation whatsoever.

13.3.3 No Party participating in a Development Program may withdraw prior to the completion of the relevant work comprised in such Development Program, except under Article 13.3.1.

13.4  Conditions.  With respect to withdrawal by a Party pursuant to Article
13.3.2:

      (i) a withdrawing Party shall assign all of its said interest in the Concession Agreement and this Agreement to such non-withdrawing Parties, which interest shall (unless otherwise agreed by such non-withdrawing Parties) be allocated to them in the proportion in which their respective Participating Interests prior to the effective date of withdrawal (as hereinafter defined) bears to the total of the same;

      (ii) a withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any consent of the Government in connection with, and shall execute and deliver any and all documents necessary to effect, any such assignment, and a withdrawal shall not be effective and binding upon the Parties until the date upon which the same shall have been done (the "effective date of withdrawal");

      (iii) a withdrawing Party shall promptly join in all actions required by the other Parties for the maintenance of the Concession Agreement, provided that its participation in such actions shall not cause it to incur, after the date on which notice of withdrawal is given, any financial obligations except as provided in this Article 13;

      (iv) a withdrawing Party shall pay all penalties which may be prescribed by the Concession Agreement and all costs and expenses incurred by the other Parties in connection with such withdrawal;

      (v) a withdrawing Party shall not be allowed to withdraw from the Concession Agreement and this Agreement if its said interest is subject to any encumbrances other than those set forth in the Concession Agreement, unless the other Parties are willing to accept the assignment subject to such additional encumbrances;

      (vi) unless the Party or Parties acquiring its said interest agree to accept the withdrawing Party's liabilities and obligations, a withdrawing Party shall remain liable and obligated for its Participating Interest share of all expenditures accruing to the Joint Account under any Program and Budget approved by the Management Committee prior to the date on which notice of withdrawal is given, even if the operations concerned are to be implemented thereafter, provided always that this sub-Article (vi) shall not render a withdrawing Party liable for any amounts which such Party would not have been obliged to pay had it not withdrawn, nor for any projects where commitment is made after the date of notice of withdrawal (even if part of approved Budget) and provided further that if such withdrawing Party votes to disapprove an annual Program and Budget and within thirty (30) days

                                                                  Exhibit 10.41
                                                                  Page 47 of 138

      thereafter gives notice of withdrawal, pursuant to Article 13.3.2, to the other Parties, the withdrawing Party shall not be liable for any expenditure related to such Program and Budget incurred or accruing after the date on which notice of withdrawal is given; and

      (vii) with respect to withdrawal from a development, a withdrawing Party shall remain liable and obligated for its Participating Interest share of all net costs and obligations that in any way relate to the abandonment of Joint Operations or a Sole Risk Project in which such withdrawing Party participated if abandonment occurs within five (5) calendar years after the effective date of withdrawal and, prior thereto, such withdrawing Party shall provide the other Parties with such security amounts therefor as is acceptable to all such other Parties.

      (viii) with respect to withdrawal during the exploratory phase, a withdrawing Party shall remain liable and obligated for its Participating Interest share of all net costs and obligations that in any way relate to the abandonment of Joint Operations conducted before the withdrawal of the withdrawing Party or a Sole Risk Project in which such withdrawing Party participated.

                     ARTICLE 14: ASSIGNMENT AND ENCUMBRANCE

14.1 Restriction. No assignment or transfer of any interest under the Concession Agreement or this Agreement shall be made by any Party otherwise than in respect of an undivided Participating Interest in all or part of its interest in both Concession Agreement and in and under this Agreement, in accordance with the following provisions of this Article 14 or the provisions of Article 13. Assignment to an unaffiliated third party shall be subject to approval of the nonassigning parties, such approval not to be unreasonably withheld in the case of a technically and financially competent assignee.

14.2 Effective Date. No assignment shall be effective or binding upon the Parties until the date upon which the assignor or assignee furnishes all Parties with:

      (i) an executed or photostatic copy of an instrument evidencing such assignment, together with any necessary consent of the Government, and

      (ii) a written instrument (inform and content satisfactory to the Parties and duly executed by the assignee) accepting and assuming all of the obligations under this Agreement in respect of the assigned Participating Interest.

14.3 Continuing Obligations. A Party so assigning all or part of its Participating Interest shall remain liable to the other Parties for all obligations attached to the Participating Interest assigned pursuant to this
Article 14 that are incurred prior to the effective date of such assignment or as otherwise specifically provided in this Agreement.

14.4 Consent. The Parties shall promptly join in such reasonable actions as may be necessary or

                                                                  Exhibit 10.41
                                                                  Page 48 of 138


desirable to obtain any consent of the Government in connection with, and shall execute and deliver any and all documents reasonably necessary to effect, any such assignment.

14.5 Costs. All costs and expenses pertaining to any such assignment shall be the responsibility of the assignor.

14.6 Encumbrances. Nothing contained in this Article 14 shall prevent a Party from mortgaging, pledging or otherwise encumbering all or part of its interest in the Concession Agreement and in and under this Agreement for the purpose of security relating to finance, provided that:

      (i) such Party shall remain liable for all obligations relating to such interest, and

      (ii) the encumbrance shall be expressly subordinated to the rights of the other Parties under this Agreement.

                           ARTICLE 15: CONFIDENTIALITY

15.1 Confidential Data and Information. All data and information relevant to the Contract Area or this Agreement that is acquired or received by any Party hereto after the effective date of this Agreement shall be held confidential during the continuance of this Agreement and for a period of five (5) Calendar Years thereafter, and shall not be divulged in any way to any third party, without the prior written approval of all the Parties, provided that:

      (i) any Party may, without such approval, disclose such data and information:

          (a) to any Affiliate or bona fide prospective assignee of such Party upon obtaining a similar undertaking of confidentiality from such Affiliate or proposed assignee;

          (b) to any outside professional consultant, upon obtaining a similar undertaking of confidentiality from such consultant, provided that such Party shall promptly inform the other Parties of the name of such consultant and the data and information disclosed to them;

          (c) to any bank or financial institution from whom such Party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality from such bank or institution;

          (d) to any stock exchange in compliance with its rules and regulations;

          (e) to any Government agency lawfully requesting or requiring such information;

          (f) to any court of competent jurisdiction acting in pursuance of its powers;

                                                                  Exhibit 10.41
                                                                  Page 49 of 138


          (g) to the extent that the same has become generally available to the public;

          (h) to the extent that the same is already possessed by, or is subsequently acquired by, the other Party from a third party;

          (i) to the extent required by the Concession Agreement; and

          (j) to parties' insurers.

      (ii) the Operator may disclose such data and information to such program persons as may be necessary in connection with the conduct of the Joint Operations upon obtaining a similar undertaking of confidentiality from such persons.

      In the event any Party ceases to hold a Participating Interest, such Party shall nevertheless remain bound by this Article 15.1.

              ARTICLE 16: COVENANT, UNDERTAKING AND RELATIONSHIP

16.1 Covenant and Undertaking. Subject to the overriding responsibility of the Operator under Article 5.2.2, each Party hereby covenants and undertakes with each other Party that it will comply with all the applicable provisions and requirements of laws of Egypt and the Concession Agreement and will do all such acts and things within its control as may be necessary to keep and maintain the Concession Agreement in force and effect.

16.2  Relationship.

16.2.1 Notwithstanding any statement in a letter of guaranty to the contrary, the liabilities of the Parties hereunder shall be several and not joint or collective. Each Party shall be responsible only for its individual obligations hereunder. It is not the purpose or intention of this Agreement to create nor shall the same be construed as creating, any mining partnership, commercial partnership or other partnership.

      For United States federal income tax purposes, each of the Parties hereto who is subject to United States income tax laws ("U.S. Party") hereby elects to be excluded from the application of all the provisions of Subchapter K, Chapter 1, Subtitle A, of the United States Internal Revenue Code of 1986, as permitted and authorized by Section 761 of said Code and the regulations promulgated thereunder. Should there be any requirement that each U.S. Party evidence this election, each U.S. Party agrees to execute such documents and furnish such other evidence as may be required by the United States Federal Internal Revenue Service. If any future income tax law of the United States contains provisions similar to those contained in Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of said Subchapter K is permitted, each U.S. Party makes such election or agrees to make such election as may be permitted by such laws. In making this election, each U.S. Party affirms that the income

                                                                  Exhibit 10.41
                                                                  Page 50 of 138

derived by it from the operations under this Agreement can be adequately determined without the computation of partnership taxable income. Nothing in this Agreement shall be interpreted to render liable to U.S. taxation any Party which, prior to entering into this Agreement, was not subject to U.S. taxation.

      No Party shall be obligated to satisfy any other Party's Participating Interest share of obligations under the Concession Agreement, the laws, decrees or regulations of the State, or this Agreement and in the event a Party is compelled under the Concession Agreement or the laws, decrees and regulations of Egypt to do so, it shall be indemnified and held harmless by the Party not satisfying its Participating Interest share of such obligations.

16.2.2 Subject to Article 5.2.3, each Party agrees to indemnify each other Party, to the extent of its Participating Interest share, for any claim by or liability to (including any costs and expenses necessarily incurred in respect of such claim or liability) any person not being a Party hereto, arising from or in connection with Joint Operations or under the provisions of the Guaranty Agreement or Agreements made with EGPC.

                        ARTICLE 17: PUBLIC ANNOUNCEMENTS

17.1 Public Announcements by Operator. Subject to the Concession Agreement and
Article 17.2 of this Agreement, the Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations, provided always that no such public announcement or statement shall be issued or made unless prior thereto all the Parties have been furnished with a copy thereof and the approval of the Management Committee has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or of pollution arising under this Agreement or the Joint Operations, Operator shall be authorized to issue and make such announcement or statement without prior approval of the Management Committee, but shall promptly furnish all the Parties with a copy thereof.

17.2 Public Announcements by Parties. Subject to the approval of the Government and EGPC under the Concession Agreement, no Party shall issue or make any public announcement or statement regarding this Agreement or the Joint Operations unless prior thereto it furnishes all the Parties with a copy of such announcement or statement and obtains the approval of the Management Committee, provided that, notwithstanding any failure to obtain such approval, no Party or any Affiliate of such Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with any applicable law or the regulations of a recognized stock exchange.

                            ARTICLE 18: FORCE MAJEURE

      The obligations of each of the Parties hereunder, other than the obligations to make payments of money, shall be suspended while such Party is prevented or hindered from complying therewith

                                                                  Exhibit 10.41
                                                                  Page 51 of 138


by any cause beyond the reasonable control of such Party, provided that a lack of funds shall be deemed not to be a cause beyond reasonable control. In such event, such Party shall give notice of suspension as soon as reasonably possible to the other Parties stating the date and extent of such suspension and the cause thereof. Any of the Parties whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify all the other Parties.

                             ARTICLE 19: ARBITRATION

19.1 Texas Courts. As between themselves, each Party hereby (i) irrevocably consents to submit its person to the jurisdiction of any court of competent subject matter jurisdiction located in the County of Harris, State of Texas, United States of America in connection with, and (ii) appoints the party identified in the notice provisions of this Agreement or, if such party resides or has its principal place of business outside the State of Texas, the Secretary of State of Texas, Austin, Texas, as its agent for the purpose of accepting service of process, in any action or proceeding between the Parties arising out of the transactions evidenced by or surrounding this Agreement. Additionally, each Party hereby (a) agrees that any action or proceeding so arising shall be asserted or maintained in any court of competent subject matter jurisdiction located in the State of Texas, United States of America or (if applicable) the United States Supreme Court and (b) waives any right it may have, for convenience or otherwise, to seek or obtain a transfer of any such action or proceeding from such court in the State of Texas. Nothing in this summary shall affect the right of a Party to serve process in any other manner permitted by rule or law.

19.2 Arbitration. Any dispute, controversy or claim arising between the Parties in connection with this Agreement, or the breach thereof, shall be referred to and settled by a single arbitrator to be agreed upon by the Parties or, failing agreement, to be selected, on the application of any Party, by the American Arbitration Association. The arbitration shall be initiated by one Party ("First Party") giving notice to the other Party ("Other Party") that the First Party elects to refer the matter to arbitration. If the First Party and Other Party cannot agree upon a single arbitrator within thirty (30) days after the notice from the First Party, either Party may apply to the American Arbitration Association to select an arbitrator. Any such arbitration shall take place in Harris County, Texas, and unless otherwise mutually agreed, be conducted and settled pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any arbitrator selected shall be qualified by training and experience to decide the questions submitted for dispute. A signed decision by the arbitrator shall be issued not more than thirty (30) days following the conclusion of the arbitration hearing. Such decision shall be binding upon the Parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. To the extent the decision involves construction of this Agreement, such construction shall thereafter be deemed a part of the Agreement and shall be used as appropriate in future interpretations thereof. The arbitrator shall assess the costs of the arbitration based on the positions of the Parties, the evidence submitted and the decision rendered.

                               ARTICLE 20: NOTICES

                                                                  Exhibit 10.41
                                                                  Page 52 of 138


      Any notice required to be given pursuant to this Agreement shall be in writing and may be given by delivering the same by hand at, or by sending the same by prepaid telex, telegram, facsimile or cable to, the relevant address et out below or such other address as any Party may notify to the other Parties from time to time. Any such notice given as aforesaid shall be deemed to have been given or received at the time of delivery (if delivered by hand) or the second Working Day next following the day of sending (if sent by telex, telegram or facsimile). Without prejudice to the foregoing provisions of this Article, if a Party to which a notice is given does not acknowledge the same by the end of the third Working Day next following the day of delivery or sending, the Party giving the notice shall communicate with the Party which has not so acknowledged and, if necessary, redeliver or resend the notice.

If to:    PHOENIX RESOURCES COMPANY OF QARUN

      8 Tunis Street
      New Maadi, Cairo, Egypt

      Telephone:.............................20-2-352-0905
      Telex:  ...............................232206 (Answer Back - FENIX UN)
      Facsimile:.............................011-202/352-8117

With copy to:

      PHOENIX RESOURCES COMPANY OF QARUN

      6525 N. Meridian Avenue
      Suite 102
      Oklahoma City, OK 73116-1491

      Telephone:.............................405/728-5100
      Telex:  ...............................910/831-3326 (Answer Back - TEIOKC)
      Facsimile:.............................405/728-5259

If to:    APACHE OIL EGYPT, INC.

      2000 Post Oak Boulevard
      Houston, TX 77056-4400

      Telephone:.............................713/296-6400
      Telex:  ...............................49616056 APCHEXPLOR UI
      Facsimile:.............................713/296-6450

                           ARTICLE 21: APPLICABLE LAW

      The construction, validity and performance of this Agreement shall be governed by the laws of Texas, excluding any conflict of laws provisions thereof, which would require reference to the laws

                                                                  Exhibit 10.41
                                                                  Page 53 of 138


of any other jurisdiction.

                   ARTICLE 22: HEADINGS, NUMBER AND GENDER

      The headings of the Articles in this Agreement are inserted for convenience of reference only and shall not affect the meaning, or if masculine or neuter is used in this Agreement, the same shall be construed as meaning similar, or feminine or body politic or corporate and vice versa where the context so requires. Any reference in this Agreement to an Article shall be to an Article in this Agreement unless the context provides otherwise.

                              ARTICLE 23: AMENDMENT

      This Agreement shall be amended only by an instrument in writing executed by all Parties.

                              ARTICLE 24: EXHIBITS

      All exhibits attached hereto shall be incorporated by reference as if set forth in full herein.

                               ARTICLE 25: WAIVER

      All waivers of any right or obligation hereunder shall be in writing and not deemed to be a waiver of any other right or obligation or future waiver of the same right or obligation.

                ARTICLE 26: CONFLICT WITH CONCESSION AGREEMENT

      Should a conflict exist between any provision of the Concession Agreement and any provision of this Agreement, the provision of the Concession Agreement shall control and the appropriate provision of this Agreement shall be deemed amended accordingly.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, the day and year first above written.

                                              PHOENIX RESOURCES COMPANY OF QARUN

                                       By
                                          --------------------------------------
                                       George D. Lawrence Jr.
                                       Chief Executive Officer

                                    APACHE OIL EGYPT, INC.

                                                                  Exhibit 10.41
                                                                  Page 54 of 138


                                       By
                                          --------------------------------------
                                       Carolyn E. Lucas
                                       Vice President

STATE OF OKLAHOMA             )
                              )   SS:
COUNTY OF OKLAHOMA            )

      BEFORE ME, the undersigned authority, on this day personally appeared GEORGE D. LAWRENCE JR., the Chief Executive Officer of PHOENIX RESOURCES COMPANY OF QARUN, known to me to be the person whose name is subscribed to the foregoing instrument, and swore to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said PHOENIX RESOURCES COMPANY OF QARUN.

Given under my hand and seal of office this 29 day of June, 1993.

                                          --------------------------------------
                                          Notary Public

(NOTARY SEAL)                             My Commission Expires:    June 23,1997

STATE OF TEXAS                )
                              )   SS:

COUNTY OF HARRIS              )

      BEFORE ME, the undersigned authority, on this day personally appeared CAROLYN E. LUCAS, the Vice President of APACHE OIL EGYPT, INC., known to me to be the person whose name is subscribed to the foregoing instrument, and swore to me that she executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said APACHE OIL EGYPT, INC.

      Given under my hand and seal of office this 30 day of June, 1993.

                                          --------------------------------------
                                          Notary Public

(NOTARY SEAL)                             My Commission Expires:----------------

                                                                  Exhibit 10.41
                                                                  Page 55 of 138


                                   SCHEDULE A

                              ACCOUNTING PROCEDURE

                                    ARTICLE I

                               GENERAL PROVISIONS

1.1 Definitions. Unless otherwise defined herein, all terms used in this Accounting Procedure shall have the same meaning as applied in the main body of the Joint Operating Agreement (the "Agreement") to which this is attached as Schedule A. In addition to the terms defined in the Agreement, the following terms shall have the meanings hereinafter set forth when used in this Accounting
Procedure:

1.1.1 "Base Currency" shall mean U.S. dollars.

1.1.2 "Controllable Material" shall mean material which Operator subjects to record control and inventory.

1.1.3 "Equipment" means all property (including, but not limited to, well equipment, pipelines, plants and other facilities, port facilities, storage facilities) acquired for use in or related to Joint Operations.

1.1.4 "Local Currency" means the currency of Egypt.

1.1.5 "Technical Employees" shall mean those employees having special or specific engineering, geological, geophysical or data processing skills.

1.2 Supremacy of the Agreement. In the event of any conflict between the provisions of this Accounting Procedure and the provisions of the main body of the Agreement, the provisions of the main body of the Agreement shall control.

1.3 Intent. It is the intent of this Accounting Procedure that there should be no duplication of charges to the Joint Account and that no profit or loss should be incurred by a Party as a result of performing the duties of Operator under the Agreement.

1.4   Accounting Records.

1.4.1 Operator shall maintain on an accrual basis all accounts and records necessary to account for the cash advances made by the Parties and to record the charges and credits incurred by the Operator

                                                                  Exhibit 10.41
                                                                  Page 56 of 138


on behalf of the Parties in connection with Join Operations conducted pursuant to the terms of the Agreement. "Accrual basis" as used herein means that costs and expenses are regarded as applicable to the period in which they are incurred, regardless of when paid. Each of the Parties is responsible for maintaining its own accounting records to comply with all legal requirements and to support all fiscal returns or any other accounting reports, if any, required by governmental authority in regard to Joint Operations, except those returns which it is the statutory obligation of Operator to prepare and submit on behalf of the Parties.

1.4.2 The Joint Account shall be maintained in the Base Currency. Operator may, to the extent Operator deems it necessary, maintain accounts in Local Currency as an aid to Operator in its accounting duties.

1.4.3 All expenditures will be reported in the Base Currency. Other necessary currencies will be purchased at banks of Operator's choice.

1.4.4 Operator shall establish and maintain production records necessary to record accurately and in reasonable detail the volumes of all Petroleum produced, saved or consumed.

1.4.5 Depreciation of Equipment will not be charged to the Joint Account, but may be used as a component in the determination of a rate structure for rental or usage of Equipment.

1.4.6 Any profit or loss resulting from conversion of currency relating to Joint Operations shall be for the Joint Account.

1.4.7 Operator will not use Joint Account funds to make forward purchases of currency, except as required by local law.

1.5   Statements and Reports.

1.5.1 Not later than thirty (30) days following the end of each month, Operator will provide the Parties with statements reflecting all charges and credits to the Joint Account. Such statements will be summarized by appropriate classification indicative of the nature thereof, except that items of Controllable Material and unusual charges and credits will be described in detail. Monthly charges in warehouse stock values will be separately reflected.

1.5.2 Statements will reflect total Joint Account expenditures and each Party's share thereof.

1.5.3 Operator shall provide additional reports to the Parties as follows:

      (i) A current total statement of Cash Calls and expenditures, for the billing month, with cumulative Cash Calls and expenditures from inception, such statements to indicate balances at the end of the current Month and amounts due to, or from, each Party. The statement will be supplied within thirty (30) days following the end of the billing Month.

                                                                  Exhibit 10.41
                                                                  Page 57 of 138


      (ii) Operating Budget control statements on a quarterly basis giving details of expenditures by main cost heading and appropriate cost element classification for the previous quarter and cumulative for the Calendar Year.

      (iii) As soon as possible after the end of each Month, Operator shall provide each of the Parties with a summary of expenditures.

1.5.4 Operator shall prepare for the Parties all other statements as they may reasonably require. Special statements provided by Operator for the benefit of an individual Party shall be at the sole expense of that Party.

1.5.5 Operator shall use its reasonable efforts to see that all invoices, financial statements, reports, billings and other documents provided to a Party shall be complete and accurate.

1.6 Advances. Operator shall be entitled to request Advances from each Party to meet the proportionate share of all expenditures for the Account, as provided for in Article 9.4.2 of the Agreement.

1.7 Adjustments. Payment of Advances and acceptance of billings shall not prejudice the right of any Party to protest or question the correctness thereof; provided, however, all bills and statements rendered to the Parties during any Calendar Year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of such Calendar Year, unless within the said period a Party takes a written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made or claimed within the same prescribed period. The provisions of this Article shall not prevent adjustments resulting from a physical inventory of Equipment, as provided for in Article VI of this Accounting Procedure, or from adjudicated claims involving a third party or from adjustments required by a statutory authority of the Government.

1.8   Joint Interest Audits.

1.8.1 Any Party, upon giving at least thirty (30) days notice in writing to Operator, shall have the right, at its own expense, to audit Operator's accounts and records following the end of such Calendar Year; provided, however, that the making of an audit shall not extend the time for the taking of written exceptions to or the making of claims as provided for in Article 1.7 of this Accounting Procedure, except in the event there is evidence of fraud or other willful misconduct.

1.8.2 The Parties may audit the Joint Account and related records of Operator.

1.8.3 Operator shall produce the required information from Affiliates of Operator to support charges from these Affiliates to the Joint Account.

1.8.4 Auditors shall provide a report of the audit taken to Operator within sixty (60) days after

                                                                  Exhibit 10.41
                                                                  Page 58 of 138


completion of the audit. Operator will respond to the auditors report within ninety (90) days of receipt of same.

1.8.5 Adjustments agreed between Operator and the Parties will be recorded in the Joint Account within thirty (30) days after agreement is reached.

1.8.6 If Operator and the Parties are unable to reach final agreement on a proposed audit adjustment, and either Operator or the Parties so desire, such adjustment may be referred (at the cost of the Parties involved) to an international recognized independent firm of public accountants selected by the Parties.

      The results or conclusions reached by such public accountants shall be conclusive and binding on the Parties and Operator.

1.8.7 The Parties shall make every reasonable effort to conduct audits at a time and in a manner which will result in a minimum of inconvenience to Operator and, where more than one Party desires to conduct audits, such Parties shall make every reasonable effort to conduct joint or simultaneous audits. Operator shall not be obliged to bear any portion of any audit conducted pursuant to the terms of this Article 1.8, except where Operator, pursuant to the terms of Article
1.8.6 above, has requested or joined in a request to refer an audit adjustment to such independent firm of public accountants for resolution.

1.8.8 Operator shall make every reasonable effort to cooperate with the auditors and provide them with reasonable facilities and assistance in performing each audit, as long as such audit does not interfere with Joint Operations or other operations of Operator. Auditors shall have the right to retain copies of relevant audited material.

1.8.9 At no time shall the total number of auditors on a given audit exceed six
(6) without written approval of Operator.

1.9 Modification and Revisions. This Accounting Procedure may be revised or amended from time to time upon unanimous agreement in writing of the Parties.

                                   ARTICLE II

              CHARGEABLE COSTS AND CREDITS TO THE JOINT ACCOUNT

2.1 General. Operator shall charge the Joint Account for all costs and expenditures incorrect in connection with the conduct of Joint Operations in accordance with the Agreement. Such costs shall include, but are not necessarily limited to, the matters set forth in the following sections of this Article II.

2.2   Labor and Related Costs.

                                                                  Exhibit 10.41
                                                                  Page 59 of 138


2.2.1 Salaries and wages of employees or Operator and employees of its Affiliates who are directly engaged in the conduct of Joint Operations whether temporarily or permanently assigned and whether or not physically located in Egypt. In the case of those personnel only a pro rata portion of whose time is chargeable to the Joint Account, only that pro rata portion of applicable salaries and wages calculated (and applicable to Qarun operations) will be charged to the Joint Account.

2.2.2 Cost of holiday, vacation, sickness and disability benefits, social security, education, military service, resident taxes, visas, permits and other customary allowances paid to the personnel whose salaries and wages are chargeable to the Joint Account under Article 2.2.1 above, except that in the case of those personnel only a pro rata portion of whose salaries and wages are chargeable to the Joint Account, not more than the same pro rata portion of the benefits and all allowances herein provided for shall be charged to the Joint Account. Costs under this Article may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Article 2.2.1 above. If percentage assessment is used the rate shall be fair and reasonable based on Operator's cost experience in the relevant period and adjusted to represent actual cost at the end of each Calendar Year. If Operator changes his procedures from "when and as paid basis" to "percentage assessment," or vice versa, Operator will promptly notify the Parties of such a change.

2.2.3 Obligations imposed by governmental authority when actually paid by Operator, which are applicable to cost of salaries and wages chargeable to the Joint Account under Articles 2.2.1 and 2.2.2 above, except that in the case of those personnel only a pro rata portion of whose salaries and wages are chargeable to the Joint Account, not more than the same pro rata portion of such expenditures herein provided for shall be charged to the Joint Account. Such expenses shall include income taxes where and when they are paid by Operator for the employee, in accordance with Operator's standard personnel policies.

2.2.4 Reasonable personal expenses of personnel whose salaries and wages are chargeable to the Joint Account under Article 2.2.1 above and for which expenses such personnel are reimbursed under Operator's standard personnel policies. Such expenditures include, but are not limited to, housing costs, living allowances, telephone expenses, rest and recuperation expenses and completion bonuses. In the event such expenses are not wholly attributable to the Operations, the Joint Account will be charged with only the applicable portion thereof, which shall be determined on an equitable basis.

2.2.5 All transportation costs attributable to Joint Operations, when paid by Operator, applicable to those employees, their families and personal effects, whose salaries and wages are chargeable to the Joint Account except that, in the case of those personnel only a pro rata portion of whose salaries and wages are chargeable to the Joint Account, not more than the same pro rata portion of the vacation and travel cost herein provided for shall be chargeable to the Joint Account. Actual transportation expenses of personnel transferred on a temporary or permanent basis from Joint Operations to country of origin will be charged to the Joint Account. Transportation expenses of personnel transferred from Operations to a country other than the country of origin will not be charged to the Joint Account. Transportation costs as used in this Article shall mean the cost of

                                                                  Exhibit 10.41
                                                                  Page 60 of 138


freight and passenger service, meals, hotels, insurance, visas, exit permits, tax clearance and other expenditures related to vacation and transfer travel (including families and personal effects) and authorized under Operator's standard personnel policies. Operator shall ensure that all expenditures related to transportation costs are equitably allocated to the activities which have benefited from the personnel concerned.

2.3 Employee Benefits. Current cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus and other benefit plans of a like nature, applicable to salaries and wages chargeable to the Joint Account under Article 2.2.1 above. In the case of those personnel only a pro rata portion of whose salaries and wages are chargeable to the Joint Account, not more than the same pro rata portion of such benefits herein provided for shall be charged to the Joint Account.

2.4 Material. Material purchased or furnished by Operator for use in Operations shall be charged to the Joint Account as provided in Article III of this Accounting Procedure. Only such material shall be purchased for or transferred to the Joint Account as may be required, and the accumulation of surplus stocks shall be avoided so far as is reasonably practical and consistent with efficient and economical operations.

2.5   Transportation.

2.5.1 Transportation of material, other than as provided in Articles 3.2.1 and
3.2.2 of this Accounting Procedure, along with other related costs such as, but not limited to, import duties, customs fees, unloading charges, dock fees and inland, ocean and air freight charges.

2.5.2 Transportation of personnel, other than as provided in Article 2.2.5 of this Accounting Procedure, as required in the course of conducting Joint Operations.

2.6   Services and Facilities.

2.6.1 Subject to compliance with any applicable bidding requirements contained in the Concession Agreement, the cost of contract services, professional consultants, utilities and other services procured from outside sources other than services as covered by Article 2.8 of this Accounting Procedure.

2.6.2 When such equipment is used in Joint Operations, Operator shall charge the Joint Account for use of equipment and facilities under lease to Operator for use in other Operations, and not leased for Joint Operations, at the cost of leasing such equipment, including, but not limited to, such costs as operating costs, mobilization, demobilization, insurance and taxes, if such costs are not charged elsewhere to the Joint Account. Such charges shall not, however, exceed commercial equipment and facilities in the area in which Operations are being conducted.

2.6.3 Operator shall charge the Joint Account for use of equipment, office furniture and facilities

                                                                  Exhibit 10.41
                                                                  Page 61 of 138


owned by Operator or its Affiliates or provided from other operations of Operator at rates commensurate with cost of ownership and operation, if such costs are not charged elsewhere to the Joint Account. Such charge shall not, however, exceed commercial rates currently prevailing for available comparable equipment and facilities in the area in which Operations are being conducted.

2.6.4 The Joint Account shall be credited for the rental of Equipment by any of the Parties or their Affiliates at rental rates equivalent to the cost of ownership and operation of such Equipment, provided such rates do not exceed commercial rates currently prevailing for available comparable equipment, in the area in which Joint Operations are conducted. In the case of occasional use by third parties, rates will be subject to negotiation by Operator. Rental rates for drilling rigs, and other major equipment used by either third parties or the Parties and their Affiliates, shall be subject to further agreement between the Parties. Revenue arising from the rental of Equipment as aforesaid shall be credited to the Joint Account as provided for in Article 2.1.5 of this Accounting Procedure. Priority usage of Equipment shall be given at all times to Joint Operations.

2.6.5 Cost of ownership and operation as referred to in this Article 2.6 will include, but not be limited to, labor, maintenance, repairs, other operating expenses, insurance, taxes, depreciation and cost of investment on the depreciated investment.

2.7 Damages and Losses to Equipment. All costs or expenses incurred for the repair or replacement of Equipment made necessary because of damages or losses incurred by fire, flood, storm, theft, accident or any other cause, or to protect Equipment. Operator shall furnish the Parties written notice of damage or losses incurred in excess of U.S. $10,000 as soon as practicable after a report thereof has been received by Operator. If one or more Parties require written notice of damages or losses of less than U.S. $10,000 for insurance purposes, Operator will provide such information on request.

2.8 Litigation Expenses. All costs and expenses of handling, investigating and settling or concluding actual or threatened litigation, claims or disputes arising by reason of Joint Operations or necessary to protect or recover Equipment including, but not limited to, lawyer's fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of such litigation, claims or disputes, provided such costs are not recovered as provided for elsewhere in this Accounting Procedure.

2.9 Taxes. All taxes of every kind and nature (other than those on profits and income) assessed or levied upon or in connection with the Joint Account, or Operations, and which taxes have been paid by Operator for the benefit or on behalf of the Parties. The Joint Account will be credited with monies received in respect of recoverable taxes.

2.10 Insurance Premiums. Premiums paid for insurance, in accordance with the terms of the Agreement.

2.11 Professional and Administration Services Expenses. The cost of professional and

                                                                  Exhibit 10.41
                                                                  Page 62 of 138


administrative employees assigned by an Affiliate of Operator to the Operator for the direct benefit of the Joint Account (not to exceed the number of assigned employees set forth and approved in the annual Budget as necessary to conduct Joint Operations), including, but not limited to, services provided by the production and engineering, exploration, legal, financial, purchasing, insurance and accounting divisions, other than those services covered by Articles 2.12 and 2.13 of this Accounting Procedure which Operator may use in lieu of having its own employees. The cost of such services shall be billed to Operator by the Affiliate on a cost of service basis. Charges under this paragraph shall be subject to review by the Parties upon request.

2.12 Scientific or Technical Services and Employees. The cost of scientific or technical services and Technical Employees including, but not limited to, laboratory analysis, drafting, special geophysical and geological interpretations, engineering, reservoir studies, computer services and data processing provided by Operator or its Affiliates for performance of services for the benefit of Joint Operations, which cost shall be charged on a cost of service basis. Charges therefor shall not exceed charges for comparable services then currently provided by outside technical service organizations of comparable qualifications. Charges under this Article shall be subject to review and audit by the Parties upon request.

2.13 Supervision, Office and Field Expenses. Operator shall charge the Joint Account with the cost and expense of establishing, constructing, maintaining and operating offices, shore bases, warehouses, camps and/or other facilities used in connection with Joint Operations. If such facilities serve operations in addition to the Joint Operations, such costs, less any revenue therefrom, shall be apportioned to all properties served on the same basis resulting in an apportionment which shall be equitable to Joint Operations.

2.14  Parent Company Overhead.

2.14.1 Parent company overhead will be deemed to cover the actual cost (being salaries, wages and labor burden, employee benefits, travel, hotel and other normally reimbursable expenses paid by Operator's parent company in accordance with its standard personnel policy in force in the relevant period, provision of office accommodation and provision of services reasonably necessary for operating and maintaining such staff offices) incurred for services rendered by those functions of Operator's parent company, such as, but not limited to, international production headquarters, international exploration headquarters, treasury, payroll, taxation, insurance, legal, communications, controllers, personnel, executive administrative management, research and development, central engineering and process engineering which:

      (i) could not, without unreasonable effort and/or expenditure or without the release of confidential data proprietary to Operator's parent company, be charged under any other section of this Accounting Procedure; and

      (ii) are allocable to Joint Operations.

                                                                  Exhibit 10.41
                                                                  Page 63 of 138


      It is understood, however, that services performed by the departments listed above and other corporate departments which are directly referable to Joint Operations shall be charged as direct costs in accordance with Article II of this Accounting Procedure.

2.14.2 In respect of the costs of Operator's parent company overhead, as described in Article 2.14.1 above, Operator shall charge monthly to the Joint Account an amount equal to the total of the following:

      (i) five percent (5%) of each Month's expenditures up to U.S. $1,000,000 charged to the Joint Account, except as provided in Article
      2.14.3 hereof;

      (ii) two percent (2%) of each Month's expenditures in excess of U.S. $1,000,000 up to U.S. $5,000,000 charged to the Joint Account, except as provided in Article 2.14.3; and

      (iii) one and one-half percent (1.5%) of each Month's expenditures in excess of U.S. $5,000,000 up to U.S. $10,000,000 charged to the Joint Account, except as provided in Article 2.14.3.

      Annual rentals and bonus payments under the Concession Agreement, taxes charged under Article 2.9 of this Accounting Procedure and any foreign exchange adjustments shall not be included in monthly expenditures for purposes of computing parent company overhead.

2.14.3 The rates under Article 2.14.2 above shall be reviewed by the Parties upon request (but in any event not more frequently than once each Calendar Year) and the Parties shall adjust such rates to assure that such rates are not excessive and reasonably reflect actual costs allocable to Joint Operations.

2.15 Credit to the Account. Upon receipt, the proceeds from all tax rebates, litigation awards, discounts (including cash, trade, volume or any other special discounts) not previously taken, and revenue from lease or sale of Equipment and, subject to the terms of the Agreement, insurance claims will be immediately credited to the Joint Account.

2.16 Costs Under Concession Agreement. All costs and expenses in respect of the acquisition and maintenance of rights under the Concession Agreement for Joint Operations thereunder including, but not limited to, payments made to maintain the Concession Agreement in good standing.

2.17 Miscellaneous. Any expenditures not covered by this Article II incurred by Operator or its Affiliates which is necessary and proper to Joint Operations, including, but not limited to, costs and expenses in respect of the Concession Agreement, communications equipment and systems, ecological and environmental matters, permits and licenses, abandonment and reclamation and research.

                                   ARTICLE III

                                                                  Exhibit 10.41
                                                                  Page 64 of 138

              BASIS OF CHARGES TO THE JOINT ACCOUNT FOR MATERIAL

3.1 General. Subject to the further provisions of this Article III, Operator will procure all material and services for Joint Operations for the Joint Account.

3.2   Purchases.

3.2.1 Material purchased and services procured which become part of the material price shall be charged at the price paid by Operator, including delivery to warehouse or site, after deduction of all discounts actually received. Operator shall exercise best efforts to maximize its right to receive cash discounts.

3.2.2 In the case of imported materials and Equipment, the Joint Account shall be charged at "landed cost" which includes net invoice price, customs fees, duties, excise taxes and like items chargeable against the goods, handling costs and transportation costs from entry port to warehouse and site, purchasing (where not otherwise charged under other sections of this Accounting Procedure), shipping and forwarding costs and fees.

3.3 Materials Furnished From Operator's Warehouse or Operator's other properties not connected with the Joint Operations, shall be furnished at the lesser of actual cost or the following:

3.3.1 New Material - (Condition "A"). At the fair market value (utilizing appropriate vendor lists less applicable prevailing discounts) for new purchases of similar material delivered to the Contract Area at the time of transfer determined in accordance with Articles 3.2.1 and 3.2.2.

3.3.2 Used Material (Conditions "B" and "C").

      (i) Material in sound and serviceable condition and suitable for re-use without reconditioning, shall be classified under Condition "B" and priced at seventy-five percent (75%) of the price of new material as calculated under Article 3.3.1 above.

      (ii) Material which is not suitable for its original function until after reconditioning shall be furnished to the Joint Account under one of the following two methods defined below:

            (a) Classified as Condition "B" and priced at seventy-five percent (75%) of the price of new material as calculated under Article 3.3.1 above. The cost of reconditioning shall be for the account of the transferring Party.

            (b) Classified as Condition "C" and priced at fifty percent (50%) of the price of new material as calculated under Article 3.3.1 above. The cost of reconditioning shall be charged to the receiving Party, provided, however, that Condition "C" material plus the cost of reconditioning does not exceed Condition "B" value as calculated under Sub-Article 3.3.2(i) above.

                                                                  Exhibit 10.41
                                                                  Page 65 of 138


3.3.3 Used Material. Obsolete material, or material which cannot be classified as Condition "B" or Condition "C" shall be priced at a value commensurate with its use. Material no longer suitable for its original purpose but usable for some other purpose, shall be priced on a basis comparable with that of items normally used for such other purpose.

3.4 Warranty of Material. Operator does not warrant the material furnished from any source. Defective materials furnished from Operator's owned warehouse or from other properties not connected with Joint Operations will be credited immediately to the Joint Account. Credit (if any) for defective materials from any other source shall await adjustment from the suppliers, manufacturers or their agents, and any unadjusted claims or portion thereof shall remain charged to the Joint Account.

                                   ARTICLE IV

                          DISPOSAL OF SURPLUS MATERIAL

4.1 Purchases and Disposals by Operator. Subject to the provisions of Article V of this Accounting Procedure and to the provisions of the Concession Agreement, Operator shall have the right, but not the obligation to purchase, and the right to dispose of surplus material originally costing less than $100,000 in the aggregate or $10,000 for each individual item without prior approval of the Parties.

4.2   Purchases by Any Venturer or Sales to Non-Owner.

4.2.1 Material costing more than $100,000 in the aggregate or $10,000 for each individual item shall be priced in accordance with Article V of this Accounting Procedure and offered for sale on that basis to the Parties.

4.2.2 The Parties shall have thirty (30) days after being notified of such surplus equipment as provided for in Article 4.2.1 above to offer to purchase such material at the listed price. If two or more Parties desire the same equipment, they shall have an additional fifteen (15) days during which to agree to a division of the material between them. In the event they shall not agree within the said fifteen (15) days, such material shall be offered for sale pursuant to Article 4.2.3 below.

4.2.3 Material not purchased or disposed of as provided for in Articles 4.2.1 and 4.2.2 above shall be offered for sale by sealed bid on the open market. The Parties shall also have an opportunity to bid on the material. If the highest bid is not accepted, Operator shall promptly report the circumstances to the Parties.

4.2.4 Material still not dispose of as provided for in Articles 4.2.1, 4.2.2 and
4.2.3 above may be disposed of by Operator by the most practical, economical method as approved by the Parties.

4.3 Division in Kind. Division of material in kind, if made between the Parties shall be in

                                                                  Exhibit 10.41
                                                                  Page 66 of 138


proportion to their Participating Interests. The Parties will thereupon be charged individually with the value of the material received or receivable in accordance with Article V of this Accounting Procedure. Proper credits shall be made by Operator in the Joint Account.

                                    ARTICLE V

              BASIS OF PRICING SURPLUS MATERIAL TRANSFERRED FROM

                                THE JOINT ACCOUNT

5.1 General. Material purchased by Operator, offered for sale to the Parties, or divided in kind, unless otherwise provided herein or agreed to between the Parties, shall be priced on the basis of the following sections of this Article V.

5.2 Price of New Material Defined. Price of new material as used in this Article V shall be the average unit value as carried on Joint Account books, to include those costs in Articles 3.2.1 and 3.2.2 of this Accounting Procedure.

5.3 New Material. New material (Condition "A") being new material procured for Joint Operations or furnished from Operator's warehouse but never used, at one hundred percent (100%) of the purchase price, if determinable; otherwise, at one hundred percent (100%) of the price of new material.

5.4 Good Used Material. Good used material (Condition "B"), being used material in sound and serviceable condition, suitable for re-use without reconditioning, shall be priced at seventy-five percent (75%) of the price of new material.

5.5 Other Used Material. Used material (Condition "C"), being used material which is not in sound and serviceable condition, but suitable for re-use after reconditioning, at fifty percent (50%) of the purchase price, if determinable; otherwise, at fifty percent (50%) of the price of new material. Cost of reconditioning will not be borne by the Joint Account.

5.6 Bad-Order Material. Material (Condition "D"), no longer suitable for its original purpose, but usable for some other purpose, shall be priced on a basis comparable with that of items normally used for such other purpose.

5.7 Junk Material. Junk material (Condition "E"), being obsolete and scrap material, at prevailing prices.

                                   ARTICLE VI

                             INVENTORIES OF MATERIAL

6.1 General. Operator shall maintain asset records of material according to its standard materials

                                                                  Exhibit 10.41
                                                                  Page 67 of 138


policies in force in the relevant period.

6.2 Periodic Inventories, Notice and Representation. At reasonable intervals, inventories shall be taken by Operator of the Joint Account materials. Written notice of intention to take inventory shall be given to the Parties by Operator at least forty-five (45) days before any inventory is to begin, so that the Parties may be represented when an inventory is taken. Failure of any of the Parties to be represented at any inventory shall bind such Parties to accept the inventory taken by Operator who shall, in any event, furnish the Parties with copies thereof.

6.3 Change of Operator. An inventory shall be made whenever there is a change of Operator.

6.4 Special Inventories. Special inventories may be taken whenever there is any transfer of a Participating Interest. In such cases, both the transferor and the transferee shall have the opportunity to be represented when the inventory is taken and shall be governed by such inventory whether or not such representation is provided. The cost of taking any such special inventory shall be for the sole account of the transferor and/or transferee and shall not be charged to the Joint Account. Each Party shall be entitled, at its own expense, to require Operator to produce a special inventory of Equipment at any reasonable time, provided such request shall not interfere with Joint Operations or other operations of Operator which are supplied from the same source of supply as Joint Operations.

6.5 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be jointly determined by Operator and the Parties. Inventory adjustments shall be made by Operator in the Joint Account for overages and shortages, and such adjustments shall be reported as unusual accounting entries, but Operator shall be held accountable to the Parties only for shortages which are the liability of Operator under the Agreement.

                                                                  Exhibit 10.41
                                                                  Page 68 of 138












                       CONCESSION AGREEMENT FOR PETROLEUM

                          EXPLORATION AND EXPLOITATION

                                     BETWEEN

                           THE ARAB REPUBLIC OF EGYPT

                                       AND

                  THE EGYPTIAN GENERAL PETROLEUM CORPORATION

                                       AND

                       PHOENIX RESOURCES COMPANY OF QARUN

                                       AND

                             APACHE OIL EGYPT, INC.

                                       IN

                                 THE QARUN AREA

                              WESTERN DESERT A.R.E.

                                                                  Exhibit 10.41
                                                                  Page 69 of 138


                                      INDEX

ARTICLE                       TITLE                               PAGE

I               Definitions........................................
II              Annexes to the Agreement............................
II              Grant of Rights and Term............................
IV              Work Program and Expenditures
                 during Exploration Period .........................
V               Mandatory and Voluntary
                 Relinquishments....................................
VI              Operations after Commercia..........................
VII             Recovery of Costs and Expenses
                 and Production Sharing..............................
VIII            Title to Assets.....................................
IX              Bonuses.............................................
X               Office and Service of Notice........................
XI              Saving of Petroleum and
                 Prevention of Loss..................................
XII             Customs Exemptions..................................
XIII            Books of Account: Accounting
                 and Payments........................................
XIV             Records, Reports and Inspection.....................
XV              Responsibility for Damages..........................
XVI             Privileges of Government
                 Representatives.....................................
XVII            Employment Rights and Training
                 of Arab Republic of Egypt Personnel.................

                                                                  Exhibit 10.41
                                                                  Page 70 of 138


XVIII           Laws and Regulations................................
XIX             Right of Requisition................................
XX              Assignment..........................................
XXI             Breach of Agreement and Power to Cancel.............
XXII            Force Majeure.......................................
XXIII           Disputes and Arbitration............................
XXIV            Status of Parties...................................
XXV             Local Contractors and Locally Manufactured Material.
XXVI            Arabic Text.........................................
XXVII           General.............................................
XXVIII          Approval of the A.R.E. Government...................

                                                                  EXHIBIT 10.41
                                                                  PAGE 71 OF 138



                            ANNEXES TO THE AGREEMENT


ARTICLE               TITLE                                                                     PAGE
-------               -----                                                                     ----
Annex "A"             Boundary Description of Concession Area   . . . . . . . . . . . . . . .

Annex "B"             Illustrative Map showing Area covered   . . . . . . . . . . . . . . . .

Annex "C"             Charter of the Operating Company  . . . . . . . . . . . . . . . . . . .

Annex "D"             Accounting Procedure  . . . . . . . . . . . . . . . . . . . . . . . . .

Annex "E"             Map of the National gas pipeline grid system  . . . . . . . . . . . . .

                                                                  EXHIBIT 10.41
                                                                  PAGE 72 OF 138

                       CONCESSION AGREEMENT FOR PETROLEUM
                          EXPLORATION AND EXPLOITATION
                                    BETWEEN
                           THE ARAB REPUBLIC OF EGYPT
                                      AND
                   THE EGYPTIAN GENERAL PETROLEUM CORPORATION
                                      AND
                       PHOENIX RESOURCES COMPANY OF QARUN
                                      AND
                             APACHE OIL EGYPT, INC.
                                       IN
                                 THE QARUN AREA
                             WESTERN DESERT A.R.E.


THIS AGREEMENT made and entered on this ____ day of __________,1992, by and between the ARAB REPUBLIC OF EGYPT (hereinafter referred to variously as "A.R.E." or as the "GOVERNMENT), the EGYPTIAN GENERAL PETROLEUM CORPORATION, a legal entity created by Law No. 167 of 1958 as amended (hereinafter referred as "EGPC"), and PHOENIX RESOURCES COMPANY OF QARUN, a company organized and existing under the laws of the State of Delaware, U.S.A. (hereinafter referred to as "PHOENIX"); and APACHE OIL EGYPT, INC., a company organized and existing under the laws of the State of Delaware, U.S.A. PHOENIX and APACHE being hereinafter referred to collectively as "CONTRACTOR", and individually as "CONTRACTOR MEMBER".

                                   WITNESSETH

         WHEREAS, all minerals including petroleum, existing in mines and quarries in A.R.E., including the territorial waters, and in the seabed subject to its jurisdiction and extending beyond the territorial waters, are the property of the State; and

         WHEREAS, EGPC has applied for an exclusive concession for the exploration and exploitation of petroleum in and throughout the area referred to in Article II, and described in Annex "A" and shown approximately on Annex "B" which are attached hereto and made part hereof (hereinafter referred to as the "Area"); and

         WHEREAS, PHOENIX and APACHE agree to undertake their obligations provided hereinafter as a CONTRACTOR with respect to the exploration, development and production of

                                                                  EXHIBIT 10.41
                                                                  PAGE 73 OF 138

petroleum in said Area; and

         WHEREAS, the GOVERNMENT desires hereby to grant such Concession; and

         WHEREAS, the Minister of Petroleum and Mineral Resources pursuant to the provisions of Law No. 86 of 1956, may enter into a concession agreement with EGPC, and with PHOENIX and APACHE as a Contractor in the Area.

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS


(a) "EXPLORATION" shall include such geological, geophysical, aerial and other surveys as may be contained in the approved Work Programs and Budgets, and the drilling of such shot holes, core holes, stratigraphic tests, holes for the discovery of Petroleum or the appraisal of Petroleum discoveries and other related holes and wells, and the purchase or acquisition of such supplies, materials, services and equipment therefor, all as may be contained in the approved Work Programs and Budgets. The verb "explore" means the act of conducting exploration.

(b) "DEVELOPMENT" shall include, but not be limited to, all the operations and activities pursuant to approved Work Programs and Budgets under this Agreement with respect to:

      (1) The drilling, plugging, deepening, side tracking, redrilling, completing and equipping of development wells, changing of the status of a well; and

      (2) Design, engineering, construction, installation, servicing and maintenance of equipment, lines, systems facilities, plants and related operations to produce and operate said development wells, taking, saving, treating, extracting, separating, handling, storing, transporting and delivering Petroleum, repressuring, recycling and other secondary recovery projects; and

      (3) Transportation, storage and any other work or activities necessary or ancillary to the activities specified in (1) and (2).

(c) "PETROLEUM" means liquid crude oil of various densities, asphalt, gas, casinghead gas and all other hydrocarbon substances that may be found in, and produced, or otherwise obtained and saved from the Area under this Agreement, and all substances that may be extracted therefrom.

(d) "LIQUID CRUDE OIL" OR "CRUDE OIL" OR "OIL" means any hydrocarbon produced from the

                                                                  EXHIBIT 10.41
                                                                  PAGE 74 OF 138

      Area which is in a liquid state at the wellhead or lease separators or which is extracted from the gas or casinghead gas in a plant. Such liquid state shall exist at 60 Degree F and atmospheric pressure. Such term includes distillate and condensate.

(e) "GAS" is natural gas both associated and non-associated, and all of its constituent elements produced from any well in the Area (other than Liquid Crude Oil) and all non-hydrocarbon substances therein. Such term shall include residual gas that Gas remaining after removal of "LPG

(f) "LPG" means liquified petroleum gas, which is a mixture of principally, propane and butane liquefied by pressure/ temperature that have been extracted from the Gas.

(g) A "BARREL" shall consist of forty-two (42) United States gallons, liquid measure, corrected to a temperature of sixty degrees (60) Fahrenheit at atmospheric pressure.

(h)   (1)    "COMMERCIAL OIL WELL" means the first well in any geological feature which after testing for a period of not more than thirty
             (30) consecutive days where practical, but in any event in accordance with sound and accepted industry production practices, and verified by EGPC, is found to be capable of producing at the average rate of not less than two thousand (2000) Barrels of Oil per day (BOPD). The date of discovery of a "Commercial Oil Well" is the date on which such well is tested and completed according to the above.

(h)   (2)    "COMMERCIAL GAS WELL" means the first well on any geological feature which after testing for a period of not more than thirty
             (30) consecutive days where practical, but in any event in accordance with sound and accepted industry production practices and verified by EGPC, is found to be capable of producing at the average rate of not less than ten (10) million standard cubic feet of gas per day (MMSCFD). The date of discovery of a "Commercial
             Gas Well" is the date on which such well is tested and completed according to the above.

(i)   "A.R.E." means ARAB REPUBLIC OF EGYPT.

(j) "EFFECTIVE DATE" means the date on which the text of this Agreement is signed by the GOVERNMENT, EGPC and CONTRACTOR, after the relevant Law is issued.

(k)1 "YEAR" means any period of twelve (12) months according to the Gregorian Calendar.

(k)2 "CALENDAR YEAR" means a period of twelve (12) months according to the Gregorian Calendar being 1st January to 31st December.

                                                                  EXHIBIT 10.41
                                                                  PAGE 75 OF 138

(l) "FINANCIAL YEAR" means the GOVERNMENT's financial year according to the laws and regulations of A.R.E.

(m) "TAX YEAR" means the period of twelve (12) months according to the laws and regulations of the A.R.E.

(n)   An "AFFILIATED COMPANY" means a company:

      (1) The share capital, conferring a majority of votes at stockholders' meetings of such company, of which is owned directly or indirectly by a party hereto;

      (2) Which is the owner directly or indirectly of share capital conferring a majority of votes at stockholders' meetings of a party hereto;

      (3) Whose share capital conferring a majority of votes at stockholders' meetings of such company and the share capital conferring a majority of votes at stockholders' meetings of a party hereto are owned directly or indirectly by the same company; or

      (4) Which directly or indirectly controls, is controlled by or is under common control with a party hereto. For the purpose of this definition, the word "Control" means the right to exercise more than fifty percent (50%) of the voting rights at shareholders' or partners' meetings.

(o) "EXPLORATION BLOCK" shall mean an area, the corner points of which have to be coincident with three (3) minute by three (3) minute latitude and longitude divisions, according to the International Grid System where possible or with the existing boundaries of the Area covered by this Concession Agreement as set out in Annex "A".

(p) "DEVELOPMENT BLOCK" shall mean an area, the corner points of which have to be coincident with three (3) minute by three (3) minute latitude and longitude divisions according to the International Grid System where possible or with the existing boundaries of the Area covered by this Concession Agreement as set out in Annex "A".

(q) "DEVELOPMENT LEASE(S)" shall mean the Development Block or Blocks covering the geological structure capable of production, the corner points of which have to be coincident with three (3) minute by three (3) minute latitude and longitude divisions according to the International Grid System where possible or with the existing boundaries of the Area covered by this Concession Agreement as set out in Annex "A".

(r)   "AGREEMENT" means this Concession Agreement and its Annexes.

                                                                  EXHIBIT 10.41
                                                                  PAGE 76 OF 138


(s) "GAS SALES AGREEMENT" shall mean a written agreement between EGPC and CONTRACTORS as sellers (hereinafter referred to as Sellers) and E.G.P.C. as buyer (hereinafter referred to as buyer), which contains the terms and conditions for all Gas sales from a Development Lease.

                                   ARTICLE II

                            ANNEXES TO THE AGREEMENT

      ANNEX "A" is a description of the Area covered and affected by this Agreement, hereinafter referred to as "The Area".

      ANNEX "B" is a provisional illustrative map on the scale of 1:1,000,000 indicating the Area covered and affected by this Agreement and described in Annex "A".

      ANNEX "C" is the form of a Charter of the Operating Company to be formed as provided for in Article VI hereof.

      ANNEX "D" is the Accounting Procedure.

      ANNEX "E" is a current map of the National Gas Pipeline Grid System established by the Government. The point of delivery for Gas shall be agreed upon by the parties under the Gas Sales Agreement, which point of delivery will be located at the flange connecting the lease pipeline to the National Gas Pipeline Grid System, as depicted in such annex, or as otherwise agreed.

      ANNEXES "A", "B", "C", "D" AND "E" to this Agreement are hereby made part hereof, and they shall be considered as having equal force and effect with the provisions of this Agreement.

                                  ARTICLE III

                            GRANT OF RIGHTS AND TERM

The GOVERNMENT hereby grants EGPC and CONTRACTOR subject to the terms, covenants and conditions set out in this Agreement, which insofar as they are contrary to or inconsistent with any provisions of Law No. 66 of 1953, as amended, shall have the force of Law, an exclusive concession in and to the Area described in Annexes "A" and "B".

(a) The GOVERNMENT shall own and be entitled, as hereinafter provided to a royalty in cash or in kind of ten (10) percent of the total quantity of Petroleum produced and saved from the Area during the development period including renewal. Said royalty shall be borne and paid by

                                                                  EXHIBIT 10.41
                                                                  PAGE 77 OF 138

      EGPC and shall not be the obligation of the CONTRACTOR. The payment of royalties by EGPC shall not be deemed to result in income attributable to the CONTRACTOR.

(b) An initial Exploration period of three (3) years shall start from the Effective Date. Two (2) successive extensions to the initial Exploration period of two (2) years each shall be granted to CONTRACTOR at its option, upon not less than thirty (30) days' prior written notice to EGPC and subject only to its having fulfilled its obligations hereunder for the then current period. This Agreement shall be terminated if neither a Commercial Oil Discovery nor a Commercial Gas Discovery is established by the end of the seventh (7) year of the Exploration period. However, each such period may be extended at CONTRACTOR's option for up to six (6) months to enable the completion of drilling and testing of any well actually drilling or testing at the end of each Exploration period. It is understood and agreed upon that in case the initial or the second Exploration period shall have been extended for a period of up to 6 months (or less) as above mentioned, then such extension period shall be credited to the next succeeding period and consequently such extension period shall be deducted from the next succeeding period. The election by EGPC to undertake a sole risk venture under paragraph (c) immediately hereafter shall not extend the exploration period nor affect the termination of this Agreement as to CONTRACTOR.

(c)   Commercial Discovery

      (i) A Commercial Discovery, whether of Oil or Gas, may consist of one producing reservoir or a group of producing reservoirs which is worthy of being developed commercially. After discovery of a Commercial Oil or Gas Well, CONTRACTOR shall, unless otherwise agreed upon, undertake as part of its Exploration program the appraisal of the discovery by drilling one or more appraisal wells, to determine whether such discovery is worthy of being developed commercially, taking into consideration the recoverable reserves, production, pipeline and terminal facilities required, estimated Petroleum prices, and all other relevant technical and economic factors.

      (ii) The provisions laid down herein postulate the unity and indivisibility of the concepts of Commercial Discovery and Development Lease. They shall apply uniformly to Oil and Gas unless otherwise specified.

      (iii) CONTRACTOR shall give notice of a Commercial Discovery to EGPC immediately after the discovery is considered by CONTRACTOR to be worthy of commercial development but in any event with respect to a Commercial Oil Well not later than the completion of the second exploration appraisal well, or twelve (12) months following the date of the discovery of the Commercial Oil well (unless EGPC agrees that such period may be extended), whichever is earlier, or, with respect to a Commercial Gas Well, not later than twenty-four (24) months following the date of the discovery of the Commercial Gas Well

                                                                  EXHIBIT 10.41
                                                                  PAGE 78 OF 138

      (unless EGPC agrees that such period may be extended), except that CONTRACTOR shall also have the right to give such notice of Commercial Discovery with respect to any reservoir or reservoirs even if the well or wells thereon are not "Commercial" within the definition of "Commercial Well" if, in its opinion, a reservoir or a group of reservoirs, considered collectively, could be worthy of commercial development. CONTRACTOR may also give notice of a Commercial Oil Discovery in the event it wishes to undertake a Gas Recycling or similar Project. A notice of Commercial Gas Discovery shall contain all detailed particulars of the discovery and especially the area of gas reserves, the estimated production potential and profile and field life. Following receipt of a notice of a Commercial Oil or Gas Discovery, EGPC and CONTRACTOR shall meet and review all appropriate data with a view to mutually agreeing upon the existence of a Commercial Discovery. The date of Commercial discovery shall be the date EGPC and CONTRACTOR agree that a Commercial Discovery exists.

(iv) If Crude Oil is discovered but is not deemed by CONTRACTOR to be a Commercial Oil Discovery under the above provisions of this paragraph (c), EGPC shall one (1) month after the expiration of the period specified above within which CONTRACTOR can give notice of Commercial Oil Discovery, or thirteen (13) months after the completion of a well not considered to be a "Commercial Oil Well" have the right, following sixty (60) days' notice in writing to CONTRACTOR, at its sole cost, risk and expense, to develop, produce and dispose of all Crude Oil from the geological feature on which the well has been drilled. Said notice shall state the specific area covering said geological feature to be developed, the wells to be drilled, the production facilities to be installed and EGPC's estimated cost thereof. Within thirty (30) days after receipt of said notice CONTRACTOR may, in writing, elect to develop such area as provided for in the case of Commercial Discovery hereunder. In such event, all terms of this Agreement shall continue to apply to the specified area. If CONTRACTOR elects not to develop such area, the specific area covering said geological feature shall be set aside for sole risk operations by EGPC, such area to be mutually agreed upon by EGPC and CONTRACTOR on the basis of good petroleum industry practice. EGPC shall be entitled to perform or in the event Operating Company has come into existence, to have Operating Company perform such operations for the account of EGPC and at EGPC's sole cost, risk and expense. When EGPC has recovered from the Crude Oil produced from such specific area a quantity of Crude Oil equal in value to three hundred (300) percent of the cost it has incurred in carrying out the sole risk operations, CONTRACTOR shall have the option, only in the event there has been a separate Commercial Oil Discovery elsewhere within the area, to share in further development and production of that specific area upon paying EGPC one hundred (100) percent of such costs incurred by EGPC. Such one hundred (100) percent payment shall not be recovered by CONTRACTOR. Immediately following such payment, the specific area shall either (1) revert to the status of an ordinary Development Lease under this Agreement and

                                                                  EXHIBIT 10.41
                                                                  PAGE 79 OF 138

      thereafter shall be operated in accordance with the terms hereof; or (2) alternatively, in the event that at such time EGPC or its Affiliated Company is conducting development operations in the area at its sole expense and EGPC elects to continue operating, the area shall remain set aside, and CONTRACTOR shall only be entitled to its production sharing percentage of the Crude Oil as specified in Article VII(b) below. The sole risk Crude Oil shall be valued in the manner provided in paragraph
      (c) of Article VII. In the event of any termination of this Agreement under the provisions of Article III(b) above, this Agreement shall, however, continue to apply to EGPC's operation of any sole risk venture hereunder although such Agreement shall have been terminated with respect to CONTRACTOR pursuant to the provisions of Article III(b) above.

(d)  Conversion to a Development Lease

     (i) Following a Commercial Oil Discovery or a Commercial Gas Discovery, the extent of the whole area capable of production to be covered by a Development Lease shall be mutually agreed upon by EGPC and CONTRACTOR and be subject to the approval of the Minister of Petroleum and Mineral Resources. Such area shall be converted automatically into a Development Lease without the issue of any additional legal instrument or permission.

     (ii) Following the conversion of an area to a Development Lease based on a Commercial Gas Discovery (or upon the discovery of Gas in a Development Lease granted following a Commercial Oil Discovery), EGPC shall make efforts to find the adequate local markets capable of absorbing the production of Gas and shall advise CONTRACTOR of the potential outlets for such Gas, and the expected annual schedule of demand. Thereafter, EGPC and CONTRACTOR shall meet with a view to assessing whether the outlets for such Gas and other relevant factors warrant the development and production of the Gas and, in case of agreement, the Gas thus made available shall be disposed of to EGPC under a long-term sales agreement in accordance with and subject to the conditions set forth in Article VII below.

      (iii) The development period of each Development Lease shall be as follows:

             (aa) In respect of a Commercial Oil Discovery, twenty (20) years from the date of such Commercial Discovery plus the Optional Extension Period (as defined below) provided that, in the event that subsequent to the conversion of a Commercial Oil Discovery into a Development Lease, Gas is discovered in the same Development Lease and is used or is capable of being used locally or for export hereunder, the period of the Development Lease shall be extended only with respect to such Gas, LPG extracted from such Gas and Crude oil in the form of condensate produced with such Gas for twenty (20) years from the date of first deliveries of Gas locally

                                                                  EXHIBIT 10.41
                                                                  PAGE 80 OF 138


                   or for export plus the Optional Extension Period (as defined below) provided that the duration of such Development Lease based on the Commercial Oil Discovery shall not be extended beyond thirty-five (35) years from the date of the Commercial Oil Discovery. Unless otherwise agreed upon between EGPC and CONTRACTOR and subject to the approval of the Minister of Petroleum and Mineral Resources, CONTRACTOR shall immediately notify EGPC of any Gas discovery, but there shall be no requirement to apply for a new Development Lease in respect of such Gas.

             (bb) In respect of a Commercial Gas Discovery, twenty (20) years from the date of first deliveries of Gas locally or for export plus the Optional Extension Period (as defined below), provided that if subsequent to the conversion of a Commercial Gas Discovery into a Development Lease, Crude Oil is discovered in the same Development Lease, CONTRACTOR's share of such Crude oil from the Development Lease (except LPG extracted from Gas or Crude Oil in the form of condensate produced with Gas) and Gas associated with such Crude Oil shall revert entirely to EGPC upon the lapse of twenty (20) years from the date of such Crude Oil discovery, plus the Optional Extension Period (as defined below).

                   Notwithstanding anything to the contrary under this agreement the duration of a Development Lease based on a Commercial Gas Discovery shall not exceed thirty-five (35) years from the date of Commercial Gas Discovery. CONTRACTOR shall immediately notify EGPC of any Oil discovery, but there shall be no requirement to apply for a new Development Lease in respect of such Crude Oil. The "Optional Extension Period" shall mean a period of five (5) years which may be elected by CONTRACTOR upon six (6) months' written notice to EGPC prior to the expiry of the relevant twenty (20) year period.

(e) Development operations shall, upon the issuance of a Development Lease granted following a Commercial Oil Discovery be started promptly by Operating Company and be conducted in accordance with good oil field practices and accepted petroleum engineering principles, until the field is considered to be fully developed, it being understood that if associated Gas is not utilized, EGPC and CONTRACTOR shall negotiate in good faith on the best way to avoid impairing the production in the economic interests of the parties. In the event no Commercial Production of Oil in regular shipments is established in any Development Block within three (3) years from the date of the Commercial Discovery, such Development Block shall immediately be relinquished unless there is a Commercial Gas Discovery on the Development Lease. However, such three
     (3) year period may be extended by an additional period not exceeding one
     (1) year, subject to approval of the Minister of Petroleum and Mineral Resources. Each Development Block in a Development Lease being partly within the radius of drainage of any producing well in such Development Lease shall be considered as participating in the

                                                                  EXHIBIT 10.41
                                                                  PAGE 81 OF 138


     Commercial Production referred to above. Development operations in respect of Gas and Crude Oil in the form of Condensate or LPG to be produced with or extracted from such Gas shall, upon the signature of a Gas Sales Agreement or commencement of a scheme to dispose of the Gas, whether for export as referred to in Article VII below or otherwise, be started promptly by Operating Company and be conducted in accordance with good gas field practices and accepted petroleum engineering principles and the provisions of such Gas Sales Agreement or scheme. In the event no Commercial Production of Gas is established in accordance with such Gas Sales Agreement or scheme, the Development Lease relating to such Gas shall be relinquished, unless otherwise agreed upon by EGPC.

(f) CONTRACTOR shall bear and pay all the costs and expenses required in carrying out all the operations under this Agreement but such costs and expenses shall not include any interest on investment. CONTRACTOR shall look only to the Petroleum to which it is entitled under this Agreement to recover such costs and expenses. Such costs and expenses shall be recoverable as provided in Article VII. During the term of this Agreement and its renewal, the total production achieved in the conduct of such operations shall be divided between EGPC and CONTRACTOR in accordance with the provisions of Article VII.

(g)  (1)     CONTRACTOR shall be subject to Egyptian income tax laws and shall comply with the requirements of such laws with respect to the filing of returns, the assessment of tax, and the keeping and showing of books and records.

     (2) CONTRACTOR's annual income for Egyptian income tax purposes under this Agreement shall be an amount calculated as follows:

             The total of the sums received by CONTRACTOR from the sale or other disposition of all Petroleum acquired by CONTRACTOR pursuant to Article VII, paragraphs (a) and (b);

             Reduced by:

        (i ) the costs and expenses of CONTRACTOR;

        (ii) the value, as determined according to paragraph (c) of Article VII of EGPC's share of Excess Cost Recovery Petroleum repaid to EGPC in cash or in kind, if any,

             PLUS:

             An amount equal to CONTRACTOR's Egyptian income taxes grossed up in the manner shown in Annex D, Article VI.

                                                                  EXHIBIT 10.41
                                                                  PAGE 82 OF 138


             For purposes of above tax deductions in any Tax Year paragraph (a) of Article VII shall apply only in respect of classification of costs and expenses and rates of costs amortization, without regard to the percentage limitation referred to in the first paragraph of
             Article VII(a)(1). All costs and expenses of CONTRACTOR in conducting the operations under this Agreement which are not controlled by paragraph (a) of Article VII as above qualified shall be deductible in accordance with the provisions of the Egyptian Income Tax Law.

         (3) EGPC shall assume, pay and discharge, in the name and on behalf of the CONTRACTOR, CONTRACTOR's Egyptian Income Tax out of EGPC's share of the Petroleum produced and saved and not used in operations under Article VII. All taxes paid by EGPC in the name and on behalf of CONTRACTOR shall be considered income to CONTRACTOR as calculated in accordance with Annex "D", Article VI of the attached Accounting Procedure.

         (4) EGPC shall furnish to CONTRACTOR the proper official receipts evidencing the payment of CONTRACTOR's Egyptian Income Tax for each Tax Year, within ninety (90) days following the receipt by EGPC of CONTRACTOR's tax declaration for the preceding Tax Year. Such receipts shall be issued by the proper Tax Authorities and shall state the amount and other particulars customary for such receipts.

         (5) As used herein, Egyptian Income Tax shall be inclusive of all income taxes payable in the A.R.E. (including tax on tax) such as the tax on income from movable capital and the tax on profits from commerce and industry and inclusive of taxes based on income or profits, including all dividends, withholding with respect to shareholders, and other taxes imposed by the GOVERNMENT of the A.R.E. on the distribution of income or profits by CONTRACTOR.

         (6) In calculating its A.R.E. Income Taxes, EGPC shall be entitled to deduct all royalties paid by EGPC to the GOVERNMENT and CONTRACTOR's Egyptian income taxes paid by EGPC on CONTRACTOR's behalf.

                                   ARTICLE IV

                      WORK PROGRAM AND EXPENDITURES DURING
                               EXPLORATION PERIOD

(a) CONTRACTOR shall commence Exploration operations hereunder not later than six (6) months after the Effective Date. Not later than the end of the twenty-fourth (24th) month after the Effective Date, CONTRACTOR shall start Exploration drilling in the Area, with a commitment of drilling one
     (1) well during the initial Exploration period. EGPC shall make available for

                                                                  EXHIBIT 10.41
                                                                  PAGE 83 OF 138


     CONTRACTOR's use all seismic, wells and other Exploration data in EGPC's possession with respect to the Area.

(b) The initial Exploration period shall be three (3) years. CONTRACTOR may continue Exploration activities by undertaking two (2) successive additional periods of two (2) years each in accordance with Article III
     (b), each of which upon at least a thirty (30) days' prior written notice to EGPC, subject to CONTRACTOR's expenditure of its minimum Exploration obligations and of its fulfillment of the drilling obligations hereunder for the then current period. CONTRACTOR shall spend a minimum of two million U.S. Dollars (U.S. $ 2,000,000) on Exploration operations and activities related thereto during the initial three (3) year Exploration period. During such initial period CONTRACTOR shall drill one (1) well. For each of the two (2) successive additional exploration periods of two
     (2) years each that CONTRACTOR elects to undertake beyond the initial Exploration period, CONTRACTOR shall spend a minimum of four million U.S. Dollars (U.S. $ 4,000,000) and drill two (2) wells. Should CONTRACTOR spend more than the minimum amount required to be expended or drill more wells than the minimum required to be drilled during the initial three (3) year Exploration period, or during any period thereafter, the excess may be subtracted from the minimum amount of money required to be expended by CONTRACTOR or minimum number of wells required to be drilled during any succeeding Exploration period or periods, as the case may be. In case CONTRACTOR surrenders its Exploration rights under this Agreement as set forth above before or at the end of the third (3rd) year of the initial exploration period, or any extension thereof, having expended less than the total sum of two million U.S. Dollars (U.S. $ 2,000,000) on Exploration or in the event at the end of the third (3rd) year CONTRACTOR has expended less than said sum in the Area, an amount equal to the difference between the said two million U.S. Dollars (U.S. $ 2,000,000) and the amount actually spent on Exploration activities shall be paid by CONTRACTOR to EGPC at the time of surrendering or within three (3) months from the end of the third (3rd) year of the initial Exploration period, as the case may be. Any expenditure deficiency by CONTRACTOR at the end of any additional period for the reasons above noted shall similarly result in a payment by CONTRACTOR to EGPC of such deficiency. Provided this Agreement is still in force as to CONTRACTOR, CONTRACTOR shall be entitled to recover any such payments as Exploration expenditures in the manner provided for under Article VII in the event of Commercial Production. Without prejudice to Article III(b), in case no Commercial Oil Discovery is established or no notice of Commercial Gas Discovery is given by the end of the seventh (7th) year of the Exploration period or any extensions thereof, or in case CONTRACTOR surrenders the Area under this Agreement prior to such time, EGPC shall not bear any of the aforesaid expenses incurred by CONTRACTOR.

(C) At least four (4) months prior to the beginning of each Financial Year or at such other times as may mutually be agreed to by EGPC and CONTRACTOR, CONTRACTOR shall prepare an Exploration Work Program and Budget for the Area setting forth the Exploration operations which CONTRACTOR proposes to carry out during the ensuing year. During each Exploration

                                                                  EXHIBIT 10.41
                                                                  PAGE 84 OF 138


     period, such Work Programs and Budgets taken together shall be at least sufficient to satisfy CONTRACTOR's minimum expenditure obligations for the period it covers, taking into account any credits for excess drilling or expenditures by CONTRACTOR in prior Exploration periods. The Exploration Work Program and Budget shall be reviewed by a joint committee to be established by EGPC and CONTRACTOR after the Effective Date of this Agreement. This Committee, hereinafter referred to as the "Exploration Advisory Committee," shall consist of six (6) members, three (3) of whom shall be appointed by EGPC and three (3) by CONTRACTOR. The Chairman of the Exploration Advisory Committee shall be designated by EGPC from among the members appointed by it. The Exploration Advisory Committee shall review and give such advice as it deems appropriate with respect to the proposed Work Program and Budget. Following review by the Exploration advisory Committee, CONTRACTOR shall make such revisions as CONTRACTOR deems appropriate and submit the Exploration Work Program and Budget to EGPC for its approval. Following such approval, it is further agreed that:

     (1) CONTRACTOR shall not substantially revise or modify said Work Program and Budget nor reduce the approved budgeted expenditure without the approval of EGPC;

     (2) In the event of emergencies involving danger of loss of lives or property, CONTRACTOR may expend such additional non- budgeted amounts as may be required to alleviate such danger. Such expenditure shall be considered in all respects as an Exploration expenditure and shall be recovered pursuant to the provisions of Article VII hereof.

(d) CONTRACTOR shall advance all necessary funds for all materials, equipment, supplies, personnel administration and operations pursuant to the Exploration Work Program and Budget and EGPC shall not be responsible to bear or repay any of the aforesaid costs.

(e) CONTRACTOR shall be responsible for the preparation and performance of the Exploration Work Program which shall be implemented in a workmanlike manner and consistent with good industry practices. Except as is appropriate for the processing of data, specialized laboratory, engineering and development studies thereon, to be made in specialized centers outside A.R.E., all geological and geophysical studies as well as any other studies related to the performance of this Agreement, shall be made in the A.R.E. CONTRACTOR shall entrust the management of Exploration operations in the A.R.E. to its technically competent General Manager and Deputy General Manager. The names of such Manager and Deputy General Manager shall upon appointment, be forthwith notified to the GOVERNMENT and to EGPC. The General Manager and, in his absence, the Deputy General Manager shall be entrusted by CONTRACTOR with sufficient powers to carry out immediately all lawful written directions given to them by the GOVERNMENT or its representative under the terms of this Agreement. All lawful regulations issued or hereafter to be issued which are applicable hereunder and not in conflict with this Agreement shall apply to CONTRACTOR.

                                                                  EXHIBIT 10.41
                                                                  PAGE 85 OF 138


(f) CONTRACTOR shall supply EGPC, within thirty (30) days from the end of each calendar quarter, with a Statement of Exploration Activity showing costs incurred by CONTRACTOR during such quarter. CONTRACTOR's records and necessary supporting documents shall be available for inspection by EGPC at any time during regular working hours for three (3) months from the date of receiving each Statement. Within the three (3) months from the date of receiving such Statement, EGPC shall advise CONTRACTOR in writing if it considers;

     (1)   that the record of costs is not correct;

     (2) that the costs of goods or services supplied are not in line with the international market prices for goods or services of similar quality supplied on similar terms prevailing at the time such goods or services were contracted for, provided, however, that purchases made and services performed within A.R.E. shall be subject to
           Article XXV;

     (3) that the condition of the materials furnished by CONTRACTOR does not tally with their prices; or

     (4) that the costs incurred are not reasonably required for operations. CONTRACTOR shall confer with EGPC in connection with the problem thus presented, and the parties shall attempt to reach a settlement which is mutually satisfactory. Any reimbursement due to EGPC out of the Cost Recovery Petroleum, as a result of reaching agreement or of an arbitral award shall be promptly made in cash to EGPC, plus simple interest of LIBOR plus 2.5 percent per annum from the date on which the disputed amount(s) would have been paid to EGPC according to Article VII(a)(2) and Annex "D" (i.e., the date of rendition of the relevant Cost Recovery Statement) of this agreement to the date of payment. The LIBOR rate applicable shall be the average of the figure or figures published by the Financial Times representing the mid-point of the rates (bid and ask) applicable to one month U.S. Dollar deposits in the London Interbank Eurocurrency Market on each fifteenth (15th) day of each month occurring between the date on which the disputed amount (s) would have been paid to EGPC and the date on which it is settled. If the LIBOR rate is available on any fifteenth (15th) day but is not published in the Financial Times in respect of such day for any reason, the LIBOR rate chosen shall be that offered by Citibank N.A. to other leading banks in the London Interbank Eurocurrency Market for one-month U.S. Dollar deposits.
           If such fifteenth (15th) day is not a day on which LIBOR rates are quoted in the London Interbank Eurocurrency Market, the LIBOR rate to be used shall be that quoted on the next following day on which such rates are quoted. If within the time limit of the three (3) month period provided for in this paragraph, EGPC has not advised CONTRACTOR of its objection to any Statement, such Statement shall be considered as approved.

(g) CONTRACTOR shall supply all funds necessary for its operations in A.R.E. under this

                                                                  EXHIBIT 10.41
                                                                  PAGE 86 OF 138


     Agreement in freely convertible currency from abroad. CONTRACTOR shall have the right to buy Egyptian currency whenever required and the conversion shall be made at the local banks in the A.R.E. according to the Official A.R.E. rate of exchange.

(h) EGPC is authorized to advance to CONTRACTOR the Egyptian currency required for the operations under this Agreement against receiving from CONTRACTOR an equivalent amount of U.S. Dollars at the official A.R.E. rate of exchange, such Dollars to be deposited in an EGPC account abroad with a correspondent bank of the National Bank of Egypt, Cairo. Withdrawals from said account shall be used for financing EGPC's and its Affiliated Companies' foreign currency requirements subject to the approval of the Minister of Petroleum and Mineral Resources.

                                   ARTICLE  V

                    MANDATORY AND VOLUNTARY RELINQUISHMENTS

a)   MANDATORY

     At the end of the third (3rd) year after the Effective Date hereof, CONTRACTOR shall relinquish to the GOVERNMENT a total of twenty-five (25) percent of the original Area not then converted to a Development Lease or Leases. Such relinquishment shall be in units of whole Exploration Blocks or parts of Exploration Blocks not converted to Development Leases so as to enable the relinquishment requirements to be precisely fulfilled. At the end of the fifth (5th) year after the Effective Date hereof, CONTRACTOR shall relinquish an additional twenty-five (25) percent of the original Area not then converted to a Development Lease or Leases. Such relinquishment shall be in units of whole Exploration Blocks or parts of Exploration Blocks not converted to Development Leases so as to enable the relinquishment requirements to be precisely fulfilled. Without prejudice to Articles III and XXII or the last three paragraphs of this Article V(a), at the end of the seventh (7th) year of the Exploration period, CONTRACTOR shall relinquish the remainder of the original Area not then converted to a Development Lease or Leases. It is understood that at the time of any relinquishment the areas to be converted into Development Leases and which are submitted to the Minister of Petroleum and Mineral Resources for his approval, according to Article III(d) shall, subject to such approval, be deemed to be converted to Development Leases.
     CONTRACTOR shall not be required to relinquish any Exploration Block or Blocks on which a Commercial Oil or Gas Well is discovered before the period of time referred to in Article III(c) of this Agreement given to CONTRACTOR to determine whether such Well is a Commercial Discovery worthy
     of development.   In the event at the end of any Exploration period a well
     is actually drilling,  or testing, CONTRACTOR shall be allowed up to a six
     (6) month period to enable it to establish a Commercial Discovery.

                                                                  EXHIBIT 10.41
                                                                  PAGE 87 OF 138


(b)  VOLUNTARY

     CONTRACTOR may, voluntarily, during any period relinquish all or any part of the Area in Blocks provided that at the time of such voluntary relinquishment its drilling obligations under Article IV(b) have been satisfied for such period. Any relinquishments hereunder shall be credited toward the mandatory provisions of Article (V)(a) above. Following Commercial Discovery, EGPC and CONTRACTOR shall mutually agree upon any area to be relinquished thereafter, except for the relinquishment provided for above at the end of the total Exploration period.

                                   ARTICLE VI

                      OPERATION AFTER COMMERCIAL DISCOVERY

(a) On Commercial Discovery, EGPC and CONTRACTOR shall form in the A.R.E. an operating company which shall be named by mutual agreement between EGPC and CONTRACTOR and such name shall be subject to the approval of the Minister of Petroleum and Mineral Resources (hereinafter referred to as "Operating Company"). Said company shall be a private sector company. Operating Company shall be subject to the laws and regulations in force in the A.R.E. to the extent that such laws and regulations are not inconsistent with the provisions of this Agreement or the Charter of Operating Company. However, Operating Company and CONTRACTOR shall, for the purpose of this Agreement, be exempted from the following laws and regulations as now or hereafter amended or substituted:

     -     Law No. 97 of 1976, organizing dealings in foreign currencies;

     -     Law No. 48 of 1978, on the staff regulation of public Companies;

     - Law No. 159 of 1981, promulgating the law on joint stock companies, partnership limited by share companies and limited liability companies; and

     - Law No. 97 of 1983 promulgating the law concerning public sector's authorities and companies.

     -     Law No. 203 of 1991 on public business sector law.

(b) The Charter of Operating Company is hereto attached as Annex "C". Within thirty (30) days after the date of a Commercial Oil Discovery or within thirty (30) days after signature of a Gas Sales Agreement or commencement of a scheme to dispose of Gas (unless otherwise agreed upon by EGPC and CONTRACTOR), the Charter shall take effect and Operating Company shall automatically come into existence without any further procedures. The Exploration Advisory

                                                                  EXHIBIT 10.41
                                                                  PAGE 88 OF 138


     Committee shall be dissolved forthwith on the coming into existence of the operating company.

(c) Ninety (90) days after the date Operating Company comes into existence in accordance with paragraph (b) above, it shall prepare a Work Program and Budget for further Exploration and Development for the remainder of the Year in which the Commercial Discovery is made; and not later than four
     (4) months before the end of the current Financial Year (or such other date as may be agreed upon) and five (5) months preceding the commencement of each succeeding Financial Year thereafter (or such other date as may be agreed upon) Operating Company shall prepare an annual Production Schedule, Work Program and Budget for further Exploration and Development for the succeeding Financial Year. The Production Schedule, Work Program and Budget shall be submitted to the Board of Directors for approval.

(d) Not later than the twentieth (20th) day of each month, operating Company shall furnish to CONTRACTOR a written estimate of its total cash requirements for expenditure for the first half and the second half of the succeeding month expressed in U.S. Dollars having regard to the approved Budget. Such estimate shall take into consideration any cash expected to be on hand at month end. Payment for the appropriate period of such month shall be made to the correspondent bank designated in paragraph (e) below on the first (1st) day and fifteenth (15th) day respectively, or the next following business day, if such day is not a business day.

(e) Operating Company is authorized to keep at its own disposal abroad in an account opened with a correspondent bank of the National Bank of Egypt, Cairo, the foreign funds advanced by CONTRACTOR. Withdrawals from said account shall be used for payment for goods and services acquired abroad and for transferring to a local bank in the A.R.E. the required amount to meet expenditures in Egyptian Pounds for Operating Company in connection with its activities under this Agreement. Within sixty (60) days after the end of each Financial Year, Operating Company shall submit to the appropriate exchange control authorities in the A.R.E. a statement, duly certified by a recognized firm of auditors, showing the funds credited to that account, the disbursements made out of that account and the balance outstanding at the end of the Financial Year.

(f) If and for as long during the period of production operations there exists any excess capacity in facilities which cannot during the period of such excess be used by the Operating Company, EGPC and CONTRACTOR will consult together to find a mutually agreed formula whereby EGPC may use the excess capacity if it so desires without any unreasonable financial or operational disadvantage to the CONTRACTOR.

                                  ARTICLE VII

             RECOVERY OF COSTS AND EXPENSES AND PRODUCTION SHARING

                                                                  EXHIBIT 10.41
                                                                  PAGE 89 OF 138


(a)  (1)   Cost Recovery Petroleum
           Subject to the auditing provisions under this Agreement, CONTRACTOR shall recover all costs and expenses in respect of all the Exploration, Development and related operations under this Agreement to the extent and out of forty (40) percent quarterly of all Petroleum produced and saved from all Development Leases within the Area hereunder and not used in Petroleum operations. Such Petroleum is hereinafter referred to as "Cost Recovery Petroleum." For all Exploration, Development and production hereunder, such costs and expenses shall be recovered from Cost Recovery Petroleum in the following manner:

                 (i) Operating Expenses, incurred and paid after the date of the initial Commercial Production, which, for the purposes of this Agreement, shall mean the date on which the first regular shipment of Crude Oil or the first deliveries of Gas are made, shall be recoverable either in the Tax Year in which such costs and expenses are incurred and paid or the Tax Year in which initial Commercial Production occurs, whichever is the later date.

                 (ii) Exploration Expenditures including those accumulated prior to the commencement of initial Commercial Production , which for the purposes of this Agreement shall mean the date on which the first regular shipment of Crude Oil or the first deliveries of Gas are made, shall be recoverable at the rate of twenty (20) percent per annum starting either in the Tax Year in which such expenditures are incurred and paid or the Tax Year in which initial Commercial Production commences, whichever is the later date.

                 (iii) Development Expenditures, including those accumulated prior to the commencement of initial Commercial Production, which, for the purposes of this Agreement, shall mean the date on which the first regular shipment of Crude Oil or the first deliveries of Gas are made, shall be recoverable at the rate of twenty (20) percent per annum starting in the Tax Year in which such expenditures are incurred and paid or the Tax Year in which initial Commercial Production commences, whichever is the later date.

                 (iv) To the extent that, in a Tax Year, costs, expenses or expenditures recoverable per paragraphs (i), (ii) and
                       (iii) preceding exceed the value of all Cost Recovery Petroleum for such Tax Year, the excess shall be carried forward for recovery in the next succeeding Tax Year or Years until fully recovered, but in no case after the termination of this Agreement, as to CONTRACTOR.

                 (v) For the purpose of determining the classification of all costs, expenses and expenditures for their recovery, the following terms shall apply:

                                                                  EXHIBIT 10.41
                                                                  PAGE 90 OF 138


                       (1) "Exploration Expenditures" shall mean all costs and expenses for Exploration and its related portion of the overheads.

                       (2) "Development Expenditures" shall mean all costs and expenses for Development with the exception of Operating Expenses and its related portion of the overheads.

                       (3) "Operating Expenses" shall mean all costs, expenses and expenditures made after initial Commercial Production, which costs, expenses and expenditures are not normally depreciable. However, Operating Expenses shall include workover, repair and maintenance of assets, but shall not include any of the following: side tracking; re-drilling and changing of the status of a well; replacement of assets or a part of an asset; additions, improvements, renewals and major overhauling that extend the life of the asset.

                       (vi) It is understood and agreed upon that the recovery of costs and expenses as based upon the rates referred to above shall be allocated to each quarter proportionately (one fourth to each quarter). However, any recoverable costs and expenses not recovered in one quarter, as thus allocated, shall be carried forward for recovery in the next quarter.

         (2)     Except as provided in sub-paragraph (a)(3) below of this
                 Article VII and VII(e)(1), CONTRACTOR shall each quarter be entitled to and own all Cost Recovery Petroleum, which shall be taken and freely exported or otherwise disposed of in the manner determined pursuant to Article VII(e). To the extent that the value of all Cost Recovery Petroleum (as determined in sub-paragraph (c) below) exceeds the actual recoverable costs and expenditures, including any carry forward under paragraph (a)(1)(vi) above, to be recovered in that quarter, (Excess Cost Recovery Petroleum) then the value of such Excess Cost Recovery Petroleum shall be paid by Contractor to EGPC in the manner set forth in Article IV of the Accounting Procedure contained in Annex "D".

         (3) Ninety (90) days prior to the commencement of each year EGPC shall be entitled to elect by notice in writing to CONTRACTOR to require repayment of up to one hundred (100) percent of EGPC share in the Excess Cost Recovery Petroleum in kind. Such repayment will be in Crude Oil from the Area F.O.B. export terminal or other agreed delivery point provided that the amount of Crude Oil taken by EGPC in kind in a quarter shall not exceed the value of Cost Recovery Crude Oil actually taken and separately disposed of by CONTRACTOR from the Concession Area during previous quarter. If EGPC's entitlement to receive repayment of Excess Cost

                                                                  EXHIBIT 10.41
                                                                  PAGE 91 OF 138


                 Recovery Petroleum is limited by the foregoing provision, the balance of such entitlement shall be paid in cash.

(b)      Production Sharing:
         (1) The remaining sixty percent (60%) of the Petroleum shall be divided between EGPC and CONTRACTOR according to the following shares: Such shares shall be taken and disposed of pursuant to Article VII(e).

(i)  Crude Oil                                    EGPC Share                        CONTRACTOR Share
                                                      %                                    %
     Crude Oil produced and saved
     under this Agreement and not
     used in Petroleum operations
     Barrels per day (BOPD)
     (quarterly average)

     That portion or increment up                 Seventy                           Thirty
     to  5,000 BOPD                               percent (70%)                     percent (30%)

     That portion or increment                    Seventy-five                      Twenty-five
     from 5,001 BOPD and up to                    percent (75%)                     percent (25%)
     25,000 BOPD

     That portion or increment from               Seventy-eight                     Twenty-two
     25,001 BOPD and up to                        percent (78%)                     percent (22%)
     50,000 BOPD

     That portion in excess of                    Eighty                            Twenty
     50,000 BOPD                                  percent (80%)                     percent (20%)

(ii) Gas and LPG:
   Gas and LPG produced and saved under this Agreement and
   not used in Petroleum operations:
   EGPC Share:                                    Seventy-eight (78%)
   CONTRACTOR Share:                              Twenty-two percent (22%)

(2) After the end of each contractual year during the term of any Gas Sales Agreement entered into pursuant to Article VII(e), EGPC and CONTRACTOR (as sellers) shall render to EGPC (as buyer) a statement for an amount of Gas, if any, equal to the amount by which the quantity of Gas of which EGPC (as buyer) has taken delivery falls below seventy-five (75) percent of the contract quantities of Gas as established by the Applicable Gas Sales Agreement (the "Shortfall"), provided

                                                                  EXHIBIT 10.41
                                                                  PAGE 92 OF 138


  the Gas is available. Within sixty (60) days of receipt of the statement, EGPC (as buyer) shall pay EGPC and CONTRACTOR (as sellers) for the amount of the Shortfall, if any. The Shortfall shall be included in EGPC's and CONTRACTOR's entitlement to Gas pursuant to paragraphs (a) and (b) of this
  Article in the fourth (4th) quarter of such contractual year. Quantities of Gas not taken but to be paid for shall be recorded in a separate "Shortfall account." Quantities of Gas ("make-up gas") which are delivered in subsequent years in excess of seventy-five (75) percent of the Contract quantities of Gas as established by the applicable gas sales agreement, shall be set against and reduce quantities of Gas in the Shortfall account to the extent thereof and, to that extent, no additional payment shall be due in respect of such Gas. Such make-up gas shall not be included in CONTRACTOR's entitlement to Gas pursuant to paragraphs (a) and (b) of this Article. CONTRACTOR shall have no rights to such make-up gas. The percentages set forth in Article VII(a) and this Article VII(b) in respect of LPG produced from a Plant constructed and operated by or on behalf of EGPC and CONTRACTOR shall apply to all LPG available for delivery.

(c) Valuation of Petroleum

  (1)    Crude Oil

    (i) It is the intent of the Parties that the value of the Cost Recovery Crude Oil shall reflect the prevailing market price for Crude Oil.
         For the purpose of determining the prevailing market value of the quantity of Cost Recovery Crude Oil to which CONTRACTOR is entitled hereunder during each calendar quarter, the weighted average price realized for comparable quantities on comparable credit terms in freely convertible currency from F.O.B. point of export sales to non-Affiliated Companies during any such quarter at arm's-length by either EGPC or CONTRACTOR under all Crude Oil sales contracts then currently in effect by either EGPC on the one hand or CONTRACTOR on the other hand, but excluding Crude Oil spot sales not consistent with prevailing market prices for similar Crude Oil and also excluding crude oil sales contracts involving barter, whichever is higher, shall be used. It is understood that in the case of C.I.F. sales, appropriate deductions shall be made for transport and insurance charges to calculate the F.O.B. point of export price; and always taking into account the appropriate adjustment for quality of Crude Oil, freight advantage or disadvantage of port of loading and other appropriate adjustments. Nevertheless, if CONTRACTOR considers the value of the Cost Recovery Crude Oil so determined not to reflect the market conditions prevailing during the calendar quarter, CONTRACTOR and EGPC shall meet and mutually agree upon the price.

    (ii) If during any calendar quarter there are no such sales by EGPC or CONTRACTOR under Crude Oil sales contracts then currently in effect, EGPC and CONTRACTOR shall meet and mutually agree upon the price of Crude Oil to be used in determining the value mentioned in subparagraph
         (c)(1)(i) above. Pending such mutual agreement, the price used shall be the

                                                                  EXHIBIT 10.41
                                                                  PAGE 93 OF 138


       last price determined pursuant to subparagraph (c)(1)(i) or under this subparagraph (c)(1)(ii), whichever is later, and appropriate adjustments will be made thereto after determination of a mutually agreed price by EGPC and CONTRACTOR.

(2)    Gas and LPG

  (i) The Cost Recovery and Profit Shares of Gas subject to a Gas Sales Agreement between EGPC and CONTRACTOR (as sellers) and EGPC (as buyer) entered into pursuant to Article VII(e) shall be valued, delivered to and purchased by EGPC at a price determined according to the following formula:

                         PG = 0.85 x     F       x H
                                     -----------
                                     39.69 x 10(6)

    Where:

    PG =    the value of the Gas in U.S. Dollars per +thousand cubic feet (MCF).

    F  =    a value in U.S. Dollars per metric ton of fuel oil calculated by referring to "Platt's Oilgram Price Report" during a month under the heading "European Bulk Cargoes F.O.B. Mediterranean Basis
            Italy" and averaging (a) the sum of the mid- points of the published low and high values for high sulphur fuel oil quoted during such month divided by the number of days in such month for which such values are quoted and (b) the sum of the mid-points of the published low and high values for low sulphur fuel oil quoted during such month divided by the number of days in such month for which such values were quoted.

    H =     the number of British Thermal Units (BTUs) per thousand cubic feet
            (MCF) of Gas. The Gas buyer and sellers shall agree on the measurement location.

    In the event that Platt's Oilgram Price Report is issued on certain days during a month but not on others, the value of F shall be calculated using only those issues which are published during such month. In the event that the value of F cannot be determined because Platt's Oilgram Price Report is not published at all during a month, the parties shall meet and agree the value of F by reference to other published sources. In the event that there are no such published sources or if the value of F cannot be determined pursuant to the foregoing for any other reason, the parties shall meet and agree a value of F by reference to the average value of low and high-sulphur content fuel oil delivered F.O.B. from the Mediterranean area.

    Such valuation of Gas under the above formula providing for a fifteen percent (15%) discount is based upon delivery at the delivery point specified in Article VII(e) 2 (ii) below, and is to enable EGPC to finance and maintain the portion or portions of the pipeline distribution system to be

                                                                  EXHIBIT 10.41
                                                                  PAGE 94 OF 138


    provided by EGPC.

  (ii) The Cost Recovery and Profit Shares of LPG producing from a plant constructed and operated by or on behalf of EGPC and CONTRACTOR shall be separately valued for Propane and Butane at the outlet of such LPG plant according to the following formula (unless otherwise agreed between EGPC and CONTRACTOR):

            PLPG =

                    0.95 PR - (J x 0.85 x      F     )
                                          -----------
                                          39.69 x 10(6)

         Where:

         PLPG =    LPG price (separately determined for Propane and Butane) in
                   U. S. Dollars per metric ton of LPG produced.

         PR   =    the average over a period of a month of the figures
                   representing the mid- point between the high and low price in U.S. Dollars per metric ton quoted in "Platt's LPGaswire" during such month for Propane and Butane F.O.B. Ex- Ref/Stor, West Mediterranean.

         J    =    BTUs removed from the Gas Stream by the LPG plant
                   per metric ton of LPG's produced. The Gas buyers and sellers shall agree on the measurement location.

         F    =    the same value as F under subparagraph (i) above.

         In the event that Platt's LPGaswire is issued on certain days during a month but not on others, the value of PR shall be calculated using only those issues which are published during such month. In the event that the value of PR cannot be determined because Platt's LPGaswire is not published at all during a month, the parties shall meet and agree to the value of PR by reference to other published sources. In the event that there are no such other published sources or if the value of PR cannot be determined pursuant to the foregoing for any other reason, the parties shall meet and agree to the value of PR by reference to the value of LPG (Propane and Butane) delivered F.O.B. from the Mediterranean area. Such valuation of LPG is based upon delivery at the delivery point specified in Article VII(e) (2)(iii) below.

  (iii) The Prices of Gas and LPG so calculated shall apply during the next succeeding month.

                                                                  EXHIBIT 10.41
                                                                  PAGE 95 OF 138



  (iv) The Cost Recovery and Profit shares of Gas and LPG disposed of by EGPC and CONTRACTS CONTRACTOR other than to EGPC pursuant to Article VII(e) shall be valued at their actual realized prices.

(d) Forecasts:
    Operating Company shall prepare (not less than ninety (90) days prior to the beginning of each calendar semester following regular production) and furnish in writing to CONTRACTOR and EGPC a forecast setting out the total quantity of Petroleum that Operating Company estimates can be produced, saved and transported hereunder during such calendar semester in accordance with good oil and gas industry practices. Operating Company shall endeavor to produce each calendar semester the forecast quantity. The Crude Oil shall be run to storage tanks or offshore loading facilities constructed, maintained and operated according to Government regulations by Operating Company in which said Crude Oil shall be metered or otherwise measured for royalty and all other purposes required by this Agreement. Gas shall be handled by Operating Company in accordance with the provisions of Article VII(e) below.

(e) Disposition of Petroleum:
  (1) EGPC and CONTRACTOR shall have the right and the obligation to separately take and freely export or otherwise dispose of currently all of the Crude Oil to which each is entitled under Article VII(a) and (b). Subject to payment of sums due EGPC under Article VII(a)(2) and IX, CONTRACTOR shall have the right to retain abroad all funds acquired by it abroad including the proceeds from the sale of its share of Petroleum exported. Notwithstanding anything to the contrary under this Agreement, priority shall be given to meet the requirements of the A.R.E. market from the Crude Oil produced from the Area, and EGPC shall have the preferential right to purchase such Crude Oil at a price to be determined pursuant to Article VII(c). The amount of Crude Oil so purchased shall be a portion of CONTRACTOR's share of the Crude Oil produced under this Agreement. Such amount shall be proportional to CONTRACTOR's share of the total production of crude oil from the concession areas in the A.R.E. that are also subject to EGPC's preferential right to purchase. The payment for such purchased amount shall be made by EGPC in U.S. Dollars or in any other freely convertible currency remittable abroad. It is agreed upon that EGPC shall notify CONTRACTOR, at least forty five (45) days prior to the beginning of the calendar semester, of the amount to be purchased during such semester under this Article VII(e)(1).

  (2)    With respect to Gas and LPG produced from the Area:
             (i) Priority shall be given to meet the requirements of the local market as determined by EGPC.
             (ii) In the event that EGPC is to be the buyer of Gas, the disposition of Gas, to the local market as indicated above shall be by virtue of long term Gas Sales Agreements to be entered into between EGPC and CONTRACTOR (as sellers) and EGPC (as buyer). EGPC and CONTRACTOR (as sellers) shall have the obligation to deliver Gas to the following point where such Gas shall be metered for sales, royalty, and other purposes required by this Agreement:

                  (a) In the event no LPG Plant is constructed to process such Gas, at the point of delivery to be agreed upon by the parties under the Gas Sales Agreement, which point of delivery will be the flange connecting the pipeline to the National Gas Pipeline Grid System as depicted in Annex "E".; or as otherwise agreed.

                  (b) In the event an LPG plant is constructed to process such Gas, such Gas shall, for the purposes of valuation and sales, be metered at the inlet to such LPG plant. However, notwithstanding the fact that the metering shall take place at the LPG plant inlet, EGPC and CONTRACTOR (as sellers) shall through the Operating Company build a pipeline suitable for transport of the processed Gas from the LPG plant outlet to the point of delivery to be agreed upon by the parties under the Gas Sales Agreement, which point of delivery will be the flange connecting the pipeline to the National Gas Pipeline Grid System as depicted in Annex "E" hereto, or as otherwise agreed. Such pipeline shall be owned in accordance with Article VIII(a) by EGPC, and its cost shall be financed and recovered by CONTRACTOR as Development Expenditures pursuant to Article VII.

                  (iii) EGPC and CONTRACTOR shall consult together to determine whether to build an LPG plant for recovering LPG from any Gas produced hereunder. In the event EGPC and CONTRACTOR decide to build such a plant the plant shall, as appropriate, be in the vicinity of the National Gas Pipeline Grid System. The point of delivery of LPG for sales, royalty and other purposes required by this Agreement shall be at the outlet of the LPG Plant. The costs of any such LPG Plant shall be recoverable in accordance with the provisions of this Agreement unless the Minister of Petroleum and Mineral Resources agrees to accelerated recovery.

                  (iv) EGPC (as buyer) shall have the option to elect, by ninety (90) days prior written notice to EGPC and CONTRACTOR (as sellers) whether payment for the Gas which is subject to a Gas Sales Agreement between EGPC and CONTRACTOR (as sellers) and EGPC (as buyer) and LPG produced from a plant constructed and operated by or on behalf of EGPC and CONTRACTOR, as valued in accordance with Article VII(c), and to which CONTRACTOR is entitled under the provisions of Cost Recovery and production Sharing as stipulated in Article VII of this Agreement, shall be made 1) in cash or 2) in kind. Payments in cash shall be made by EGPC (as buyer) at intervals provided for in the relevant Gas Sales Agreement in U.S. Dollars remittable by CONTRACTOR abroad.

                        Payments in kind shall be calculated by converting the value of Gas and LPG to

                                                                  EXHIBIT 10.41
                                                                  PAGE 97 OF 138


         which CONTRACTOR is entitled into equivalent Barrels of Crude Oil to betaken concurrently by CONTRACTOR from the Area, or to the extent that such Crude Oil is insufficient, Crude Oil from CONTRACTORS' other concession areas, or such other areas as may be agreed. Such Crude Oil shall be added to the Crude Oil that CONTRACTOR is otherwise entitled to lift under this Agreement. Such equivalent Barrels shall be calculated on the basis of the provisions of the relevant Concession Agreement relating to he valuation of Cost Recovery Crude Oil.

         Provided that:

         aa) Payment of value of Gas and LPG shall always be made in cash in U.S. Dollars remittable by CONTRACTOR abroad to the extent that there is insufficient Crude Oil available for conversion as provided for above;

         bb) Payment of the value of Gas and LPG shall always be made in kind as provided for above to the extent that payments in cash are not made by EGPC.

               Payments to CONTRACTOR (whether in cash or kind), when related to CONTRACTOR's Cost Recovery Petroleum, shall be included in CONTRACTOR's Statement of Recovery of Cost and of Cost Recovery Petroleum referred to in Article IV of Annex "D" of this Agreement.

 (v) Should EGPC (as buyer) fail to enter into a long-term Gas Sales Agreement with EGPC and CONTRACTOR (as sellers) within five (5) years (unless otherwise agreed) from a notice of Commercial Gas Discovery given pursuant to Article III, EGPC and CONTRACTOR (as sellers) shall have the right to take and freely dispose of the quantity of Gas and LPG in respect of which the notice of Commercial Discovery is given by exporting such Gas and LPG.

(vi) The proceeds of sale of CONTRACTOR's share of Gas and LPG disposed of pursuant to the above subparagraph (v) may be freely remitted or retained abroad by CONTRACTOR.

(vii) In the event EGPC and CONTRACTOR agree to accept new Gas and LPG producers to join in an ongoing export project, such producers shall have to contribute a fair and equitable share of the investment made.

(viii)   aa)   Upon the expiration of the five (5) year period referred to in
               Article VII(e)(2)(v) above, CONTRACTOR shall have the obligation to exert his

                                                                  EXHIBIT 10.41
                                                                  PAGE 98 OF 138


               reasonable efforts to find an export market for the Gas reserves.

         bb) In the event at the end of the five (5) year period referred to under Article VII(e)(2)(v) above, CONTRACTOR and EGPC have not entered into a Gas Sales Agreement, CONTRACTOR shall retain its rights to such Gas reserves for a further period up to seven (7) years, subject to Article VII(e)(2)(viii)(cc), during which period EGPC shall also attempt to find a market for the Gas reserves.

         cc) In the event that CONTRACTOR has not entered into a Gas Sales Agreement pursuant to Article VII(e)(2) prior to the expiry of twelve (12) years from CONTRACTOR's notice of Commercial Gas Discovery, CONTRACTOR shall surrender the Gas reserves in respect of which such notice has been given. It being understood that CONTRACTOR shall, at any time prior to the expiry of such twelve
               (12) year period, surrender the Gas reserves, if CONTRACTOR does not accept an offer of a Gas Sales Agreement from EGPC within six (6) months from the date such offer is made provided that such Gas Sales Agreement offered to CONTRACTOR shall take into consideration the relevant technical and economic factors to enable a Commercial Contract, including:

               -  a sufficient delivery rate.
               - delivery pressure to enter the National Gas Pipeline Grid System at a mutually acceptable point of delivery.
               - Delivered Gas quality specification not more stringent than those imposed or required for the National Gas Pipeline Grid System.

       (ix) CONTRACTOR shall not be obliged to surrender a Development Lease based on a Commercial Gas Discovery, if Crude Oil has been discovered in commercial quantities in the same Development Lease.
(f)   Operations
      If following the reversion to EGPC of any rights to Crude Oil hereunder, CONTRACTOR retains rights to Gas in the same Development Lease, or, if following surrender of rights to Gas hereunder CONTRACTOR retains rights to Crude Oil in the same Development Lease, operations to explore for or exploit the Petroleum, the rights to which have reverted or been surrendered (Oil or Gas as the case may be) may only be carried out by Operating Company which shall act on behalf of EGPC alone, unless EGPC and CONTRACTOR agrees otherwise.

(g)   Tanker Scheduling
      At a reasonable time prior to the commencement of Commercial Production, EGPC and

                                                                  EXHIBIT 10.41
                                                                  PAGE 99 OF 138


         CONTRACTOR shall meet and agree upon a procedure for scheduling tanker liftings from the agreed upon point of export.

                                  ARTICLE VIII

                                TITLE TO ASSETS

(a) EGPC shall become the owner of all assets acquired and owned by CONTRACTOR in connection with the operations carried out by CONTRACTOR or Operating Company in accordance with the following:

         (1) Land shall become the property of EGPC as soon as it is purchased.

         (2) Title to fixed and movable assets shall be transferred automatically and gradually from CONTRACTOR to EGPC as they become subject to recovery in accordance with the provisions of Article VII; however the full title to fixed and movable assets shall be transferred automatically from CONTRACTOR to EGPC when its total cost has been recovered by CONTRACTOR in accordance with the provisions of Article VII or at the time of termination of this Agreement with respect to all assets chargeable to the operations whether recovered or not, whichever first occurs.

         The Book Value of the assets created during each calendar quarter shall be communicated by CONTRACTOR to EGPC or by Operating Company to EGPC and CONTRACTOR within thirty (30) days of the end of each quarter.

(b) During the term of this Agreement and the renewal period, EGPC, CONTRACTOR and Operating Company are entitled to the full use and enjoyment of all fixed and movable assets referred to above in connection with operations hereunder or under any other Petroleum Concession entered into by the parties. Proper accounting adjustment shall be made. CONTRACTOR and EGPC shall not dispose of the same except with agreement of the other.

(c) CONTRACTOR and Operating Company may freely import into A.R.E., use therein and freely export at the end of such use, machinery and equipment which they either rent or lease in accordance with good industry practices, including but not limited to the lease of computer hardware and software

                                   ARTICLE IX

                                     BONUSES

(a) CONTRACTOR shall pay to EGPC as a Signature Bonus the sum of three hundred thousand

                                                                 EXHIBIT 10.41
                                                                 PAGE 100 OF 138


         U.S. Dollars (U.S. $ 300,000) on the Effective Date.

(b) CONTRACTOR shall pay to EGPC the sum of two million U.S. Dollars (U.S. $ 2,000,000) as a Production Bonus when the total average daily production from the Area first reaches the rate of fifty thousand (50,000) Barrels of Crude Oil per day for a period of thirty (30) consecutive producing days. Such payment will be made within fifteen
         (15) days after CONTRACTOR has been notified by Operating Company of such production levels.

(c) CONTRACTOR shall also pay to EGPC the additional sum of four million U.S. Dollars (U.S. $ 4,000,000) as a Production Bonus when the total average daily production from the Area first reaches the rate of one hundred thousand (100,000) Barrels of Crude Oil per day for a period of thirty (30) consecutive producing days. Payment will be made within fifteen (15) days after CONTRACTOR has been notified by Operating Company of such production levels.

(d) CONTRACTOR shall also pay to EGPC the additional sum of six million U.S. Dollars (U.S. $ 6,000,000) as a Production Bonus when the total average daily production from the Area first reaches the rate of one hundred fifty thousand (150,000) Barrels of Crude Oil per day for a period of thirty (30) consecutive producing days. Payment will be made within fifteen (15) days after CONTRACTOR has been notified by Operating Company of such production levels.

(e) All of the above-mentioned Bonuses shall in no event be recovered by CONTRACTOR.

(f) In the event that EGPC elects to develop any part of the Area pursuant to the sole risk provisions of Article III(c) hereinabove, production from such sole risk area shall be considered for the purposes of this
         Article IX only if CONTRACTOR exercises its option to share in such production, and only from the initial date of sharing.

(g) Gas shall be taken into account for purposes of determining the total average daily production from the Area under Article IX(b) - (d) by converting daily Gas delivered into equivalent Barrels of daily Crude Oil production in accordance with the following formula:

         MCF x H x 0.136 = equivalent Barrels of Crude Oil
         Where:

         MCF  =    one thousand cubic feet of Gas

         H    =     the number of Million British Thermal Units (BTUs) per
                    thousand cubic feet (MCF).

                                                                 EXHIBIT 10.41
                                                                 PAGE 101 OF 138



                                   ARTICLE X

                          OFFICE AND SERVICE OF NOTICE

         CONTRACTOR shall maintain an office in A.R.E. at which notices shall be validly served.

         The General Manager and Deputy General Manager shall be entrusted by CONTRACTOR with sufficient power to carry out immediately all local written directions given to them by the GOVERNMENT or its representatives under the terms of this Agreement. All lawful regulations issued or hereafter to be issued which are applicable hereunder and not in conflict with this Agreement shall apply to the duties and activities of the General Manager and Deputy General Manager.
         All matters and notices shall be deemed to be validly served which are delivered to the office of the General Manager or which are sent to him by registered mail to CONTRACTOR's office in A.R.E.
         All matters and notices shall be deemed to be validly served which are delivered to the office of the Chairman of EGPC or which are sent to him by registered mail at EGPC's main office in Cairo.


                                   ARTICLE XI

                   SAVING OF PETROLEUM AND PREVENTION OF LOSS

(a) Operating Company shall take all proper measures, according to generally accepted methods in use in the oil and gas industry to prevent loss or waste of Petroleum above or under the ground in any form during drilling, producing, gathering, and distributing or storage operations. The GOVERNMENT has the right to prevent any operation on any well that it might reasonably expect would result in loss or damage to the well or the Oil or Gas field.

(b) Upon completion of the drilling of a productive well, Operating Company shall inform the GOVERNMENT or its representative of the time when the well will be tested and the production rate ascertained.

(c) Except in instances where multiple producing formations in the same well can only be produced economically through a single tubing string, Petroleum shall not be produced from multiple oil carrying zones through one string of tubing at the same time, except with the prior approval of the GOVERNMENT or its representative.

(d) Operating Company shall record data regarding the quantities of Petroleum and water produced monthly from each Development Lease. Such data shall be sent to the GOVERNMENT or its representative on the special forms provided for that purpose within thirty (30) days after it is

                                                                 EXHIBIT 10.41
                                                                 PAGE 102 OF 138


     obtained. Daily or weekly statistics regarding the production from the Area shall be available at all reasonable times for examination by authorized representatives of the GOVERNMENT.

(e) Daily drilling records and the graphic logs of wells must show the quantity and type of cement and the amount of any other materials used in the well for the purpose of protecting Petroleum, gas bearing or fresh water strata.

(f) Any substantial change of mechanical conditions of the well after its completion shall be subject to the approval of the representative of the GOVERNMENT.

                                  ARTICLE XII

                               CUSTOMS EXEMPTIONS

(a) EGPC, CONTRACTOR and Operating Company shall be permitted to import and shall be exempted from customs taxes and duties and other taxes, and from the importation rules with respect to the importation of machinery, equipment, appliances, materials, items, means of transport and transportation (the exemption from taxes and duties shall not apply to passenger cars), electric appliances, air conditioners for offices and oil fields, electronic appliances, computer hardware and software, as well as spare parts required for any of these items, all subject to a duly approved certificate by an EGPC responsible representative nominated by EGPC for such purpose, that the imported items are required for carrying on the activities related to this Agreement. Such certificate shall be final and binding and shall automatically result in the importation and the exemption without any further approval or procedure.

b. Machinery, equipment, appliances and means of transport and transportation imported by contractors and subcontractors temporarily engaged in an activity related to the operations subject of this Agreement shall be cleared under the "Temporary Release System" (without payment of any taxes or customs duties), upon presentation of a duly approved certificate by an EGPC responsible representative nominated by EGPC for such purpose, that the imported items are required for carrying on an activity related to this Agreement. Items (excluding motor vehicles) set out in paragraph (a) of this Article imported by contractors and subcontractors for the aforesaid activities, in order to be installed or used permanently or consumed shall be subject to the exemption set forth in paragraph (a) of this Article after being duly certified by an EGPC responsible representative to be used for carrying on the activities related to this Agreement.

(c) The employees of CONTRACTOR, Operating company and their contractors and subcontractors shall not be entitled to any exemptions from customs duties and other ancillary taxes and charges except within the limits of the provisions of the laws and regulations applicable in the A.R.E.

                                                                 EXHIBIT 10.41
                                                                 PAGE 103 OF 138



(d) Items imported into A.R.E. whether exempt or not exempt from customs duties and other ancillary taxes and charges hereunder, may be exported by the importing party at any time after obtaining EGPC's approval without any export taxes or charges or any taxes or charges from which such items have been already exempt being applicable. Such items may be sold within the A.R.E. after obtaining the approval of EGPC and the Customs Department. In this case, the purchaser shall pay all applicable customs duties and other ancillary taxes and charges according to the condition and value of such items and the tariff applicable on the date of sale, unless such items have already been sold to an Affiliated Company of EGPC, having the same exemption or unless title to such items (excluding passenger cars) have reverted to EGPC or the Customs Department.

     In the event of any such sale under this paragraph (d) the proceeds from such sales shall be divided in the following manner: CONTRACTOR shall be entitled to reimbursement of its unrecovered cost, if any, in such items and the excess, if any, shall be paid to EGPC.

(e) The exemption provided for in paragraph (a) of this article shall not apply to any imported items when, in the opinion of EGPC, items of the same, or substantially the same kind and quality are manufactured locally and are available for timely purchase and delivery in the A.R.E. at a price not higher than ten (10) percent more than the cost of the imported item before customs duties but after transportation and insurance costs have been added.

(f) CONTRACTOR, EGPC and their respective buyers shall be entitled to export the Petroleum referred to in this Agreement, no license being required, and each shall be exempted from any duties or taxes or any other imports in respect of the export of Petroleum hereunder.

                                  ARTICLE XIII

                   BOOKS OF ACCOUNT:  ACCOUNTING AND PAYMENTS

(a) EGPC, CONTRACTOR and Operating Company shall each maintain at their business offices in the A.R.E. books of account, in accordance with the Accounting Procedure in Annex "D" and accepted accounting practices generally used in the petroleum industry, and such other books and records as may be necessary to show the work performed under this Agreement, including the amount and value of all Petroleum produced and saved hereunder. CONTRACTOR and Operating Company shall keep their books of account and accounting records in United States Dollars. Operating Company shall furnish to the GOVERNMENT or its representative monthly returns showing the amount of Petroleum produced and saved hereunder.
     Such returns shall be prepared in the form required by the GOVERNMENT, or its representative and shall be signed by the General Manager or by the Deputy General Manager or a duly designated deputy, and delivered to the GOVERNMENT or its representative within thirty (30) days after the end of the month covered in the return.

                                                                 EXHIBIT 10.41
                                                                 PAGE 104 OF 138



(b) The aforesaid books of account and other books and records referred to above shall be available at all reasonable times for inspection by duly authorized representatives of the GOVERNMENT.

(c) CONTRACTOR shall submit to EGPC a Profit and Loss Statement of its Tax Year not later than four (4) months after the commencement of the following Tax Year to show its net profit or loss from the Petroleum operations under this Agreement for such Tax Year. CONTRACTOR shall at the same time submit a year-end Balance Sheet for the same Tax Year to EGPC. The Balance Sheet and financial statements shall be certified by an Egyptian certified accounting firm.

                                  ARTICLE XIV

                        RECORDS, REPORTS AND INSPECTION

(a) CONTRACTOR and/or Operating Company shall prepare and, at all times while this Agreement is in force, maintain accurate and current records of its operations in the Area hereunder. CONTRACTOR and/or Operating Company shall furnish the GOVERNMENT or its representative, in conformity with applicable regulations or as the GOVERNMENT or its representative may reasonably require, information and data concerning its operations under this Agreement. Operating Company will perform the functions indicated in this Article XIV in accordance with its respective role as specified in
     Article VI.

(b) CONTRACTOR and/or Operating Company shall save and keep for a reasonable period of time a representative portion of each sample of cores and cuttings taken from drilling wells, to be disposed of, or forwarded to the GOVERNMENT or its representative in the manner directed by the GOVERNMENT. All samples acquired by CONTRACTOR and/or Operating Company for its own purposes shall be considered available for inspection at any reasonable time by the GOVERNMENT or its representatives.

(c) Unless otherwise agreed to by EGPC, in case of exporting any rock samples outside A.R.E., samples equivalent in size and quality shall, before such exportation, be delivered to EGPC as representative of the GOVERNMENT.

(d) Originals of records can only be exported with the permission of EGPC; provided, however, that magnetic tapes and any other data which must be processed or analyzed outside the A.R.E. may be exported if a monitor or a comparable record, if available, is maintained in A.R.E. and provided that such exports shall be repatriated to A.R.E. immediately on the understanding that they belong to EGPC.

(e) During the period CONTRACTOR is conducting the Exploration operations, EGPC's duly authorized representatives or employees shall have the right to full and complete access to the

                                                                 EXHIBIT 10.41
                                                                 PAGE 105 OF 138


     Area at all reasonable times with the right to observe the operations being conducted and to inspect all assets, records and data kept by CONTRACTOR. EGPC's representative, in exercising its rights under the preceding sentence of this paragraph (e), shall not interfere with CONTRACTOR's operations. CONTRACTOR shall provide EGPC with copies of any and all data (including, but not limited to, geological and geophysical reports, logs and well surveys) information and interpretation of such data, and other information in CONTRACTOR's possession. For the purpose of obtaining new offers, the GOVERNMENT and/or EGPC may show any other party uninterpreted basic geophysical and geological data (such data to be not less than one (1) year old unless CONTRACTOR agrees to a shorter period, which agreement shall not be unreasonably withheld) with respect to the Area.

                                   ARTICLE XV

                           RESPONSIBILITY FOR DAMAGES

CONTRACTOR shall entirely and solely be responsible in law toward third parties for any damage caused by CONTRACTOR's Exploration operations and shall indemnify the GOVERNMENT and/or EGPC against all damages for which they may be held liable on account of any such operations.

                                  ARTICLE XVI

                    PRIVILEGES OF GOVERNMENT REPRESENTATIVES

Duly authorized representatives of the GOVERNMENT shall have access to the Area covered by this Agreement and to the operations conducted thereon. Such representatives may examine the books, registers and records of EGPC, CONTRACTOR and Operating Company and make a reasonable number of surveys, drawings and tests for the purpose of enforcing this Agreement. They shall, for this purpose, be entitled to make reasonable use of the machinery and instruments of CONTRACTOR or Operating Company on the condition that no danger or impediment to the operations hereunder shall arise directly or indirectly from such use. Such representative shall be given reasonable assistance by the agents and employees of CONTRACTOR or Operating Company so that none of the activities shall endanger or hinder the safety or efficiency of the operations. CONTRACTOR or Operating Company shall offer such representatives all privileges and facilities accorded to its own employees in the field and shall provide them, free of charge, the use of reasonable office space and of adequately furnished housing while they are in the field for the purpose of facilitating the objectives of this Article. Without prejudice to Article XIV(e), any and all information obtained by the GOVERNMENT or its representatives under this
Article XVI shall be kept confidential with respect to the Area.

                                  ARTICLE XVII

                                                                 EXHIBIT 10.41
                                                                 PAGE 106 OF 138



                       EMPLOYMENT RIGHTS AND TRAINING OF
                        ARAB REPUBLIC OF EGYPT PERSONNEL

(a) It is the desire of EGPC and CONTRACTOR that operations hereunder be conducted in a business-like and efficient manner.
     (1) The expatriate administrative, professional and technical personnel employed by CONTRACTOR or Operating Company and the personnel of its contractors for the conduct of the operations hereunder, shall be granted a residence as provided for in Law No. 89 of 1960 as amended and Ministerial Order No. 280 of 1981 as amended, and CONTRACTOR agrees that all immigration, passport, visa and employment regulations of the A.R.E. shall be applicable to all alien employees of CONTRACTOR working in the A.R.E.

     (2) A minimum of Twenty Five (25) percent of the combined salaries and wages of each of the expatriate administrative, professional and technical personnel employed by CONTRACTOR or Operating Company shall be paid monthly in Egyptian Currency.

(b) CONTRACTOR and Operating Company shall each select its employees and determine the number thereof, to be used for operations hereunder.

(c) CONTRACTOR shall, after consultation with EGPC, prepare and carry out specialized training programs for all its A.R.E. employees engaged in operations hereunder with respect to applicable aspects of the petroleum industry. CONTRACTOR and Operating Company undertake to replace gradually their non-executive expatriate staffs by qualified nationals as they are available.

(d) During the period when CONTRACTOR is conducting Exploration, CONTRACTOR shall give mutually agreed numbers of EGPC employees an opportunity to attend and participate in CONTRACTOR's and CONTRACTOR's Affiliated training programs relating to Exploration and Development operations. In the event that the total cost of such programs is less than Fifty thousand U.S. Dollars (U.S. $ 50,000) in any Financial Year during such period, Contractor shall pay EGPC the amount of the shortfall within thirty (30) days following the end of such Financial Year. However, EGPC shall have the right that said sum ($50,000) allocated for training, be paid in full directly to E.G.P.C.

                                 ARTICLE XVIII

                              LAWS AND REGULATIONS

(a) CONTRACTOR and Operating Company shall be subject to Law No. 66 of 1953 (excluding Article 37 thereof) as amended by Law No. 86 of 1956 and the regulations issued for the implementation thereof, including the regulations for the safe and efficient performance of

                                                                 EXHIBIT 10.41
                                                                 PAGE 107 OF 138


     operations carried out for the execution of this Agreement and for the conservation of the Petroleum resources of the A.R.E. provided that no regulations, modification or interpretation thereof shall be contrary to or inconsistent with the provisions of this Agreement.

(b) EGPC, CONTRACTOR and Operating Company shall be exempted from all taxes and duties, including but not limited to any taxes or duties on the exploration, development, extracting, producing, exporting or transporting of petroleum hereunder or on the documents related to such activities except as provided in Article III paragraph (g) for income taxes. CONTRACTOR shall also be exempted from any tax on capital.

(c) The rights and obligations of EGPC and CONTRACTOR under, and for the effective term of this Agreement, hall be governed by and in accordance with the provisions of this Agreement and can only be altered or amended by the mutual agreement of the said contracting parties.

(d) The contractors and subcontractors of CONTRACTOR and Operating Company shall be subject to the provisions of this Agreement which affect them. Insofar as all regulations which are duly issued by the GOVERNMENT apply from time to time and are not in accord with the provisions of this Agreement, such regulations shall not apply to the CONTRACTOR, Operating Company and their respective contractors and sub-contractors, as the case may be.

(e) EGPC, CONTRACTOR, Operating Company and their respective contractor and, subcontractors, shall, for the purposes of this Agreement, be exempted from all professional stamp duties imposed by syndical laws with respect to their documents and activities hereunder.

                                  ARTICLE XIX

                              RIGHT OF REQUISITION

(a) In case of national emergency due to war or imminent expectation of war or internal causes, the GOVERNMENT may requisition all or part of the production from the Area obtained hereunder and require Operating Company to increase such production to the utmost possible maximum. The GOVERNMENT may also requisition the Oil or Gas field itself and, if necessary related facilities.

(b) In any such case, such requisition shall not be effected except after inviting EGPC and CONTRACTOR or their representative by letter, with acknowledgement of receipt, to express their views with respect to such requisition.

(c) The requisition of production shall be effected by Ministerial Order. Any requisition of an Oil or Gas field itself, or any related facilities shall be effected by a Presidential Decree duly notified to EGPC and CONTRACTOR.

                                                                 EXHIBIT 10.41
                                                                 PAGE 108 OF 138


(d) In the event of any requisition as provided above, the GOVERNMENT shall indemnify in full EGPC and CONTRACTOR for the period during which the requisition is maintained, including:

     (1)   All damages which result from such requisition; and
     (2) Full repayment each month for all Petroleum extracted by the GOVERNMENT less the royalty share of such production.

     However, any damage resulting from enemy attack is not within the meaning of this paragraph (d). Payment hereunder shall be made to CONTRACTOR in U.S. Dollars remittable abroad. The price paid to CONTRACTOR for Petroleum taken shall be calculated in accordance with Article VII paragraph (c).

                                   ARTICLE XX

                                   ASSIGNMENT

(a) Neither EGPC Contractor nor CONTRACTOR member may assign to a person, firm or corporation, in whole or in part, any of its rights privileges, duties or obligations under this Agreement without the written consent of the GOVERNMENT.

(b) To enable consideration to be given to any request for such consent, the following conditions must be fulfilled:

     (1) the obligations of the assignor derived from this Agreement must have been duly fulfilled as of the date such request is made;

     (2) the instrument of assignment must include provisions stating precisely that the assignee is bound by all covenants contained in this Agreement and any modifications or additions in writing that up to such time may have been made. A draft of such instrument of assignment shall be submitted to EGPC for review and approval before being formally executed.

(c) Any assignment made pursuant to the provisions of this Article shall be free of any transfer or related taxes, charges or fees.

(d) As long as the assignor shall hold any interest under this Agreement the assignor, together with the assignee shall be jointly and severally liable for all duties and obligations of CONTRACTOR under this Agreement.

                                  ARTICLE XXI

                    BREACH OF AGREEMENT AND POWER TO CANCEL

                                                                 EXHIBIT 10.41
                                                                 PAGE 109 OF 138



(a) The GOVERNMENT shall have the right to cancel this Agreement by Order or Presidential Decree, with respect to CONTRACTOR, in the following instances:

     (1) If it knowingly has submitted any false statements to the GOVERNMENT which were of a material consideration for the execution of this Agreement;

     (2)   If it assigns any interest hereunder contrary to the provisions of
           Article XX hereof;

     (3)   If it is adjudicated bankrupt by a court of competent jurisdiction;

     (4) If it does not comply with any final decision reached as the result of court proceedings conducted under Article XXIII paragraph (a) hereunder;

     (5) If it intentionally extracts any mineral other than Petroleum not authorized by this Agreement or without the authority of the GOVERNMENT, except such extractions as may be unavoidable as the result of operations conducted hereunder in accordance with accepted petroleum industry practice and which shall be notified to the GOVERNMENT or its representative as soon as possible; and

     (6) If it commits any material breach of this Agreement or of the provisions of Law No. 66 of 1953, as amended by Law No. 86 of 1956, which are not contradicted by the provisions of this Agreement.

     Such cancellation shall take place without prejudice to any rights which may have accrued to the GOVERNMENT against CONTRACTOR in accordance with the provisions of this Agreement, and, in the event of such cancellation, CONTRACTOR shall have the right to remove from the Area all its personal property.

(b) If the GOVERNMENT deems that one of the aforesaid causes (other than a force majeure cause referred to in Article XXII hereof) exists to cancel this Agreement, the GOVERNMENT shall give CONTRACTOR ninety (90) days' prior written notice personally served on CONTRACTOR's General Manager in the legally official manner and receipt of which is acknowledged by him or by his legal agents, to remedy and remove such cause; but if for any reason such service is impossible due to unnotified change of address, publication in the Official Journal of the GOVERNMENT of such notice shall be considered as validly served upon CONTRACTOR. If at the end of the said ninety (90) day notice period such cause has not been remedied and removed, this Agreement may be cancelled forthwith by Order or Presidential Decree as aforesaid; provided, however, that if such cause, or the failure to remedy such cause results from any act or omission of one party, cancellation of this Agreement shall be effective only against that party and not as against any other party hereto.

                                                                 EXHIBIT 10.41
                                                                 PAGE 110 OF 138



                                  ARTICLE XXII

                                 FORCE MAJEURE

(a) The non-performance or delay in performance by EGPC and CONTRACTOR , or either of them of any obligation under this Agreement shall be excused if, and to the extent that, such non-performance or delay is caused by force majeure. The period of any such non-performance or delay, together with such period as may be necessary for the restoration of any damage done during such delay, shall be added to the time given in this Agreement for the performance of such obligation and for the performance of any obligation dependent thereon and consequently, to the term of this Agreement, but only with respect to the block or blocks affected.

(b) "Force Majeure", within the meaning of this Article XXII, shall be any order, regulation or direction of the GOVERNMENT of the ARAB REPUBLIC OF EGYPT, or the Government of the United States of America, with respect to CONTRACTOR whether promulgated in the form of a law or otherwise or any act of God, insurrection, riot, war, strike, and other labor disturbance, fires, floods or any cause not due to the fault or negligence of EGPC and CONTRACTOR or either of them, whether or not similar to the foregoing, provided that any such cause is beyond the reasonable control of EGPC and CONTRACTOR or either of them.

(c) Without prejudice to the above and except as may be otherwise provided herein, the GOVERNMENT shall incur no responsibility whatsoever to EGPC and CONTRACTOR or either of them, for any damages, restrictions or loss arising in consequence of such case of Force Majeure except a Force Majeure caused by the order, regulations or direction of the GOVERNMENT of the ARAB REPUBLIC OF EGYPT.

(d) If the Force Majeure event occurs during the initial Exploration period or any extension thereof and continues in effect for a period of six (6) months, CONTRACTOR shall have the option upon ninety (90) days' prior written notice to EGPC to terminate its obligations hereunder without further liability of any kind.

                                 ARTICLE XXIII

                            DISPUTES AND ARBITRATION

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof, between the GOVERNMENT and the parties shall be referred to the jurisdiction of the appropriate A.R.E. Courts and shall be finally settled by such Courts.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement, or breach, termination or invalidity thereof between CONTRACTOR and EGPC shall be settled by

                                                                 EXHIBIT 10.41
                                                                 PAGE 111 OF 138


     arbitration in accordance with the Arbitration Rules of the Regional Center for Commercial Arbitration - Cairo (the Centre) in effect on the date of this Agreement. The award of the arbitrators shall be final and binding on the parties.

(c)  The number of arbitrators shall be three (3).

(d) Each party shall appoint one (1) arbitrator. If, within thirty (30) days after receipt of the claimant's notification of the appointment of an arbitrator the respondent has not notified the claimant in writing of the name of the arbitrator he appoints, the claimant may request the Centre to appoint the second arbitrator.

(e) The two (2) arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal. If within thirty (30) days after the appointment of the second arbitrator, the two
     (2) arbitrators have not agreed upon the choice of the presiding arbitrator, then either party may request the Secretary General of the Permanent Court of Arbitration at the Hague to designate the appointing authority. Such appointing authority shall appoint the presiding arbitrator in the same way as a sole arbitrator would be appointed under
     Article 6.3 of the UNCITRAL Arbitration Rules. Such presiding arbitrator shall be a person of a nationality other than the A.R.E. or the United States of America and of a country which has diplomatic relations with the A.R.E. and the United States of America and who shall have no economic interest in the oil and gas business of the signatories hereto.

(f) Unless otherwise agreed by the parties to the arbitration, the arbitration including the making of the award, shall take place in Cairo, A.R.E.

(g) The Egyptian law shall apply to the dispute except that in the event of any conflict between the Egyptian laws and this Agreement (including the arbitration provisions), the provisions of this Agreement shall govern.

(h) If for whatever reason arbitration in accordance with the above procedure cannot take place, then the parties agree that all disputes, controversies or claims arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the UNCITRAL Rules.

                                  ARTICLE XXIV

                               STATUS OF PARTIES

(a) The rights, duties, obligations and liabilities in respect of EGPC and CONTRACTOR hereunder shall be several and not joint or collective, it being understood that this Agreement shall not be construed as constituting an association or corporation or partnership.

                                                                 EXHIBIT 10.41
                                                                 PAGE 112 OF 138



(b) CONTRACTOR MEMBERS shall be subject to the laws of the place where it is incorporated regarding its legal status or creation, organization, charter and by-laws, shareholding and ownership. CONTRACTOR MEMBERS shares of capital which are entirely held abroad shall not be negotiable in the A.R.E. and shall not be offered for public subscription nor shall they be subject to the stamp tax on capital shares nor any tax or duty in the A.R.E. CONTRACTOR shall be exempted from the application of Law No. 159 of 1981 as amended.

(c) All parties comprising CONTRACTOR shall be jointly and severally liable for the performance of the obligations of CONTRACTOR under this Agreement.

                                  ARTICLE XXV

              LOCAL CONTRACTORS AND LOCALLY MANUFACTURED MATERIAL

CONTRACTOR or Operating Company, as the case may be, and their contractors shall:

(a) Give priority to local contractors and subcontractors including EGPC's Affiliated Companies as long as their performance is comparable with international performance and the prices of their services are not higher than the prices of other contractors and subcontractors by more than ten
     (10) percent.

(b) Give preference to locally manufactured material, equipment, machinery and consumable so long as their quality and time of delivery are comparable to internationally available materials, equipment, machinery and consumables. However, such material, equipment, machinery and consumables may be imported for operations conducted hereunder if the local price of such items at CONTRACTOR's or Operating Company's operating base in A.R.E. is more than ten (10) percent higher than the price of such imported items before customs duties, but after transportation and insurance costs have been added.

                                  ARTICLE XXVI

                                  ARABIC TEXT

The Arabic version of this Agreement shall, before the courts of A.R.E be referred to in construing or interpreting this Agreement; provided, however, that in any arbitration pursuant to Article XXIII hereinabove between EGPC and CONTRACTOR the English and Arabic versions shall both be referred to as having equal force in construing or interpreting the Agreement.

                                 ARTICLE XXVII

                                    GENERAL

                                                                 EXHIBIT 10.41
                                                                 PAGE 113 OF 138



Nothing in this Agreement shall be construed as constituting any relationship to any Concession Agreement heretofore entered into by the parties hereto or one of the parties hereto, and each of such Agreements shall be treated separately and independently in all respects, including but not limited to royalties, taxes and the computation of the net profits of EGPC and CONTRACTOR respectively.

The headings or titles to each of the Articles to this Agreement are solely for the convenience of the parties hereto and shall not be used with respect to the interpretation or construction of said Articles.

                                 ARTICLE XXVIII

                       APPROVAL OF THE A.R.E. GOVERNMENT

This Agreement shall not be binding upon any of the parties hereto unless and until a law is issued by the competent authorities of the A.R.E. authorizing the Minister of Petroleum and Mineral Resources to sign said Agreement and giving this Agreement full force and effect of law notwithstanding any countervailing governmental enactment, and the Agreement is signed by the GOVERNMENT, EGPC and CONTRACTOR.

PHOENIX RESOURCES COMPANY
OF QARUN
By: __________________________
Title: _______________________

APACHE OIL EGYPT, INC.
By: __________________________
Title: _______________________

EGYPTIAN GENERAL PETROLEUM
CORPORATION
By: __________________________
Title: _______________________

ARAB REPUBLIC OF EGYPT
By: __________________________
Title: _______________________

                                                                 EXHIBIT 10.41
                                                                 PAGE 114 OF 138


                                   ANNEX "A"
                              CONCESSION AGREEMENT
                                    BETWEEN
                              A.R.E. AND E.G.P.C.
                                      AND
                       PHOENIX RESOURCES COMPANY OF QARUN
                                      AND
                             APACHE OIL EGYPT, INC.
                                       IN
                                 THE QARUN AREA

                             WESTERN DESERT, A.R.E.

                    BOUNDARY DESCRIPTION OF CONCESSION AREA


      Annex "B" is an illustrative map at an approximate scale of 1 : 1000,000 showing the Area covered and affected by this Agreement.

     The Area measures approximately 7800 square kilometers. It is composed of all or part of 321 Exploration Blocks defined on a 3' by 3' grid using Latitude 29 Deg. 48'N and Longitude 31 Deg. 18'E as reference lines and shown in Annex "B".

     It is to be noted that the delineation lines of the individual Exploration Blocks in Annex "B" are intended to be only illustrative and provisional and may not show accurately their true position in relation to existing monuments and geographical features. The Area is bounded by a group of straight lines except where the boundary runs along the Nile River in which case the boundary shall run along the mean water line on such shores.

     Coordinates of the corner points of the Area are given in the following table which forms an integral part of Annex "A":

                                                                 EXHIBIT 10.41
                                                                 PAGE 115 OF 138


                                     QARUN
                                   CONCESSION


POINT                  LONGITUDE                      LATITUDE                         DUE
NO.                       EAST                          NORTH
-----------           ------------                   ------------                ----------------
1                     31_ 18' 00"                    29_ 48' 00"                 West to point 2

2                     31_ 06' 00"                    29_ 48' 00"                 North to point 3

3                     31_ 06' 00"                    29_ 54' 00"                 West to point 4

4                     31_ 00' 00"                    29_ 54' 00"                 North to point 5

5                     31_ 00' 00"                    30_ 00' 00"                 West to point 6

6                     30_ 48' 00"                    30_ 00' 00"                 South to point 7

7                     30_ 48' 00                     29_ 48' 00"                 West to point 8

8                     30_ 36' 00"                    29_ 48' 00"                 North to point 9

9                     30_ 36' 00"                    30_ 00' 00"                 West to point 10

10                    30_ 06' 00"                    30_ 00' 00"                 South to point 11

11                    30_ 06' 00"                    29_ 48' 00"                 East to point 12

12                    30_ 12' 00"                    29_ 48' 00"                 South to point 13

13                    30_ 12' 00"                    29_ 24' 00"                 West to point 14

14                    30_ 06' 00"                    29_ 24' 00"                 South to point 15

15                    30_ 06' 00"                    29_ 03' 00"                 East to point 16

16                    30_ 30' 00"                    29_ 03' 00"                 North to point 17

17                    30_ 30' 00"                    29_ 18' 00"                 East to point 18

18                    31_ 12' 25"                    29_ 18' 00"                 North along water line
                                                                                 to point 1

                                                                 EXHIBIT 10.41
                                                                 PAGE 116 OF 138



                          "SHOULD BE TYPED ON THE MAP"

                          ANNEX "B"
                           M A P
                           -----

               Petroleum Concession Agreement
                          Between
                   Arab Republic of Egypt
                            and
           Egyptian General Petroleum Corporation
                            and
             Phoenix Resources Company of Qarun
                            and
                   Apache Oil Egypt, Inc.

                     In the QARUN Area

                            IN

                    WESTERN DESERT A.R.E.


              Scale Reduced from 1 : 1,000,000

                                                                 EXHIBIT 10.41
                                                                 PAGE 117 OF 138


                                   ANNEX "C"

                          CHARTER OF OPERATING COMPANY

                                   ARTICLE I

     A joint stock company having the nationality of the ARAB REPUBLIC OF EGYPT shall be formed with the authorization of the GOVERNMENT in accordance with the provisions of this Agreement referred to below and of this Charter.

     The Operating Company shall be subject to all laws and regulations in force in the A.R.E. to the extent that such laws and regulations are not inconsistent with the provisions of this Charter and Agreement referred to below.

                                   ARTICLE II

     The name of the Operating Company shall be mutually agreed upon between EGPC and CONTRACTOR on the date of the Commercial Discovery and shall be subject to the approval of the Minister of Petroleum and Mineral Resources.

                                  ARTICLE III

     The Head Office of Operating Company shall be in the A.R.E. in Cairo.

                                   ARTICLE IV

     The object of Operating Company is to act as the agency through which EGPC and CONTRACTOR, carry out and conduct the Development operations required in accordance with the provisions of the Agreement signed on the _____ day of ____________, by and between the ARAB REPUBLIC OF EGYPT, THE EGYPTIAN GENERAL PETROLEUM CORPORATION and CONTRACTOR covering Petroleum operations in the Qarun Area described therein.

     Operating Company shall be the agency to carry out and conduct Exploration operations after the date of Commercial Discovery pursuant to Work Programs and Budgets approved in accordance with the Agreement.

     Operating Company shall keep account of all costs, expenses and expenditures for such operations under the terms of the Agreement and Annex "D" thereto.

     Operating Company shall not engage in any business or undertake any activity beyond the performance of said operations unless otherwise agreed upon by EGPC and CONTRACTOR.

                                   ARTICLE V

                                                                 EXHIBIT 10.41
                                                                 PAGE 118 OF 138



     The authorized capital of Operating Company is twenty thousand Pounds Egyptian divided into five thousand shares of common stock with a value of four Pounds Egyptian per share having equal voting rights, fully paid and non-assessable.

     EGPC and CONTRACTOR shall each pay for, hold and own, throughout the life of Operating Company referred to above, one half (1/2) of the capital stock of Operating Company provided that only in the event that either party should transfer or assign the whole or any percentage of its ownership interest in the entirety of the Agreement, may such transferring or assigning party transfer or assign any of the capital stock of Operating Company and, in that event, such transferring or assigning party (and its successors and assigns) must transfer and assign a stock interest in Operating Company equal to the transferred or assigned whole or percentage of its ownership interest in the entirety of the said Agreement.

                                   ARTICLE VI

     Operating Company shall not own any right, title, interest or estate in or under the Agreement or any Development Lease created thereunder or in any of the Petroleum produced from any Exploration Block or Development Lease area thereunder or any of the assets, equipment or other property obtained or used in connection therewith, and shall not be obligated as a principal for the financing or performance of any of the duties or obligations of either EGPC or CONTRACTOR under the Agreement. Operating Company shall not make any profit from any source whatsoever.

                                  ARTICLE VII

     Operating Company shall be no more than an agent for EGPC and CONTRACTOR. Whenever it is indicated herein that Operating Company shall decide, take action or make a proposal and the like, it is understood that such decision or judgment is the result of the decision or judgment of EGPC, CONTRACTOR or EGPC and CONTRACTOR, as may be required by the Agreement.

                                  ARTICLE VIII

     Operating Company shall have a Board of Directors consisting of eight (8) members, four (4) of whom shall be designated by EGPC and the other four (4) by CONTRACTOR. The Chairman shall be designated by EGPC and shall also be a Managing Director. CONTRACTOR shall designate the General Manager who shall also be a Managing Director.

                                   ARTICLE IX

     Meetings of the Board of Directors shall be valid if a majority of the Directors are present and any decision taken at such meetings must have the affirmative vote of five (5) or more of the Directors; provided, however, that any Director may be represented and vote by proxy held by another Director.

                                                                 EXHIBIT 10.41
                                                                 PAGE 119 OF 138



                                   ARTICLE X

     General meetings of the Shareholders shall be valid if a majority of the capital stock of Operating Company is represented thereat. Any decision taken at such meetings must have the affirmative vote of Shareholders owning or representing a majority of the capital stock.

                                   ARTICLE XI

     The Board of Directors shall approve the regulations covering the terms and conditions of employment of the personnel of Operating Company employed directly by Operating Company and not assigned thereto by CONTRACTOR and EGPC.

     The Board shall, in due course, draw up the By-Laws of Operating Company, and such By-Laws shall be effective upon being approved by a General Meeting of the Shareholders, in accordance with the provisions of Article X hereof.

                                  ARTICLE XII

     Operating Company shall come into existence within thirty (30) days after the date of Commercial Oil Discovery, or within thirty (30) days after signature of a Gas Sales Agreement or commencement of a scheme to dispose of Gas, as provided for in the Agreement.

     The duration of Operating Company shall be for a period equal to the duration of the said Agreement, including any renewal thereof.

     Operating Company shall be wound up and liquidated if the Agreement referred to above is terminated for any reason as provided for therein.



PHOENIX RESOURCES COMPANY OF QARUN

By: __________________________________
Title: _______________________________

APACHE OIL EGYPT, INC.
By: __________________________________
Title: _______________________________

EGYPTIAN GENERAL PETROLEUM CORPORATION

By: __________________________________
Title: _______________________________

                                                                 EXHIBIT 10.41
                                                                 PAGE 120 OF 138


                                   ANNEX "D"

                              ACCOUNTING PROCEDURE



                                   ARTICLE I

                               GENERAL PROVISIONS

(a)  Definitions

     The definitions contained in Article I of the Concession Agreement shall apply to this Accounting Procedure and have the same meanings save that the term Agreement means the Concession Agreement of which this Annex is a part.

(b)  Statements of Activity

     (1) CONTRACTOR shall, pursuant to Article IV of the Agreement, and until the coming into existence of the Operating Company in accordance with Article VI of the Agreement, render to EGPC within thirty (30) days of the end of each Calendar Quarter a Statement of Exploration Activity reflecting all charges and credits related to the Exploration operations for that Quarter summarized by appropriate classifications indicative of the nature thereof.

     (2) Following its coming into existence, Operating Company shall render to EGPC and CONTRACTOR within fifteen (15) days of the end of each Calendar Quarter a Statement of Development and Exploration Activity reflecting all charges and credits related to the Development and Exploration operations for the Quarter summarized by appropriate classifications indicative of the nature thereof except that items of controllable material and unusual charges and credits shall be detailed.

(c)  Adjustments and Audits

     (1) Each Quarterly Statement of Exploration Activity pursuant to paragraph (b)(1) above, shall conclusively be presumed to be true and correct after three (3) months following the receipt of each Statement by EGPC unless within the said three (3) months EGPC takes written exception thereto pursuant to Article IV(f) of the Agreement. During the said three (3) months period supporting documents will be available for inspection by EGPC during all working hours. CONTRACTOR will have the same audit rights on Operating Company Statements as EGPC under this subparagraph.

     (2) All Statements of Development and Exploration Activity for any Calendar Quarter pursuant

                                                                 EXHIBIT 10.41
                                                                 PAGE 121 OF 138


     to paragraph (b)(2) above, shall conclusively be presumed to be true and correct twelve (12) months following the end of such Calendar Quarter, unless within the said twelve (12) months' period EGPC or CONTRACTOR takes written exception thereto. Pending expiration of said twelve (12) months EGPC or CONTRACTOR or both of them shall have the right to audit Operating Company accounts, records and supporting documents for such Quarter in the same manner as provided in Article IV(f) of the Agreement.

(d)  Currency Exchange

     CONTRACTOR's books for Exploration and Operating Company's books for Development and Exploration, if any, shall be kept in the A.R.E. in U.S. Dollars. All U.S. Dollar expenditures shall be charged in the amount expended. All Egyptian Pounds expenditures shall be translated to U.S. Dollars at the official buying rate of exchange issued by the Central Bank of Egypt on the first day of the month in which expenditures are recorded, and all other non-U.S. Dollar expenditures shall be translated to U.S. Dollars at the buying rate of exchange for such currency as quoted by National Westminster Bank Limited, London at 10.30 a.m. G.M.T., on the first day of the month in which expenditures are recorded. A record shall be kept of the exchange rates used in translating Egyptian Pounds or other non-U.S. Dollars expenditures to U.S. Dollars.

(e)  Precedence of Documents

     In the event of any inconsistency or conflict between the provisions of this Accounting Procedure and the provisions of the Agreement treating the same subject differently, then the provisions of the Agreement shall prevail.

(f)  Revision of Accounting Procedure

     By mutual agreement between EGPC and CONTRACTOR, this Accounting Procedure may be revised from time to time in the light of future arrangements.

(g)  No Charge for Interest on Investment

     Interest on investment or any bank fees, charges or commissions related to any bank guarantees shall not, at any time, be charged as recoverable costs under the Agreement.

                                   ARTICLE II

                        COSTS, EXPENSES AND EXPENDITURES

Subject to the provisions of the Agreement, CONTRACTOR shall alone bear and, directly or through Operating Company, pay the following costs and expenses, which costs and expenses shall be classified and be allocated to the activities according to sound and generally accepted international accounting principles and treated and recovered in accordance with Article VII of the

                                                                 EXHIBIT 10.41
                                                                 PAGE 122 OF 138


Agreement:

(a)  Surface Rights
     All direct cost attributable to the acquisition, renewal or relinquishment of surface rights acquired and maintained in force for the Area.

(b)  Labour and Related Costs
     (1) Salaries and wages of CONTRACTOR's or Operating Company's employees, as the case may be, directly engaged in the various activities under the Agreement including salaries and wages paid to geologists and other employees who are temporarily assigned to and employed in such activities. Such salaries and wages shall be
           certified by a certified public accounting firm.   Reasonable
           revisions of such salaries and wages shall be effected to take into account changes in CONTRACTOR's policies and amendments of Laws applicable to salaries. For the purpose of this paragraph (b), and paragraph (c), salaries and wages shall mean the assessable amounts for A.R.E. Income Taxes, including the salaries during the vacations and sick leaves, but excluding all the amounts of the other items covered by the percentage fixed under (2) below.

     (2)   For expatriate employees permanently assigned to Egypt.
           1   All allowances applicable to salaries and wages;
           2   Cost of established plans; and
           3   All travel and relocation costs of such expatriate employees and their families to and from the employee's country or point of origin at the time of employment, at the time of separation, or as a result of transfer from one location to another and for vacation (transportation costs for employees and their families transferring from A.R.E. to another location other than their country of origin shall not be charged to A.R.E. operations).

     Costs under this sub-paragraph (b)(2) shall be deemed to be equal to seventy two percent (72%) except for employees whose families have not been transferred to A.R.E, in which case the percentage shall be fifty seven (57) percent of salaries and wages paid for such expatriate personnel including those paid during vacations and sick leaves as established in CONTRACTOR's international policies, chargeable under sub-paragraph (b)(1), sub-paragraph (b)(2), paragraph (i) and sub-paragraphs (k)(1) and (k) (3) of this Article II. However, salaries and wages during vacations, sick leaves and disability are covered by the foregoing percentage. The percentage outlined above shall be deemed to reflect CONTRACTOR's actual costs as of the Effective date with regard to the following benefits, allowances and costs:

           1.   Housing and Utilities Allowance.
           2.   Commodities and services allowance.
           3.   Special Rental Allowance.
           4.   Vacation Transportation Allowance.
           5.   Vacation Travel Expense Allowance.

                                                                 EXHIBIT 10.41
                                                                 PAGE 123 OF 138


           6.   Vacation Excess Baggage Allowance.
           7.   Education Allowances (Children of Expatriate Employees).
           8. Hypothetical U.S. Tax Offset (which results in a reduction of the chargeable percentage).
           9.   Storage of Personal Effects.
           10.  Housing refurbishment Expense.
           11.  Property Management Service Fees.
           12.  Recreation Allowance.
           13.  Retirement Plan.
           14.  Group Life Insurance.
           15.  Group Medical Insurance.
           16.  Sickness and Disability.
           17. Vacation Plans Paid (excluding allowable vacation, travel expenses).
           18.  Savings Plan.
           19.  Educational Assistance.
           20.  Military Service Allowance.
           21.  F.I.C.A.
           22.  Workman's Compensation
           23.  Federal and State Unemployment Insurance.
           24.  Personnel Transfer Expense.
           25. Any other Costs, Allowances and Benefits of a like nature as established in CONTRACTOR's International Policies.
           26.  National Insurance.

           The percentage outlined above shall be reviewed at intervals of three (3) years from the Effective Date and at such time CONTRACTOR and EGPC will agree on new percentages to be used under this paragraph. Revisions of the percentages will take into consideration variances in costs and changes in CONTRACTOR's international policies which change or exclude any of the above allowances and benefits. The revised percentages will reflect as nearly as possible CONTRACTOR's actual costs of all its established allowances and benefits and of personnel transfers.

     (3) For expatriate employees temporarily assigned to Egypt all allowances, costs of established plans and all travel relocation costs for such expatriates as paid in accordance with CONTRACTOR'S international policies. Such costs shall not include any administrative overhead other than what is mentioned in Article II, subparagraph (b)(2).

     (4) Costs of expenditure or contributions made pursuant to law or assessment imposed by governmental authority which are applicable to labor cost of salaries and wages as provided under subparagraphs
           (b)(1) and (b)(2), paragraph (i) and subparagraphs (k)(1) and (k)(3) of this Article II.

(c)  Benefits, Allowances and related Costs of National Employees

                                                                 EXHIBIT 10.41
                                                                 PAGE 124 OF 138



     Bonuses, overtime, customary allowances and benefits on a basis similar to that prevailing for Oil Companies operating in A.R.E., all as chargeable under subparagraph (b)(1), subparagraph (b)(2), paragraph (i) and subparagraphs (k)(1) and (k)(3) of this Article II. Severance pay will be charged at a fixed rate applied to payrolls which will equal an amount equivalent to the maximum liability of severance payment as required under the A.R.E. Labour Law.

(d)  Material

     Material, equipment and supplies purchased or furnished as such by CONTRACTOR or Operating Company.

     (1)   Purchases

           Material, equipment and supplies purchased shall be at the price paid by CONTRACTOR or Operating Company plus any related cost and after deduction of all discounts actually received.

     (2)   Material Furnished by CONTRACTOR

     Material required for operations shall be purchased directly whenever practicable, except that CONTRACTOR may furnish such material from CONTRACTOR's or CONTRACTOR's Affiliated stocks under the following conditions:

           1.   New Material (Condition "A")

                New Material transferred from CONTRACTOR or its Affiliated Company's warehouse or other properties shall be priced at cost, provided that the cost of material supplied is not higher than international prices for material of similar quality supplied on similar terms, prevailing at the time such material was supplied.

           2.   Used Material (Conditions "B" and "C")

                a) Material which is in sound and serviceable condition and is suitable for re-use without reconditioning shall be classed as Condition "B" and priced at seventy-five percent (75%) of the price of new material.

                b) Material which cannot be classified as Condition "B" but which is serviceable for original function but substantially not suitable for reconditioning, shall be classed as Condition "C" and priced at fifty percent (50%) of the price of new material.

                c) Material which cannot be classified as Condition "B" or Condition "C" shall be priced at a value commensurate with its use.

                                                                 EXHIBIT 10.41
                                                                 PAGE 125 OF 138


                d) Tanks, buildings and other equipment involving erection costs shall be charged at applicable percentage of knocked-down new price.

     (3)   Warranty of Materials Furnished by CONTRACTOR

           CONTRACTOR does not warrant the material furnished beyond the dealer's or manufacturer's guaranty; and in case of defective material, credit shall not be recorded until adjustment has been received by CONTRACTOR from manufacturers or their agents.

(e)  Transportation and Employee Relocation Costs

     (1) Transportation of equipment, materials and supplies necessary for the conduct of CONTRACTOR's or Operating Company's activities.
     (2) Business Travel and Transportation expenses to the extent covered by established policies of CONTRACTOR or with regard to Expatriates and Nationals, as incurred and paid by, or for, employees in the conduct of CONTRACTOR's or Operating Company's business.
     (3) Employees transportation and relocation costs for National employees to the extent covered by established policies.

(f)  Services

     (1) Outside services. The costs of contracts for consultants, services and utilities procured from third parties.

     (2) Cost of services performed by EGPC or by CONTRACTOR or their Affiliated Companies in facilities inside or outside the A.R.E. including regular, recurring, routine services, such as interpreting magnetic tapes and/or other analyses, shall be performed and charged by EGPC and/or CONTRACTOR or their Affiliated Companies at an agreed contracted price. Major projects involving engineering and design services shall be performed by EGPC and/or CONTRACTOR or their Affiliated Companies at a negotiated contract amount.

     (3) Use of EGPC's, CONTRACTOR's or their Affiliated Companies' wholly owned equipment shall be charged at a rental rate commensurate with the cost of ownership and operation, but not in excess of competitive rates currently prevailing in the A.R.E.

     (4) CONTRACTOR's and its Affiliated Companies' rates shall not include any administrative or overhead costs other than what is mentioned in
           Article II, subparagraph (k)(2) hereof.

(g)  Damages and Losses

     All costs or expenses, necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident or any other cause not controllable by CONTRACTOR or Operating Company through the exercise of reasonable diligence. CONTRACTOR or Operating Company

                                                                 EXHIBIT 10.41
                                                                 PAGE 126 OF 138


     shall furnish EGPC and CONTRACTOR written notice of damages or losses incurred in excess of ten thousand U.S. Dollars (U.S. $ 10,000) per occurrence, as soon as practicable after report of the same has been received by CONTRACTOR or Operating Company.

(h)  Insurance and Claims

     The cost of any insurance carried in accordance with the laws, rules and regulations of the GOVERNMENT, as well as any other insurance carried for the protection of CONTRACTOR, Operating Company and/or the parties, or any of them with respect to loss or damage of property, liabilities to employees or third parties and any other insurance customary to the oil and gas industry. The proceeds of any such insurance or claim collected, less the actual cost of making a claim, shall be credited against operations. Subject to good international oil industry practices, to the extent that a loss is not covered by insurance, all related actual expenditures incurred and paid by CONTRACTOR or Operating Company in settlement of any and all losses, claims, damages, judgements and any other expenses including legal services.

(i)  Indirect Expenses

     Camp overhead and facilities such as shore base, warehouses, water systems, road systems, salaries and expenses of field supervisory personnel, field clerks assistants, and other general employees indirectly serving the Area.

(j)  Legal Expenses

     All costs and expenses of litigation, or legal services otherwise necessary or expedient for the protection of the Area, including attorney's fees and expenses as hereinafter provided, together with all judgements obtained against the parties or any of them on account of the operations under the Agreement, and actual expenses incurred by any party or parties hereto in securing evidence for the purpose of defending against any action or claim prosecuted or urged against the operations or the subject matter of the Agreement. In the event actions or claims affecting the interests hereunder shall be handled by the legal staff of one or more of the parties hereto, a charge commensurate with the cost of providing and furnishing such services may be made to operations.

(k)  Administrative Overhead and General Expenses

     (1) While CONTRACTOR is conducting Exploration activities, cost of staffing and maintaining CONTRACTOR's head office in the A.R.E. and/or other offices established in the A.R.E. as appropriate other than field offices which will be charged as provided in Article II, paragraph (i) above, and excepting salaries of employees of CONTRACTOR who are temporarily assigned to and directly serving in the Area, which will be charged as provided in Article II, paragraph
           (b) above.

                                                                 EXHIBIT 10.41
                                                                 PAGE 127 OF 138


     (2) CONTRACTOR's administrative overhead outside the A.R.E. applicable to the A.R.E. Exploration operation which will be charged each month at the rate of five (5) percent of total Exploration expenditures while CONTRACTOR is conducting Exploration activities. Administrative overhead outside the A.R.E. will not be charged while Operating Company is conducting Exploration activities. No other direct charges as such for CONTRACTOR's administrative overhead outside the A.R.E. will be applied against the Exploration obligation. Examples of the type of costs CONTRACTOR is incurring and charging hereunder due to activities under the Agreement and covered by said percentage are:

           1.   Executive - Time of executive officers.
           2.   Treasury - Financial and exchange problems.
           3.   Purchasing - Procuring materials, equipment and supplies.
           4. Exploration and Production - Directing, advising and controlling the entire project.
           5. Other departments such as legal, comptroller and engineering which contribute time, knowledge and experience to the operations.

           The foregoing does not preclude charging for direct service under subparagraph (f)(2) of this Article II.

     (3) While Operating Company is conducting activities, Operating Company's personnel engaged in general clerical and office work, supervisors and officers whose time is generally spent in the main office and not the field, and all employees generally considered as general and administrative and not charged to other types of expense will be charged to operations. Such expenses shall be allocated each month between Exploration and Development operations according to sound and practicable accounting methods.

(l)  Taxes

     All taxes, duties or levies paid in the A.R.E. by CONTRACTOR or Operating Company with respect to this Agreement other than those covered by paragraph (g) of article III of the Agreement.

(m)  Continuing CONTRACTOR Costs

     Costs of CONTRACTOR activities required under the Agreement and incurred exclusively in the A.R.E. after Operating Company is formed including but not limited to the maintenance of an office and technical personnel employed therein. All such costs paid and allocated to Development and Exploration Operations under this Agreement in accordance with sound and accepted International Accounting Procedure shall be recoverable as an Operating Expense. No sales expenses incurred outside or inside the A.R.E. may be recovered as a cost.

(n)  Other Expenditures

                                                                 EXHIBIT 10.41
                                                                 PAGE 128 OF 138


     Any costs, expenses or expenditures, other than those which are covered and dealt with by the foregoing provisions of this Article II, incurred by CONTRACTOR or Operating Company under approved Work Programs and Budgets.

                                  ARTICLE III

                                  INVENTORIES


(a)  Periodic Inventories, Notice and Representation

     At reasonable intervals as agreed upon by EGPC and CONTRACTOR inventories shall be taken by Operating Company of the operations materials, which shall include all such material, physical assets and construction projects. Written notice of intention to take inventory shall be given by Operating Company to EGPC and CONTRACTOR at least thirty (30) days before any inventory is to begin so that EGPC and CONTRACTOR may be represented when any inventory is taken. Failure of EGPC and/or CONTRACTOR to be represented at an inventory shall bind them to accept the inventory taken by Operating Company, who shall in that event furnish the party not represented with a copy thereof.

(b)  Reconciliation and Adjustment of Inventories

     Reconciliation of inventory shall be made by CONTRACTOR and EGPC, and a list of overages and shortages shall be jointly determined by Operating Company and CONTRACTOR and EGPC, and the inventory adjusted by Operating Company.

                                   ARTICLE IV

                                 COST RECOVERY

(a)  Statements of Recovery of Costs and of Cost Recovery Petroleum

     CONTRACTOR shall, pursuant to Article VII of the Agreement, render to EGPC as promptly as practicable but not later than fifteen (15) days after receipt from Operating Company of the Statements for Development and Exploration Activity for the Calendar Quarter a Statement for that Quarter showing:

     (1)   Recoverable costs carried forward from the previous Quarter, if any.

     (2)   Recoverable costs incurred and paid during the Quarter.

     (3)   Total recoverable costs for the Quarter (1) + (2).

     (4) Value of Cost Recovery Petroleum taken and separately disposed of by CONTRACTOR

                                                                 EXHIBIT 10.41
                                                                 PAGE 129 OF 138


           for the Quarter.

     (5)   Amount of costs recovered for the Quarter.

     (6) Amount of recoverable costs carried into the succeeding Quarter, if any.

     (7) Excess, if any, of the value of Cost Recovery Petroleum taken and separately disposed of by CONTRACTOR over costs recovered for the Quarter.

(b)  Payments

     If such Statement shows an amount due EGPC, payment of that amount shall be made in U.S. Dollars by CONTRACTOR with the rendition of such Statement. If CONTRACTOR fails to make any such payment to EGPC on the date when such payment is due, then CONTRACTOR shall pay an interest of 2.5% per annum higher than the London Interbank Borrowing offered Rate (LIBOR) for three (3) months U.S. Dollars deposits prevailing on the date such interest is calculated. Such interest shall not be recoverable.

(c)  Settlement of Excess Cost Recovery Petroleum

     EGPC has the right to take its entitlement of excess Cost Recovery Petroleum under Article VII paragraph (a) of this Agreement, in kind during the said Quarter, and a settlement shall be required with the rendition of such Statements in case CONTRACTOR has taken more than its own entitlement of such excess.

(d)  Audit Right

     EGPC shall have a period of twelve (12) months from receipt of any Statement under this Article IV in which to audit and raise objection to any such Statement. EGPC and CONTRACTOR shall agree on any required adjustments. Supporting documents and accounts will be available to EGPC during said twelve (12) months' period.

                                   ARTICLE V

                           CONTROL AND MAJOR ACCOUNTS

(a) Exploration Obligation Control Accounts CONTRACTOR will establish an Exploration Obligation Control Account and an offsetting contra account to control therein the total amount of Exploration Expenditures reported on Statements of Activity prepared per Article I(b)(1) hereof, less any reductions agreed to by EGPC and CONTRACTOR following written exceptions taken by a non-operator pursuant to Article I(c)(1) hereof, in order to determine when minimum Exploration Obligations have been met.

                                                                 EXHIBIT 10.41
                                                                 PAGE 130 OF 138


(b)  Cost Recovery Control Account
     CONTRACTOR will establish a Cost Recovery Control Account and an offsetting contra account to control therein the amount of cost remaining to be recovered, if any, the amount of cost recovery and the value of Excess Cost Recovery Petroleum, if any.

(c)  Major Accounts

     For the purpose of classifying costs, expenses and expenditures for cost recovery as well as for the purpose of establishing when the Exploration Obligation has been met, costs, expenses and expenditure shall be recorded major accounts including the following:

          - Exploration Expenditures;
          - Development Expenditures other than Operating Expenses; and
          - Operating Expenses.

     Necessary sub-accounts shall be used.
     Revenue accounts shall be maintained by CONTRACTOR to the extent necessary for the control of recovery of costs and the treatment of Cost Recovery Petroleum.

                                   ARTICLE VI

                         TAX IMPLEMENTATION PROVISIONS

     It is understood that CONTRACTOR shall be subject to Egyptian Income Tax Laws except as otherwise provided in the Agreement, that any A.R.E. income taxes paid by EGPC on CONTRACTOR's behalf constitute additional income to CONTRACTOR, and this additional income is also subject to A.R.E. income tax, that is "grossed-up".

     CONTRACTOR's annual income, as determined in Article III(g)(2), less the amount equal to CONTRACTOR's grossed-up Egyptian income tax liability, shall be CONTRACTOR's "Provisional Income".

     The "gross-up value" is an amount added to Provisional Income to give "Taxable Income," such that the gross-up value is equivalent to the A.R.E. income taxes.

THEREFORE:
Taxable Income = Provisional Income PLUS Gross-Up Value

and
Gross-Up Value = A.R.E. Income Tax on Taxable Income.

     If the "A.R.E. income tax rate," which means the effective or composite tax rate due to the various A.R.E. taxes levied on income or profits, is constant and not dependent on the level of

                                                                 EXHIBIT 10.41
                                                                 PAGE 131 OF 138


income, then

Gross-up Value = A.R.E. income tax rate TIMES Taxable
                 Income.

Combining the first and last equations above,

Gross-Up Value = Provisional Income x Tax Rate
                 -----------------------------
                         1 - Tax Rate

Where the tax rate is expressed as a decimal.

The above computations are illustrated by the following numerical example. Assuming that the Provisional Income is $ 10 and the A.R.E. income tax rate is 40 percent, then the Gross-Up Value is equal to:

          $ 10 x 0.4   = $ 6.67
          ----------
            1 - 0.4

THEREFORE:

Provisional Income                       $10.00
PLUS Gross-Up Value                        6.67
                                          _____
Taxable Income                           $16.67
LESS: A.R.E. Income Taxes
      at 40%                               6.67
CONTRACTOR's Income after                 _____
taxes                                    $10.00

                                                                 EXHIBIT 10.41
                                                                 PAGE 132 OF 138


                                   ANNEX "E"




Map of the National gas pipeline grid system

_

                                                                 EXHIBIT 10.41
                                                                 PAGE 133 OF 138


                                   SCHEDULE 3

                              TO FARMOUT AGREEMENT



                                   AGREEMENT
                          FOR AMENDING THE GAS PRICING
                                   PROVISIONS
                         UNDER THE CONCESSION AGREEMENT
                    SIGNED BY VIRTUE OF LAW NO. 113 OF 1993
                         FOR PETROLEUM EXPLORATION AND
                         EXPLOITATION IN THE QARUN AREA
                                 WESTERN DESERT
                                    BETWEEN
                           THE ARAB REPUBLIC OF EGYPT
                                      AND
                         THE EGYPTIAN GENERAL PETROLEUM
                                  CORPORATION
                                      AND
                       PHOENIX RESOURCES COMPANY OF QARUN
                                      AND
                             APACHE OIL EGYPT, INC.

                            ************************

                                                                 EXHIBIT 10.41
                                                                 PAGE 134 OF 138


                                   AGREEMENT
                          FOR AMENDING THE GAS PRICING
                                   PROVISIONS
                         UNDER THE CONCESSION AGREEMENT
                    SIGNED BY VIRTUE OF LAW NO. 113 OF 1993
                         FOR PETROLEUM EXPLORATION AND
                         EXPLOITATION IN THE QARUN AREA
                                 WESTERN DESERT
                                    BETWEEN
                           THE ARAB REPUBLIC OF EGYPT
                                      AND
                         THE EGYPTIAN GENERAL PETROLEUM
                                  CORPORATION
                                      AND
                       PHOENIX RESOURCES COMPANY OF QARUN
                                      AND
                             APACHE OIL EGYPT, INC.


This Agreement is made this ....... day of ...... 1993, by and between the Arab
Republic of Egypt (hereinafter referred to as "A.R.E.". or as the GOVERNMENT"), THE EGYPTIAN GENERAL PETROLEUM CORPORATION, a legal entity created by law No. 167 of 1958 as amended (hereinafter referred to as "E.G.P.C.") and PHOENIX RESOURCES COMPANY OF QARUN, a company organized and existing under the laws of the State of Delaware, U.S.A. and APACHE OIL EGYPT, INC. a company organized and existing under the laws of the State of Delaware, U.S.A., (both companies hereinafter referred to collectively as "CONTRACTOR").

                                   WITNESSETH

WHEREAS, the Arab Republic of Egypt, the Egyptian General Petroleum Corporation and Phoenix Resources Company of Qarun and Apache Oil Egypt, Inc. have entered into a Concession Agreement signed by virtue of law No. 113 of 1993 for Petroleum Exploration and Exploitation in the Qarun Area, Western Desert.

WHEREAS, Contractor has applied for an amendment of the natural gas and LPG Pricing provisions under such Concession agreement; and

WHEREAS, the Board of Directors of E.G.P.C., has approved such amendment, and agreed to take the legal procedures required therefor.

Now, therefore, the parties hereto agree as follows:

                                   ARTICLE I

                                                                 EXHIBIT 10.41
                                                                 PAGE 135 OF 138



Article VII (c) (2) of the Concession Agreement signed by virtue of Law No. 113 of 1993 for Petroleum Exploration and Exploitation in the Qarun Area, Western Desert, shall be deleted in its entirety, and shall be replaced by the following:

2-  Gas and LPG
    (i) The Cost Recovery and Profit Shares of Gas subject to a Gas Sales Agreement between E.G.P.C. and CONTRACTOR (as sellers) and E.G.P.C. (as buyer) entered into pursuant to Article VII (e) shall be valued, delivered to and purchased by E.G.P.C. at a price determined monthly according to the following formula:

            PG = 0.85 x          F        x H
                        -----------------
                            42.96 x 10(6)

            Where:
            PG =   the value of the Gas in U.S. Dollars per thousand cubic feet
                   (MCF).

            F = a value in U.S. Dollars per metric ton of the Crude of Gulf of Suez blend "FOB Ras Shukheir" calculated by referring to "Platt's Oilgram Price Report" during a month under the heading "Spot Crude Price Assessment for Suez Blend". This value reflects the total averages of the published high and low values for a barrel during such month divided by the number of days in such month for which such values were quoted. The value per metric ton shall be calculated on the basis of a conversion factor to be agreed upon annually between E.G.P.C. and CONTRACTOR.

            H = the number of British Thermal Units (BTUs) per thousand cubic feet (MCG) of Gas.

            In the event that the value of F cannot be determined because Platt's Oilgram Price Report is not published at all during a month, the Parties shall meet and agree the value of F by reference to other published sources. In the event that there are no such published sources or if the value of F cannot be determined pursuant to the foregoing for any other reason, the Parties shall meet and agree a value of F.

            Such evaluation of Gas under a formula providing for a fifteen 915) percent discount is based upon delivery at the delivery point specified in Article VII (e) 2 (ii) below, and is to enable E.G.P.C. to finance and maintain the portions of the pipeline distribution system to be provided by E.G.P.C.

    (ii) The Cost Recovery and Profit Share of LPG produced from a plant constructed and operated by or on behalf of E.G.P.C. and CONTRACTOR shall be separately valued for Propane and Butane at the outlet of such LPG plant according to the following formula unless otherwise agreed between E.G.P.C. and CONTRACTOR):

                                                                 EXHIBIT 10.41
                                                                 PAGE 136 OF 138



            PLRG = 0.95 PR - (J x 0.85 x        F       )
                                         ---------------
                                           42.96 x 10(6)

            Where:
            PLPG =      LPG price (separately determined for Propane and Butane)
                        in U.S. Dollars per metric ton.
            PR =        the average over a period of a month of the figures
                        representing the mid-point between the high and low
                        prices in U.S. Dollars per metric ton quoted in
                        "Platt's LPGaswire" during such month for Propane and
                        Butane FOB Ex- Ref/Stor. West Mediterranean.
            J =         BUT's removed from the Gas Stream by the LPG plant per
                        metric ton of LPG produced.
            F =         the same value as F under sub-paragraph (i) above.

            In the event that Platt's LPGaswire is issued on certain days during a month but not on others, the value of PR shall be calculated using only those issued which are published during such month. In the event that the value of PR cannot be determined because Platt's LPGaswire is not published at all during a month, the Parties shall meet and agree the value of PR by reference to other published sources. In the event that there are no other such published sources or if the value of PR cannot be determined pursuant to the foregoing for any other reason, the Parties shall meet and agree the value of PR by reference to the value of LPG (Propane and Butane) delivered FOB from the Mediterranean Area.

            Such valuation of LPG is based upon delivery at the delivery point specified in Article VII (e) (2) (III) below.

    (iii) The Prices of Gas and LPG so calculated shall apply during the same month.

    (iv) The Cost Recovery and Profit Shares of Gas and LPG disposed of by E.G.P.C. and CONTRACTOR other than to E.G.P.C. pursuant to Article VII(e) shall be valued at their actual realized price.

                                                                 EXHIBIT 10.41
                                                                 PAGE 137 OF 138


                                   ARTICLE II

Except as amended by this Agreement, the Concession Agreement signed by virtue of Law No. 113 of 1993, shall continue in full force and effect in accordance with its terms.

PHOENIX RESOURCES COMPANY OF QARUN

BY: _______________________________________________
DATE:______________________________________________

APACHE OIL EGYPT, INC.

BY:________________________________________________
DATE:______________________________________________

EGYPTIAN GENERAL PETROLEUM CORPORATION

BY: _______________________________________________
DATE: _____________________________________________

ARAB REPUBLIC OF EGYPT

BY:________________________________________________
DATE: _____________________________________________